Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Pass Through Certificates	$123,546,000	$13,219.42

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant To Rule 424(b)(2)
Registration No. 333-135545

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 30, 2006)

$123,546,000

JetBlue Airways Corporation

Spare Parts Pass Through Trusts

PASS THROUGH CERTIFICATES

Two classes of pass through certificates to be issued by two separate pass through trusts formed by JetBlue Airways Corporation are being offered under this Prospectus Supplement: Class G-1 and Class B-1. Each trust will use the proceeds from the sale of certificates to acquire an equipment note (Series G-1 and Series B-1, respectively) to be issued by JetBlue. Payments on the equipment note held in each trust will be passed through to the holders of certificates of such trust.

The equipment notes will be secured by a lien on certain aircraft spare parts owned by JetBlue. Interest on the equipment notes will be payable quarterly on each January 2, April 2, July 2 and October 2, beginning on January 2, 2007. The entire principal amount of the equipment notes will be due on January 2, 2014.

JetBlue may redeem the equipment notes at any time on or after the third anniversary of original issuance (or earlier under certain circumstances), in each case in whole or in part, subject to certain restrictions, at a redemption price equal to 100% of the principal amount of the relevant equipment note, plus accrued and unpaid interest, premium, if any, and LIBOR break amount, if any.

The Class G-1 certificates will rank senior to the Class B-1 certificates in right of distributions.

Landesbank Hessen-Thüringen Girozentrale will provide a primary liquidity facility for the Class G-1 Certificates and Morgan Stanley Capital Services Inc. will provide an above-cap liquidity facility for the Class G-1 certificates, which facility will be unconditionally guaranteed by Morgan Stanley. The primary liquidity facility, together with the above-cap liquidity facility, is expected to provide an amount sufficient to make eight quarterly interest payments on the Class G-1 certificates. The Class B-1 certificates will not have the benefit of any liquidity facility.

MBIA Insurance Corporation will issue an insurance policy to support the payment of interest on the Class G-1 certificates when due and the payment of principal no later than the final maturity date. The Class B-1 certificates will not have the benefit of any insurance policy.

The Class B-1 certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding.

Investing in the certificates involves risks. See ‘‘RISK FACTORS’’ on page S-22.

Pass Through Certificates	Face Amount	Interest Rate	Final Expected Distribution Date	Price to Public (2)
Class G-1	$74,128,000	USD 3-Month LIBOR + 0.230% (1)	January 2, 2014	100%
Class B-1	$49,418,000	USD 3-Month LIBOR + 2.875%	January 2, 2014	100%

(1) The interest rate for the Class G-1 certificates is subject to a maximum rate of 10.230% for any interest period commencing on any regular distribution date if a payment default by JetBlue exists on such regular distribution date and continues throughout such interest period.

(2) Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $123,546,000. JetBlue will pay the underwriters compensation totaling $2,285,601. In addition, JetBlue will pay to Morgan Stanley & Co. Incorporated a structuring fee of $247,092. Delivery of the Class G-1 certificates and the Class B-1 certificates in book-entry form only will be made on or about November 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY	RBS GREENWICH CAPITAL

(Sole Bookrunner)

November 7, 2006

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the certificates that JetBlue is currently offering, and (b) the accompanying Prospectus, which provides general information about JetBlue's pass through certificates, some of which may not apply to the certificates that JetBlue is currently offering. The information in this Prospectus Supplement replaces any inconsistent information included in the accompanying Prospectus.

JetBlue has given certain capitalized terms specific meanings for purposes of this Prospectus Supplement. The ‘‘Index of Terms’’ attached as Appendix I to this Prospectus Supplement lists the page in this Prospectus Supplement on which each such term is defined.

At various places in this Prospectus Supplement and the Prospectus, JetBlue refers you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the Prospectus, unless otherwise stated.

This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference include ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent JetBlue's beliefs and assumptions concerning future events. When used in this Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and JetBlue's expectations and beliefs, intentions or future strategies that are signified by the words ‘‘expects,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘intends’’ and ‘‘believes’’ or similar language. All forward-looking statements are based upon information available to JetBlue on the date such statements are made. JetBlue undertakes no obligation to publicly update or revise any forward-looking statement after the date of this Prospectus Supplement, whether as a result of new information, future events or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from JetBlue's expectations. Additional information concerning these and other factors is contained in this Prospectus Supplement and in the accompanying Prospectus under the caption ‘‘Risk Factors.’’

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which this document refers you. JetBlue has not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus and may not contain all of the information that is important to you. For more complete information about the Certificates and JetBlue Airways Corporation (‘‘JetBlue’’ or the ‘‘Company’’), you should read this entire Prospectus Supplement and the accompanying Prospectus, as well as the materials filed with the Securities and Exchange Commission (the ‘‘Commission’’) that are considered to be part of this Prospectus Supplement and the Prospectus. See ‘‘INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE’’ in this Prospectus Supplement and the Prospectus.

Summary of Terms of Certificates

	Class G-1	Class B-1
Principal Amount	$74,128,000	$49,418,000
Interest Rate	USD 3-Month	USD 3-Month
	LIBOR + 0.230%	LIBOR + 2.875%
Ratings:
Moody's.	Aaa	Ba3
Standard & Poor's	AAA	B+
Loan to Collateral Value (1)	45.0%	75.0%
Maximum Loan to Collateral Value	45.0%	75.0%
Regular Distribution Dates	January 2, April 2, July 2 and October 2	January 2, April 2, July 2 and October 2
Final Expected Distribution Date	January 2, 2014	January 2, 2014 Not Applicable
Final Maturity Date	January 2, 2016
Minimum Denomination	$1,000	$1,000
Section 1110 Protection (2)	Yes	Yes
Liquidity Facility Coverage (3)	8 quarterly interest payments	None
Policy Provider Coverage	Interest when due and principal no later than the Final Maturity Date	None

(1)	These percentages have been determined by dividing the initial principal amount of the Series G-1 Equipment Note plus, in the case of the percentage applicable to the Series B-1 Equipment Note, the initial principal amount of the Series B-1 Equipment Note by the appraised value of the Collateral determined as of October 24, 2006. JetBlue is required to provide to the Policy Provider, the Mortgagee and the Rating Agencies a semiannual appraisal of the Collateral. If any such subsequent appraisal indicates that the loan to Collateral value is greater than the applicable maximum loan to Collateral value, JetBlue is required to provide additional collateral or to reduce the principal amount of Equipment Notes so that the loan to Collateral value is not greater than such applicable maximum. An appraised value is only an estimate and reflects certain assumptions. See ‘‘DESCRIPTION OF THE APPRAISAL’’.

(2)	Section 1110 of the U.S. Bankruptcy Code will be applicable to the spare parts of the types initially included in the Collateral, but will not be applicable to Cash Collateral (if any). In addition, in order to satisfy the semiannual loan to Collateral value requirement referred to in note (1) above, JetBlue may add other collateral that may not be entitled to the benefits of Section 1110, subject to certain limitations.

(3)	The amount available under the Primary Liquidity Facility for the payment of accrued interest on the Class G-1 Certificates has been calculated utilizing the Capped Interest Rate of 10.230% per annum, which is the maximum interest rate applicable to the Series G-1 Equipment Note only for each interest period commencing on any Regular Distribution Date if a payment default under the Indenture exists on such Regular Distribution Date and continues throughout such interest period.

Collateral

The Equipment Notes will be secured by a lien on spare parts (including appliances) first placed in service after October 22, 1994 and owned by JetBlue that are appropriate for installation on or use in Airbus model A320 aircraft and Embraer model 190 aircraft, or on any engine utilized on any such aircraft or any other spare part included in the Collateral. After the consummation of the offering of the Certificates as contemplated hereby, spare parts (including appliances) appropriate for installation on additional aircraft models may be added to the Collateral, subject to certain conditions, as described in ‘‘DESCRIPTION OF THE EQUIPMENT NOTES – Collateral’’.

The lien will not apply for as long as a spare part is installed on or being used in any aircraft, engine or other spare part so installed or being used. In addition, the lien will not apply to a spare part not located at one of the Designated Locations specified pursuant to the security agreement applicable to the spare parts.

The spare parts included in the Collateral fall into two categories, ‘‘rotables/repairables’’ and ‘‘expendables’’. Rotables are parts that wear over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which they relate. Repairables are parts that can be economically restored to a serviceable or overhauled condition but that have a life that is considerably shorter than the life of the flight equipment to which they are related. Expendables consist of parts that, once used, cannot be re-used. If not serviceable, they generally cannot be overhauled or repaired. Spare engines are not included in the initial Collateral but may be added to the Collateral to satisfy the semiannual loan to Collateral value requirements subject to certain conditions as set forth in ‘‘DESCRIPTION OF THE EQUIPMENT NOTES – Collateral’’. Set forth below is certain information about the spare parts included in the Collateral as of October 24, 2006:

	Spare Parts Quantity(4)
Aircraft Model	Expendables	Rotables/ Repairables	Total	Appraised Value(5)
				(In millions)
Airbus A320	211,988	8,766	220,754	$89.39
Embraer 190	113,966	4,144	118,110	72.97
Interchangeable	631,121	979	632,100	2.37
Total	957,075	13,889	970,964	$164.73

(4)	This quantity of spare parts used in preparing the appraised value was determined as of September 27, 2006. Because spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of JetBlue's business, the quantity of spare parts included in the Collateral and their appraised value will change over time. JetBlue is required to provide to the Policy Provider, the Mortgagee and the Rating Agencies a semiannual appraisal of the Collateral.

(5)	The appraised value reflects the opinion of Simat, Helliesen & Eichner, Inc., an independent aviation appraisal and consulting firm, of the fair market value of the spare parts. A report summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value.

Cash Flow Structure

Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.

(1)	The Primary Liquidity Facility, together with the Above-Cap Liquidity Facility, is expected to cover eight consecutive quarterly interest payments with respect to the Class G-1 Certificates. The Liquidity Facilities do not cover amounts payable in respect of the Class B-1 Certificates.

(2)	The amount available under the Primary Liquidity Facility for the payment of accrued interest on the Class G-1 Certificates has been calculated utilizing the Capped Interest Rate of 10.230% per annum, which is the maximum interest rate applicable to the Series G-1 Equipment Note only for each interest period commencing on any Regular Distribution Date if a payment default under the Indenture exists on such Regular Distribution Date and continues throughout such interest period.

(3)	The Policy covers regular interest distributions and outstanding principal on the Final Maturity Date (or earlier under some circumstances) relating to the Class G-1 Certificates, but does not cover any other amounts payable in respect of the Class G-1 Certificates. The Policy does not cover amounts payable in respect of the Class B-1 Certificates.

The Offering

Certificates Offered	•	Class G-1 Certificates.

•	Class B-1 Certificates.

Each Class of Certificates will represent a fractional undivided interest in the related Trust.

After the consummation of the offering of the Certificates contemplated hereby, additional pass through certificates of one or more separate pass through trusts, which will evidence fractional undivided ownership interests in additional equipment notes secured by the Collateral, may be issued as described in ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES’’.

Use of Proceeds	The proceeds from the sale of the Certificates of each Trust being offered hereby will be used to purchase Equipment Notes to be held by such Trust. JetBlue will use the proceeds from the sale of those Equipment Notes to fund working capital and capital expenditures.

Subordination Agent, Trustees and Mortgagee	Wilmington Trust Company.

Primary Liquidity Provider	Landesbank Hessen-Thüringen Girozentrale

Above-Cap Liquidity Provider	Morgan Stanley Capital Services Inc.

Above-Cap Liquidity Provider Guarantor	Morgan Stanley

Policy Provider	MBIA Insurance Corporation

Trust Property	The property of each Trust will include:

•	An Equipment Note acquired by such Trust.

•	In the case of the Class G-1 Trust, all monies receivable under the Liquidity Facilities and the Policy.

•	Funds from time to time deposited with the Trustee in accounts relating to such Trust.

Regular Distribution Dates	January 2, April 2, July 2 and October 2, commencing on January 2, 2007.

Final Expected Distribution Date	The entire principal amount of the Certificates is scheduled for payment on January 2, 2014.

Final Maturity Date for the Class G-1 Certificates	January 2, 2016

Record Dates	The fifteenth day preceding the related Distribution Date.

Distributions	The Trustee will distribute all payments of principal, LIBOR break amount (if any), premium (if any) and interest received on the Equipment Notes held in each Trust to the holders of the Certificates of such Trust, subject to the subordination provisions applicable to the Certificates.

Scheduled payments of interest made on the Equipment Notes will be distributed on the applicable Regular Distribution Dates, and the scheduled payment of principal of the Equipment Notes will be distributed on the Final Expected Distribution Date.

Payments of principal, LIBOR break amount (if any), premium (if any) and interest made on the Equipment Notes resulting from any redemption of such Equipment Notes will be distributed on a Special Distribution Date after not less than 20 days' notice to Certificateholders.

Subordination	Distributions on the Certificates will be made in the following order:

•	First, to the holders of the Class G-1 Certificates.

•	Second, to the holders of the Class B-1 Certificates.

However, so long as JetBlue is continuing to meet certain of its obligations, the subordination provisions applicable to the Certificates permit distributions to be made to the Class B-1 Certificates prior to paying the Final Distributions on the Class G-1 Certificates, even if JetBlue is in bankruptcy or certain other specified events have occurred.

Control of Mortgagee	The holders of at least a majority of the outstanding principal amount of all Equipment Notes will be entitled to direct the Mortgagee in taking action as long as no Indenture Default is continuing. Except under certain circumstances, for purposes of determining who is entitled to act for the holder of the Series G-1 Equipment Note, the Policy Provider shall be deemed the holder of the Series G-1 Equipment Note. If an Indenture Default is continuing, subject to certain conditions, the ‘‘Controlling Party’’ will direct the Mortgagee (including in exercising remedies, such as accelerating the Equipment Notes or foreclosing the lien on the Collateral securing the Equipment Notes).

The Controlling Party will be:

•	Except as provided below, the Policy Provider.

•	If a Policy Provider Default is continuing or if the Policy has been surrendered for cancellation as described under ‘‘— Right to Buy Class G-1 Certificates’’ and the Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) have been paid in full, the Class G-1 Trustee.

•	Upon payment of Final Distributions to the holders of Class G-1 Certificates and, unless a Policy Provider Default is continuing, of the Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) to the Policy Provider, the Class B-1 Trustee.

•	Under certain circumstances, the Primary Liquidity Provider.

In exercising remedies during the nine months after the earlier of (a) the acceleration of the Equipment Notes or (b) the bankruptcy of JetBlue, the Controlling Party may not direct the sale of the Pledged Spare Parts or the Equipment Notes for less than certain specified minimums.

Right to Buy Class G-1 Certificates	If JetBlue is in bankruptcy or certain other specified events have occurred, the Class B-1 Certificateholders and the Policy Provider have the right to buy all of the Class G-1 Certificates on the following basis:

•	The Class B-1 Certificateholders will have the right to purchase all of the Class G-1 Certificates. Following any such purchase, the Class B-1 Certificateholders will have the right to surrender the Policy for cancellation (thereby releasing the Policy Provider from its obligations under the Policy), to pay to the Policy Provider all outstanding Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) and to pay to the Primary Liquidity Provider all outstanding Liquidity Obligations, and, upon such surrender and payments, the Policy and the Primary Liquidity Facility will be terminated. After any such surrender and payments, the Class G-1 Certificates will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility.

•	Whether or not the Class B-1 Certificateholders have purchased or elected to purchase the Class G-1 Certificates, the Policy Provider will have the right to purchase all of the Class G-1 Certificates if it is the Controlling Party and no Policy Provider Default with respect to the Policy Provider is continuing and 120 days have elapsed since the occurrence of any of certain specified defaults or bankruptcy events involving JetBlue, and such event is continuing, unless the Policy has been surrendered as described in the preceding item or the Class G-1 Certificateholders elect to surrender the Policy for cancellation and to pay to the Policy Provider all outstanding Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) and to pay to the Primary Liquidity Provider all outstanding Liquidity Obligations. The Class G-1 Certificateholders electing to surrender the Policy and make such payments may do so only upon the purchase of all Class G-1 Certificates (if any) of any Class G-1 Certificateholders that do not elect to surrender the Policy and make such payments. After any such surrender and payments, the Policy and the Primary Liquidity Facility will be terminated and the Class G-1 Certificates will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility.

The purchase price in either case described above will be the outstanding Pool Balance of the Class G-1 Certificates plus accrued and unpaid interest, without premium, but including any other amounts then due and payable in respect of the Class G-1 Certificates.

Liquidity Facilities for the Class G-1 Certificates	Under the Primary Liquidity Facility for the Class G-1 Trust, the Primary Liquidity Provider will, if necessary, make advances in an aggregate amount, together with amounts payable by the Above-Cap Liquidity Provider under the Above-Cap Liquidity Facility, expected to provide an amount sufficient to pay interest on the Class G-1 Certificates on up to eight successive quarterly Regular Distribution Dates at the applicable interest rate for the Class G-1 Certificates. Drawings under the Primary Liquidity Facility and payments under the Above-Cap Liquidity Facility cannot be used to pay any other amount in respect of the Class G-1 Certificates or any amount in respect of the Class B-1 Certificates. Drawings under the Liquidity Facilities are not subject to the subordination provisions applicable to the Certificates.

Upon each drawing under the Primary Liquidity Facility to pay interest on the Class G-1 Certificates, the Subordination Agent will be obligated thereafter to reimburse the Primary Liquidity Provider for the amount of such drawing with any funds subsequently received from JetBlue, the sale of the Equipment Notes or the Collateral, or otherwise. Such reimbursement obligation and all interest, fees and other amounts owing to the Primary Liquidity Provider under the Primary Liquidity Facility and certain other agreements will rank senior to the Certificates in right of payment.

Policy Coverage for the Class G-1 Certificates	Under the Policy for the Class G-1 Trust, the Policy Provider will honor drawings to cover:

•	Any shortfall on any Regular Distribution Date in funds to be distributed as accrued and unpaid interest on the Class G-1 Certificates.

•	Any shortfall on the Final Maturity Date in the Final Distributions (other than any unpaid premium or break amount) on the Class G-1 Certificates.

•	Any shortfall in the proceeds from a Final Disposition of the Equipment Notes or the remaining Collateral on the related Special Distribution Date from the amount required to pay in full the Pool Balance of the Class G-1 Certificates plus accrued and unpaid interest thereon.

•	If certain payments with respect to the Class G-1 Certificates are by court order determined to be a ‘‘preferential transfer’’ under the Bankruptcy Code or otherwise required to be returned, the amount of such payments.

•	If a payment default exists with respect to the Series G-1 Equipment Note (without giving effect to any acceleration or any payments by any Liquidity Provider or the Policy Provider) for a period of eight consecutive interest periods and continues to exist on the Regular Distribution Date on which such eighth interest period ends, and on the 25th day following such Regular Distribution Date (or if such 25th day is not a Business Day, the next Business Day), which shall be a Special Distribution Date for the Class G-1 Trust, unless an election described below is made or the Subordination Agent has received a Special Payment constituting proceeds from a Final Disposition of the Equipment Notes or the remaining Collateral during such period, an amount equal to the then outstanding principal amount of the Series G-1 Equipment Note (less the amount of any Policy Drawings previously paid by the Policy Provider in respect of principal) plus accrued and unpaid interest thereon.

The Policy Provider has the right at the end of the 24-month period referred to above, so long as no Policy Provider Default has occurred and is continuing, to elect instead (which election shall be deemed to have been given unless the Policy Provider affirmatively gives notice otherwise or a Policy Provider Default shall have occurred and be continuing or the Subordination Agent has received a Special Payment constituting the proceeds from a Final Disposition of the Equipment Notes or the remaining Collateral during such period):

•	To pay on such Special Distribution Date an amount equal to any shortfall in the scheduled principal, if any, and interest that came due on the Series G-1 Equipment Note (determined after the application of proceeds from the sale of any Collateral in connection with the exercise of remedies under the Indenture) during the 24-month period (after giving effect to the application of funds received from any Policy Drawing previously paid by the Policy Provider in respect of principal and interest and from the Primary Liquidity Facility, the Cash Collateral Account, the Above-Cap Account or, in certain cases, the Policy Provider), and

•	To permit, on each subsequent Regular Distribution Date, drawings under the Policy for an amount equal to the principal, if any (taking into account any adjustments made on account of redemptions, and any Policy Drawing previously paid by the Policy Provider in respect of principal, but without regard to any acceleration thereof or any failure to consummate any optional redemption, and determined after the application of proceeds from the sale of any Collateral in connection with the exercise of remedies under the Indenture), and interest (without duplication of any drawing as described in ‘‘DESCRIPTION OF THE POLICY AND POLICY PROVIDER AGREEMENT FOR THE CLASS G-1 CERTIFICATES – The Policy – Interest Drawings’’ and without regard to any funds available under the Primary Liquidity Facility, the Cash Collateral Account or the Above-Cap Account) that were to become due on the Series G-1 Equipment Note on the related payment date until paid in full, taking into account any prior payments of principal or interest by the Policy Provider.

After the Policy Provider has made (or been deemed to have made) such election, (1) on any Business Day other than a Regular Distribution Date elected by the Policy Provider upon 20 days' notice (which shall be set as a Special Distribution Date for the Class G-1 Trust) or (2) if a Policy Provider Default occurs on any Business Day specified by the Subordination Agent upon 20 days' notice (which shall be set as a Special Distribution Date for the Class G-1 Trust), the Subordination Agent will request a Policy Drawing for an amount equal to the then outstanding Pool Balance of the Class G-1 Certificates plus accrued and unpaid interest thereon.

Any shortfall for which a drawing under a Policy may be made as described above (except in specified circumstances) will be calculated after the application of funds available through the subordination provisions applicable to the Certificates, drawings under the Primary

Liquidity Facility, withdrawals from the Cash Collateral Account, withdrawals from the Above-Cap Account and any Policy Drawing previously paid in respect of principal and interest. The Policy will not cover the Class B-1 Certificates.

The Policy Provider is required to honor drawings under the Policy by the Subordination Agent on behalf of the Primary Liquidity Provider for all outstanding drawings under the Primary Liquidity Facility, together with interest thereon, on or after the Business Day which is the earliest to occur of (1) the date on which an Interest Drawing shall have been made under the Primary Liquidity Facility and remains unreimbursed for 24 months, (2) the date on which any Downgrade Drawing or Final Drawing that was deposited into the Cash Collateral Account shall have been applied to pay any scheduled payment of interest on the Class G-1 Certificates and remains unreplenished to the Cash Collateral Account or unreimbursed to the Primary Liquidity Provider, as the case may be, for 24 months and (3) the date on which all of the Equipment Notes have been accelerated and continue to be Non-Performing Equipment Notes for 24 months, in each case disregarding for purposes of calculating such period any reimbursements of the Primary Liquidity Provider from payments by the Policy Provider and from any Special Payment constituting proceeds from the sale of the Equipment Notes or any Collateral during such 24-month period.

Equipment Notes

(a) Issuer	JetBlue. The Equipment Notes will be full recourse obligations of JetBlue.

(b) Interest	The Equipment Note held in each Trust will accrue interest at the rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement. The interest rate on the Series G-1 Equipment Note will be subject to a maximum equal to the Capped Interest Rate only for each interest period commencing on any interest payment date if a payment default under the Indenture exists on such interest payment date and continues throughout such interest period. Interest will be payable on January 2, April 2, July 2 and October 2 of each year, commencing on January 2, 2007. Interest on the Equipment Notes is calculated on the basis of the actual number of days elapsed over a 360-day year. LIBOR is determined from time to time by the Reference Agent as described in ‘‘Description of the Equipment Notes – Determination of LIBOR.’’.

(c) Principal	The entire principal amount of the Series G-1 and Series B-1 Equipment Notes is scheduled for payment on January 2, 2014.

(d) Optional Redemption	JetBlue may elect to redeem all or (so long as no Payment Default has occurred and is continuing) a portion of the Equipment Notes of any Series at any time prior to maturity, except that no Equipment Notes may be redeemed by JetBlue prior to the third anniversary of the Issuance Date (other than in connection with a redemption to satisfy the maximum Collateral Ratio requirements or the minimum Rotable Ratio requirement, or to the extent required as a result of certain reductions in JetBlue's aircraft fleet). The redemption price in such case will be the principal amount of the Equipment Notes to be redeemed, together with accrued and unpaid interest and LIBOR break amount, if any.

In addition, in the case of an optional redemption of the Series B-1 Equipment Note on or after the third anniversary and prior to the fifth anniversary of the Issuance Date (except in connection with a redemption to satisfy the maximum Collateral Ratio requirements, or to the extent required as a result of certain reductions in JetBlue's aircraft fleet), the redemption price will include a Premium equal to the following percentage of the principal amount redeemed:

If redeemed during the year prior to the anniversary of the Issuance Date indicated below	Series B-1 Premium
4th	4.0%
5th	2.0%

In the case of an optional redemption of Equipment Notes prior to the fifth anniversary of the Issuance Date required as a result of certain reductions in JetBlue's aircraft fleet, the redemption price will include a premium equal to the following percentage of the principal amount redeemed:

If redeemed during the year prior to the anniversary of the Issuance Date indicated below	Series G-1 Premium	Series B-1 Premium
1st	1.0%	4.0%
2nd	1.0%	4.0%
3rd	1.0%	4.0%
4th	None	4.0%
5th	None	2.0%

Notwithstanding the foregoing, so long as the Series G-1 Equipment Note and the obligations to the Policy Provider have not been paid in full, unless the Controlling Party shall otherwise agree, no optional redemption of the Series B-1 Equipment Note may be made unless:

•	the maximum Senior Collateral Ratio requirement is then satisfied (after giving effect to any concurrent redemption of the Series G-1 Equipment Note); or

•	the Series G-1 Equipment Note is simultaneously redeemed in full.

If JetBlue gives notice of redemption, it may revoke such redemption by notice to the Mortgagee at least three Business Days prior to the scheduled redemption date.

(e) Security	The Equipment Notes will be secured by a security interest in certain spare parts, and, under certain conditions where needed to satisfy Collateral Ratio requirements or the minimum Rotable Ratio requirement, certain Spare Engines or Cash Collateral, as described above in this Prospectus Supplement Summary under ‘‘Collateral’’.

(f) Maintenance of Collateral Ratios	JetBlue is required to provide to the Policy Provider, the Mortgagee and the Rating Agencies a semiannual appraisal of the Collateral. If any such appraisal indicates that:

•	the ratio of the outstanding principal amount of the Series G-1 Equipment Note to the Collateral value is greater than 45.0%;

•	the ratio of the sum of the outstanding principal amount of the Series G-1 Equipment Note and of the Series B-1 Equipment Note to the Collateral value is greater than 75.0%; or

•	the ratio of the value of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Series G-1 Equipment Note is less than 150.0%:

then JetBlue is required to provide additional collateral or to redeem some or all of the Equipment Notes so that such ratios comply with the applicable maximum Collateral value percentages and the minimum Rotable/Repairable value percentage.

(g) Section 1110 Protection	Holland & Knight LLP, JetBlue's outside counsel, will provide its opinion to the Trustees that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available with respect to the Equipment Notes. In order to satisfy the semiannual loan to Collateral value requirement applicable to the Equipment Notes, JetBlue may add cash or other collateral that may not be entitled to the benefits of Section 1110, subject to certain limits.

Possible Issuance of Additional Certificates and Additional Equipment Notes	After the consummation of the offering of the Certificates contemplated hereby, JetBlue may, from time to time, issue additional equipment notes secured by the Collateral and additional pass through certificates (‘‘Additional Certificates’’) evidencing fractional undivided ownership interests in such equipment notes; provided that such issuance will be subject to the satisfaction of certain conditions, including (i) the prior written confirmation of the continuation of the then respective ratings of the Certificates and any outstanding Additional Certificates issued prior thereto by each Rating Agency (without regard to the Policy or a similar policy, if any, for any Additional Certificates) rating Certificates or such Additional Certificates, (ii) there being no default under the Indenture after giving pro forma effect to such issuance (including the compliance with the ratio-related tests with respect to the Collateral) and (iii) under certain circumstances, the prior written consent of the Policy Provider. See ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES’’ for a description of the consequences of the issuance of Additional Certificates upon the holders of the Certificates offered hereby.

Certain Federal Income Tax Consequences.	Each person acquiring an interest in Certificates generally should report on its federal income tax return its pro rata share of income from the Equipment Note and other property held by the relevant Trust. See ‘‘CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES’’.

Certain ERISA Considerations	In general, employee benefit plans subject to Title I of ERISA or Section 4975 of the Code, or entities that may be deemed to hold the assets of those plans, will be eligible to purchase the Certificates, subject to the conditions and circumstances that apply to those plans.

Each person who acquires or accepts a Certificate or an interest therein will be deemed by the acquisition or acceptance to have represented and warranted that either:

(a)	no assets of a plan or an individual retirement account have been used to acquire the Certificate or an interest therein; or

(b)	the purchase and holding of the certificate or an interest therein by that person are exempt from the prohibited transaction restrictions of ERISA and the Code. See ‘‘ERISA CONSIDERATIONS.’’

Transfer Restrictions for Class B-1 Certificates	The Class B-1 Certificates may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding.

Rating of the Certificates	It is a condition to the issuance of the Certificates that they be rated by Moody's and Standard & Poor's not less than the ratings set forth below:

Certificates	Moody's	Standard & Poor's
Class G-1	Aaa	AAA
Class B-1	Ba3	B+

A rating is not a recommendation to purchase, hold or sell Certificates, because such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered or withdrawn by a Rating Agency after the Certificates have been issued.

Threshold Rating for the Liquidity Providers

Moody's	Standard & Poor's
P-1	A-1

Primary Liquidity Provider Rating	The Primary Liquidity Provider meets the Threshold Rating requirement.

Above-Cap Liquidity Provider Rating	The Above-Cap Liquidity Provider meets the Threshold Rating requirement.

		Moody's	Standard & Poor's
Policy Provider Rating	Financial Strength	Aaa	AAA

SUMMARY FINANCIAL AND OPERATING DATA

JetBlue has provided in the tables below its summary historical financial and operating data. The financial information for each of the years in the three-year period ended December 31, 2005, and at December 31, 2005, 2004 and 2003 has been derived from JetBlue's audited consolidated financial statements. The financial information for the nine-month periods ended September 30, 2006 and 2005 has been derived from JetBlue's unaudited consolidated financial statements and, in JetBlue's opinion, reflects all adjustments including normal recurring items which are necessary to present fairly the results for interim periods. The interim results set forth below for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. You should read the following financial information in conjunction with JetBlue's consolidated financial statements and related notes and ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations,’’ incorporated by reference in the prospectus accompanying this Prospectus Supplement from JetBlue's Annual Report on Form 10-K for the year ended December 31, 2005 and JetBlue's Quarterly Report on Form 10-Q for the nine months ended September 30, 2006.

	Nine Months Ended September 30,			Year Ended December 31,
	2006	2005		2005	2004		2003
	(in millions, except per share data)
Statements of Operations Data:
Operating revenues	$1,730	$1,255		$1,701	$1,265		$998
Operating expenses:
Salaries, wages and benefits	406	312		428	337		267
Aircraft fuel	564	336		488	255		147
Landing fees and other rents	117	80		112	92		70
Depreciation and amortization	103	81		115	77		51
Aircraft rent	74	54		74	70		60
Sales and marketing	77	61		81	63		54
Maintenance materials and repairs	66	47		64	45		23
Other operating expenses	260	205		291	215		159
Total operating expenses(1)	1,667	1,176		1,653	1,154		831
Operating income	63	79		48	111		167
Government compensation(2)	—	—		—	—		23
Other expense	(84)	(48)		(72)	(36)		(16)
Income (loss) before income taxes	(21)	31		(24)	75		174
Income tax expense (benefit)	(3)	9		(4)	29		71
Net income (loss)	$(18)	$22		$(20)	$46		$103
Earnings (loss) per common share:
Basic	$(0.11)	$0.14		$(0.13)	$0.30		$0.71
Diluted	$(0.11)	$0.13		$(0.13)	$0.28		$0.64
Other Financial Data:
Operating margin	3.6%	6.3%		2.8%	8.8%		16.8%
Ratio of earnings to fixed charges(3)	—	1.2	x	—	1.6	x	3.1	x
Net cash provided by operating activities	$209	$146		$170	$199		$287
Net cash used in investing activities	(887)	(838)		(1,276)	(720)		(987)
Net cash provided by financing activities	680	698		1,093	437		789

(1)	In 2005, JetBlue recorded $7 million in non-cash stock-based compensation expense related to the acceleration of certain employee stock options and wrote-off $6 million in development costs relating to a maintenance and inventory tracking system that will not be implemented.

(2)	In 2003, JetBlue received $23 million in compensation under the Emergency War Time Supplemental Appropriations Act.

(3)	Earnings were inadequate to cover fixed charges by $40 million and $39 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively.

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003
	(in millions)
Balance Sheet Data:
Cash, cash equivalents and investment securities	$456	$491	$484	$450	$607
Total assets	4,429	3,566	3,892	2,797	2,185
Total debt	2,560	2,190	2,326	1,545	1,109
Common stockholders' equity	917	787	911	754	670

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Operating Statistics (unaudited):
Revenue passengers (thousands)	13,633	10,879	14,729	11,783	9,012
Revenue passenger miles (millions)	17,522	15,043	20,200	15,730	11,527
Available seat miles ASM (millions)	21,316	17,347	23,703	18,911	13,639
Load factor	82.2%	86.7%	85.2%	83.2%	84.5%
Breakeven load factor(4)	83.3%	84.2%	86.1%	77.9%	72.6%
Aircraft utilization (hours per day)	12.9	13.6	13.4	13.4	13.0
Average fare	$119.63	$110.28	$110.03	$103.49	$107.09
Yield per passenger mile (cents)	9.31	7.97	8.02	7.75	8.37
Passenger revenue per ASM (cents)	7.65	6.92	6.84	6.45	7.08
Operating revenue per ASM (cents)	8.11	7.24	7.18	6.69	7.32
Operating expense per ASM (cents)	7.82	6.78	6.98	6.10	6.09
Operating expense per ASM, excluding fuel (cents)	5.17	4.84	4.92	4.75	5.01
Airline operating expense per ASM (cents)(4)	7.76	6.72	6.91	6.04	6.08
Departures	114,416	81,123	112,009	90,532	66,920
Average stage length (miles)	1,224	1,371	1,358	1,339	1,272
Average number of operating aircraft during period	103.4	74.8	77.5	60.6	44.0
Average fuel cost per gallon	$2.02	$1.52	$1.61	$1.06	$0.85
Fuel gallons consumed (millions)	279	222	303	241	173
Percent of sales through jetblue.com during period	80.1%	77.2%	77.5%	75.4%	73.0%
Full-time equivalent employees at period end(4)	9,223	7,452	8,326	6,413	4,892

(4)	Excludes results of operations and employees of LiveTV, LLC, which are unrelated to JetBlue's airline operations.

The following terms used in this section have the meanings indicated below:

‘‘Revenue passengers’’ represents the total number of paying passengers flown on all flight segments.

‘‘Revenue passenger miles’’ represents the number of miles flown by revenue passengers.

‘‘Available seat miles’’ represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

‘‘Load factor’’ represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

‘‘Breakeven load factor’’ is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

‘‘Aircraft utilization’’ represents the average number of block hours operated per day per aircraft for the total fleet of aircraft.

‘‘Average fare’’ represents the average one-way fare paid per flight segment by a revenue passenger.

‘‘Yield per passenger mile’’ represents the average amount one passenger pays to fly one mile.

‘‘Passenger revenue per available seat mile’’ represents passenger revenue divided by available seat miles.

‘‘Operating revenue per available seat mile’’ represents operating revenues divided by available seat miles.

‘‘Operating expense per available seat mile’’ represents operating expenses divided by available seat miles.

‘‘Operating expense per available seat mile, excluding fuel’’ represents operating expenses, less aircraft fuel, divided by available seat miles.

‘‘Average stage length’’ represents the average number of miles flown per flight.

‘‘Average fuel cost per gallon’’ represents total aircraft fuel costs, which excludes fuel taxes, divided by the total number of fuel gallons consumed.

RISK FACTORS

Risk Factors Relating to the Company

Please see the disclosure in the accompanying prospectus for a discussion of the risks related to JetBlue.

In addition to the risks discussed in the accompanying prospectus, please note the additional information below. Such information updates and supersedes any conflicting information in the accompanying prospectus.

If JetBlue fails to successfully implement its growth strategy, its business could be harmed.

JetBlue's growth strategy involves increasing the frequency of flights to markets it currently serves, expanding the number of markets served and increasing flight connection opportunities. Increasing the number of markets JetBlue serves depends on JetBlue's ability to access suitable airports located in JetBlue's targeted geographic markets in a manner that is consistent with its cost strategy. JetBlue will also need to obtain additional gates at some of JetBlue's existing destinations. Any condition that would deny, limit or delay JetBlue's access to airports JetBlue seeks to serve in the future will constrain JetBlue's ability to grow. Opening new markets requires JetBlue to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon JetBlue's ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities. An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate JetBlue's expanded facilities, or obtain the necessary regulatory approvals may adversely affect JetBlue's ability to achieve its growth strategy.

Due to recent record high fuel prices, increased capacity in JetBlue's markets and other industry conditions, it has become increasingly difficult to fund JetBlue's growth profitability. As a result, earlier this year JetBlue modified its growth plans to sell five Airbus A320 aircraft in 2006 and deferred the delivery of 12 Airbus A320 aircraft from 2007 through 2009 to 2011 and 2012. JetBlue plans to further reduce its future growth plans from previously announced levels. JetBlue cannot assure you that it will be able to profitably expand its existing markets or establish new markets in this increased competitive environment, and if JetBlue fails to do so its business could be harmed.

JetBlue has a significant amount of fixed obligations and will incur significantly more fixed obligations, which could harm JetBlue's ability to meet its growth strategy and impair JetBlue's ability to service its fixed obligations, including any debt securities issued pursuant to this Prospectus Supplement.

As of September 30, 2006, JetBlue's debt of $2.56 billion accounted for 74% of its total capitalization. Most of JetBlue's long-term and short-term debt has floating interest rates. In addition to long term debt, JetBlue has a significant amount of other fixed obligations under leases related to its aircraft, airport terminal space, other airport facilities and office space. As of September 30, 2006, future minimum payments under noncancelable leases and other financing obligations were approximately $900 million for 2006 through 2010 and an aggregate of $2.28 billion for the years thereafter. JetBlue has commenced construction of a new terminal at JFK under a 30-year lease with the Port Authority of New York and New Jersey, or PANYNJ. The minimum payments under this lease will be accounted for as a financing obligation and have been included above.

As of September 30, 2006, JetBlue had commitments of approximately $5.83 billion to purchase 167 additional aircraft and other flight equipment over the next seven years, including estimated amounts for contractual price escalations. JetBlue will incur additional debt and other fixed obligations as it takes delivery of new aircraft and other equipment and continues to expand into new markets. JetBlue typically finances its aircraft through either secured debt or lease financing. Although JetBlue believes that debt and/or lease financing should be available for its aircraft deliveries, JetBlue cannot assure you that JetBlue will be able to secure such financing on terms acceptable to JetBlue or at all.

JetBlue relies heavily on automated systems to operate its business and any failure of these systems could harm its business.

JetBlue is increasingly dependent on automated systems and technology to operate its business, enhance customer service and achieve low operating costs, including its computerized airline reservation system, flight operations system, telecommunications systems, website, maintenance systems, check-in kiosks and in-flight entertainment systems. Since JetBlue only issues electronic tickets, its website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. During 2007, JetBlue plans to replace or upgrade several of these critical systems.

The performance and reliability of JetBlue's automated systems is critical to JetBlue's ability to operate its business and compete effectively. These systems cannot be completely protected against events that are beyond JetBlue's control, including natural disasters, computer viruses or telecommunications failures. Substantial or sustained system failures could impact customer service and result in JetBlue's customers purchasing tickets from another airline. JetBlue has implemented security measures and change control procedures and has disaster recovery plans; however, JetBlue cannot assure you that these measures are adequate to prevent disruptions, which, if they were to occur, could result in the loss of important data, increase JetBlue's expenses, decrease JetBlue's revenues and generally harm JetBlue's business.

Risk Factors Relating to the Airline Industry

Please see the disclosure in the accompanying Prospectus for a discussion of the risks related to the airline industry.

Risk Factors Relating to the Certificates and the Offering

Appraisals should not be relied upon as a measure of realizable value of the Spare Parts or any Spare Engines.

Simat, Helliesen & Eichner, Inc., an independent aviation appraisal and consulting firm (‘‘SH&E’’), has prepared an appraisal of the spare parts of the types included in the Collateral owned by JetBlue as of September 27, 2006. A report, dated October 24, 2006, summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. In preparing its appraisal, SH&E conducted only a limited physical inspection of certain locations at which JetBlue maintains the spare parts. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E's appraisal. See ‘‘DESCRIPTION OF THE APPRAISAL’’.

JetBlue is required to provide to the Policy Provider, the Mortgagee and the Rating Agencies a semiannual appraisal of the Collateral. If any such subsequent appraisal indicates that the ratio of the outstanding principal amount of the Series G-1 Equipment Note to the Collateral value is greater than 45.0%, that the ratio of the sum of the outstanding principal amount of the Series G-1 Equipment Note and of the Series B-1 Equipment Note to the Collateral value is greater than 75.0% or that the ratio of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Series G-1 Equipment Note is less than 150.0%, JetBlue is required to provide additional collateral or to redeem some or all of the Equipment Notes so that the loan to collateral values are not greater than the applicable maximum percentage and the Rotables/Repairables to loan value is not less than the applicable minimum percentage. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral’’.

An appraisal is only an estimate of value. An appraisal should not be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Collateral may be less than its appraised value. The value of the Collateral if remedies are exercised under the Indenture will depend on market and economic conditions, the supply of similar spare parts, the availability of buyers, the condition of the Collateral and other factors. In addition, since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of business, the quantity of spare parts included in the Collateral and their appraised value will change over time. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies with respect to Equipment Notes and the Collateral would equal the appraised value of the Collateral or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates.

In recent years the airline industry has suffered substantial losses and several major U.S. air carriers have filed for bankruptcy protection. In response to adverse market conditions, many air carriers have reduced the number of aircraft in operation, and there may be further reductions, particularly by air carriers in bankruptcy. Any such reduction of aircraft of the same models as the models of aircraft on which the spare parts or any spare engines included in the Collateral may be installed or used could adversely affect the value of the Collateral.

The exercise of remedies will be controlled by the Controlling Party.

If an Indenture Default is continuing, subject to certain conditions, the Mortgagee will be directed by the ‘‘Controlling Party’’ in exercising remedies under the Indenture, including accelerating the Equipment Notes or foreclosing the lien on the Collateral. See ‘‘DESCRIPTION OF THE CERTIFICATES — Indenture Defaults and Certain Rights Upon an Indenture Default’’.

The Controlling Party will be:

•	The Policy Provider (except as provided below).

•	If a Policy Provider Default is continuing or if the Policy has been surrendered for cancellation (thereby releasing the Policy Provider from its obligations under the Policy) and the Policy Provider Amounts (other than certain specified amounts) have been paid in full, the Class G-1 Trustee.

•	Upon payment of Final Distributions to Class G-1 Certificateholders and (unless a Policy Provider Default is continuing) of the Policy Provider Amounts (other than certain specified amounts) to the Policy Provider, the Class B-1 Trustee.

•	Under certain certain circumstances, the Primary Liquidity Provider.

•	Under circumstances described in ‘‘DESCRIPTION OF CERTIFICATES — Additional Certificates and Equipment Notes’’, the policy provider or primary liquidity provider referred to therein.

In the event of an Indenture Default, the market for the Equipment Notes may be limited.

During the continuation of any Indenture Default, the Controlling Party may direct the sale of the Equipment Notes, subject to certain limitations. See ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Intercreditor Rights — Sale of Pledged Spare Parts, Spare Engines or Equipment Notes’’. The market for Equipment Notes during any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If the Controlling Party directs the sale of any Equipment Notes for less than their outstanding principal amount, the Class B-1 Certificateholders (and, if payments required to be made under the Policy are not made, possibly the Class G-1 Certificateholders) will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against JetBlue, any Liquidity Provider, any Trustee or, in the case of the Class B-1 Certificateholders, the Policy Provider.

The Policy Provider will have voting control of the Series G-1 Equipment Note.

Amendments, modifications and waivers of the Indenture and the other Operative Agreements require the consent of the holders of a majority of the outstanding principal amount of the Equipment Notes, subject to certain limited exceptions. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Modification of Indenture and Other Operative Agreements’’. Unless Additional Equipment Notes

are issued, the Series G-1 Equipment Note will constitute a majority of the outstanding principal amount of the Equipment Notes through the Final Expected Distribution Date, unless prepaid earlier at the option of JetBlue. See ‘‘DESCRIPTION OF THE CERTIFICATES — Pool Factors’’. So long as the Final Distributions on the Class G-1 Certificates have not been made or any Policy Provider Obligations or Policy Expenses remain outstanding and no Policy Provider Default has occurred and is continuing, the Policy Provider will direct the vote of the Series G-1 Equipment Note. See ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Voting of Equipment Notes’’. Accordingly, it is expected that the Policy Provider will have control over any such amendments, modifications and waivers.

The ratings of the Certificates may be lowered or withdrawn in the future.

It is a condition to the issuance of the Certificates that the Class G-1 Certificates be rated not lower than Aaa by Moody's and AAA by Standard & Poor's and the Class B-1 Certificates be rated not lower than Ba3 by Moody's and B+ by Standard & Poor's. A rating is not a recommendation to purchase, hold or sell the Certificates, because such rating does not address market price or suitability for a particular investor. A rating may not remain unchanged for any given period of time and may be lowered or withdrawn entirely by a Rating Agency if, in its judgment, circumstances in the future (including the downgrading of JetBlue, any Liquidity Provider or the Policy Provider) so warrant.

The Rating Agencies base (i) the rating of the Class G-1 Certificates solely on the rating of the Policy Provider and the availability of the Policy and (ii) the rating of the Class B-1 Certificates primarily on the default risk with respect to the Series B-1 Equipment Note, the value provided by the Collateral securing the Equipment Notes and the subordination provisions applicable to the Certificates. These ratings address the likelihood of timely payment of interest (at the Stated Interest Rate and without any Premium or Break Amount) when due on the Certificates and the ultimate payment of principal distributable under the Certificates by the Final Maturity Date. The ratings do not address the possibility of certain defaults, optional redemptions or other circumstances, which could result in the payment of the outstanding principal amount of the Certificates prior to the Final Expected Distribution Date. Standard & Poor's has indicated that its rating on the Class G-1 Certificates would be withdrawn if the Policy Provider were released from its obligations under the Policy by the Class B-1 Certificate holders in connection with their purchase of the Class G-1 Certificates.

The reduction, suspension or withdrawal of the ratings of the Certificates will not, by itself, constitute an event of default under the Pass Through Trust Agreements.

The interest rate on the Class G-1 Certificates and Series G-1 Equipment Notes may be capped.

If there is a Payment Default under the Indenture and such Payment Default is continuing on a Regular Distribution Date, the interest rate on the Series G-1 Equipment Note for the interest period commencing on such Regular Distribution Date will be subject to a maximum equal to the Capped Interest Rate if such Payment Default continues throughout such interest period. The amounts available for any such interest period under the Liquidity Facilities and the Policy for the payment of accrued interest with respect to the Class G-1 Certificates are limited by the same maximum rate. Accordingly, if JetBlue fails to make a payment under the Indenture when due, the interest rate on the Series G-1 Equipment Note and, accordingly, the amount that the Class G-1 Trustee may draw under the Liquidity Facilities and the Policy (or, if applicable, withdraw from the Cash Collateral Account) to make the next interest payment with respect to the Class G-1 Certificates will be capped at such maximum rate if such failure to pay continues throughout the interest period ending on the next Regular Distribution Date. The Class G-1 Certificate holders will not have a claim for interest at a rate above the Capped Interest Rate with respect to any period during which the Capped Interest Rate is in effect.

The Above-Cap Liquidity Facility may be terminated upon the occurrence of certain events.

The Above-Cap Liquidity Facility provides that upon (i) a downgrading of the Above-Cap Liquidity Provider below the applicable Threshold Rating or (ii) the occurrence of certain other events relating to certain changes in law or other circumstances, unless the Above-Cap Liquidity Facility is replaced by a replacement Above-Cap Liquidity Facility, the Above-Cap Liquidity Facility shall be terminated. The Above-Cap Liquidity Provider will have the right to replace the Above-Cap Liquidity Facility by a replacement Above-Cap Liquidity Facility or to terminate the Above-Cap Liquidity Facility upon the occurrence of certain events relating to deduction or withholding for tax. If the Above-Cap Liquidity Facility is so terminated, the Above-Cap Liquidity Provider is required to deposit into the Above-Cap Collateral Account a termination payment expected to be sufficient to cover one future payment under the Above-Cap Liquidity Facility, assuming that LIBOR will not exceed 20%. See ‘‘DESCRIPTION OF THE LIQUIDITY FACILITIES FOR THE CLASS G-1 CERTIFICATES — Above-Cap Liquidity Facility — Payments’’. Thus, after the Above-Cap Liquidity Facility has been terminated, if LIBOR at any time exceeds 20% or if more than one payment is to be made from the Above-Cap Collateral Account, there can be no assurance that the amounts available in the Above-Cap Collateral Account would be sufficient to cover any interest shortfall on the Class G-1 Certificates as otherwise described herein.

There are certain limitations with respect to the Collateral that could cause the Equipment Notes to be undersecured.

The Equipment Notes will be secured by a lien on the Pledged Spare Parts. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral’’. However, the lien will not apply to a spare part for as long as it is installed on or being used in any aircraft, engine or other spare part so installed or being used. In addition, since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of JetBlue's business, the quantity of spare parts included in the Collateral and their appraised value will change over time.

JetBlue is required to keep the Pledged Spare Parts at certain Designated Locations, subject to certain exceptions. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral — Designated Locations’’. The lien of the Equipment Notes will not apply to any spare part not located at a Designated Location.

JetBlue is required to provide to the Policy Provider, the Trustees and the Rating Agencies a semiannual appraisal of the Collateral. If any such subsequent appraisal indicates that the ratio of the outstanding principal amount of the Series G-1 Equipment Note to the Collateral value is greater than 45.0%, that the ratio of the sum of the outstanding principal amount of the Series G-1 Equipment Note and of the Series B-1 Equipment Note to the Collateral value is greater than 75.0% or that the ratio of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Series G-1 Equipment Note is less than 150.0%, JetBlue is required to provide additional collateral or to redeem some or all of the Equipment Notes so that the loan to Collateral values are not greater than the applicable maximum percentage and the Rotables/Repairables to loan value is not less than the applicable minimum percentage. In order to satisfy this requirement, JetBlue may grant a lien on additional Qualified Spare Parts, cash or certain investment securities. In addition, JetBlue may grant a lien on Spare Engines, subject to certain limitations, or on other collateral, provided that the Policy Provider agrees and each Rating Agency confirms that the use of such Spare Engines, solely in the case of the initial pledge of a Spare Engine as additional collateral, or such other additional collateral in all other cases will not result in a reduction of the rating of the Class G-1 Certificates or Class B-1 Certificates below the then current rating for such Certificates (determined in the case of the Class G-1 Certificates without regard to the Policy) or a withdrawal or suspension of the rating of such Certificates. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral’’. Section 1110 of the U.S. Bankruptcy Code, which provides special rights to holders of liens with respect to certain equipment (see ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Remedies’’), would apply to any such additional Qualified Spare Parts or any Spare Engine in the Collateral but would not apply to any such cash or investment securities. In addition, Section 1110 may not apply to such other collateral, depending on the circumstances.

Any such grant of a lien on cash, investment securities or other collateral or redemption of Equipment Notes by JetBlue could be subject to avoidance as a ‘‘preference’’ under Section 547 of the U.S. Bankruptcy Code if (1) it occurred within 90 days of a bankruptcy filing by JetBlue (or one year in the case of a redemption of Equipment Notes held by an ‘‘insider’’ of JetBlue within the meaning of the U.S. Bankruptcy Code) and (2) it enabled the holders of such Equipment Notes to receive more than they would receive if JetBlue were liquidated under Chapter 7 of the U.S. Bankruptcy Code and the grant of additional collateral or the redemption of such Equipment Notes had not occurred, which would likely be the case if, at the time of the grant or redemption, such Equipment Notes are undersecured.

The ability to resell the Certificates may be limited and Class B-1 Certificates are subject to transfer restrictions.

Prior to this offering, there has been no public market for the Certificates. Neither JetBlue nor either Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The Underwriters may assist in resales of the Certificates, but they are not required to do so. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates.

In addition, the Class B-1 Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding. This additional restriction may make it more difficult for you to resell any of your Class B-1 Certificates, even if a secondary market does develop.

Risk Factors Relating to the Policy Provider

If the financial condition of the Policy Provider declines, the rating of the Class G-1 Certificates may decline.

The rating by each Rating Agency of the Class G-1 Certificates is based on the existence of the Policy that insures the complete and timely payment of interest relating to the Class G-1 Certificates on each Regular Distribution Date and the payment of outstanding principal of the Class G-1 Certificates no later than the Final Maturity Date. MBIA Insurance Corporation, the Policy Provider, will issue the Policy. If the Policy Provider's financial condition declines or if it becomes insolvent, the Subordination Agent may be unable to recover the full amount due under the Policy. In addition, such a decline or insolvency could lead a Rating Agency to downgrade the ratings of the Class G-1 Certificates because of a concern that the Policy Provider may be unable to make payments to the holders of the Class G-1 Certificates under the Policy. For a discussion of the financial information generally available relating to the Policy Provider, see ‘‘DESCRIPTION OF THE POLICY PROVIDER’’.

Policy protection is limited.

Although the Subordination Agent may make drawings under the Policy for interest payments relating to the Class G-1 Certificates on each Regular Distribution Date, the Subordination Agent may not make drawings for principal payments until the Final Maturity Date except in certain limited circumstances. This limits the protection afforded to holders of Class G-1 Certificates by the Policy.

The Class B-1 Certificates will not have the benefit of the Policy or any other insurance policy covering payments on the Certificates.

Risk Factors Relating to Additional Equipment Notes and Additional Certificates

JetBlue has the right to issue Additional Equipment Notes and Additional Certificates without the consent of any Certificateholder.

After the consummation of the offering of the Certificates as contemplated hereby, JetBlue may, from time to time, issue Additional Equipment Notes and Additional Certificates in one or more separate offerings, as described in ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT

NOTES AND ADDITIONAL CERTIFICATES’’. As long as the conditions to the issuance of Additional Equipment Notes and Additional Certificates described therein are satisfied, such issuance will not require the consent of any Certificateholder.

The fees and certain other amounts payable to each Additional Policy Provider and each Additional Primary Liquidity Provider will rank senior to the amounts distributable to the Certificateholders.

Following the issuance of Additional Certificates, the Controlling Party will be determined as described in ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Controlling Party’’ and as a result it is possible that a party involved in an offering of any such Additional Certificates, which has no relation to the Certificates, may become the Controlling Party. In addition, the Class G-1 Certificates or the Class B-1 Certificates will be subject to additional purchase rights exercisable by the holders of a class of Additional Certificates or a provider of an Additional Policy as described in ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Purchase Rights of Holders of Certificates or Additional Certificates.’’

USE OF PROCEEDS

The proceeds from the sale of the Certificates of each Trust being offered hereby will be used to purchase Equipment Notes to be held by such Trust. JetBlue will use the proceeds from the sale of those Equipment Notes to fund working capital and capital expenditures.

THE COMPANY

JetBlue Airways Corporation (‘‘JetBlue’’ or the ‘‘Company’’) is a major low-cost passenger airline that provides high-quality customer service at low fares primarily on point-to-point routes. JetBlue focuses on serving markets that previously were underserved and/or large metropolitan areas that have had high average fares. JetBlue has a geographically diversified flight schedule that includes both short-haul and long-haul routes. JetBlue intends to maintain a disciplined growth strategy by increasing frequency on its existing routes, connecting new city pairs and entering new markets.

JetBlue commenced services on February 2000 and established its primary base of operations at New York's John F. Kennedy International Airport, or JFK. In August 2001, JetBlue began service at its West Coast base of operations, Long Beach Municipal Airport, which serves the Los Angeles area. For the year ended December 31, 2005, JetBlue was the 9th largest passenger carrier in the United States based on revenue passenger miles.

JetBlue has an experienced management team and a strong company culture with a productive and incentivized workforce that strives to offer high-quality customer service, while at the same time operating efficiently and keeping costs low. JetBlue's high daily aircraft utilization and low distribution costs also contribute to its low operating costs. JetBlue's widely available low fares are designed to stimulate demand, which JetBlue has demonstrated through its ability to increase passenger traffic in the markets it serves. In addition to its low fares, JetBlue offers customers a differentiated product, including new aircraft, leather seats, reliable operating performance, 36 channels of free LiveTV (a satellite TV service with programming provided by DIRECTV®) and movie selections from FOX InFlight at every seat. In 2006, JetBlue began adding 100 channels of free XM Satellite Radio to its Airbus A320 fleet, a service which is already available on JetBlue's Embraer 190 fleet.

JetBlue was incorporated in Delaware in August 1998. JetBlue's principal executive offices are located at 118-29 Queens Boulevard, Forest Hills, New York 11375 and JetBlue's telephone number is (718) 286-7900. JetBlue's website address is http://investor.jetblue.com. Information contained on JetBlue's website is not a prospectus and does not constitute part of this prospectus.

DESCRIPTION OF THE POLICY PROVIDER

MBIA Insurance Corporation (‘‘MBIA’’) is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against MBIA. MBIA is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. MBIA, either directly or through subsidiaries, is licensed to do business in the Republic of France, the United Kingdom and the Kingdom of Spain and is subject to regulation under the laws of those jurisdictions.

The principal executive offices of MBIA are located at 113 King Street, Armonk, New York 10504 and the main telephone number at that address is (914) 273-4545.

MBIA does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Policy and MBIA set forth under the heading ‘‘Description of the Policy Provider’’. Additionally, MBIA makes no representation regarding the Class G-1 Certificates or the advisability of investing in the Class G-1 Certificates.

Regulation

As a financial guaranty insurance company licensed to do business in the State of New York, MBIA is subject to the New York Insurance Law which, among other things, prescribes minimum capital requirements and contingency reserves against liabilities for MBIA, limits the classes and concentrations of investments that are made by MBIA and requires the approval of policy rates and forms that are employed by MBIA. State law also regulates the amount of both the aggregate and individual risks that may be insured by MBIA, the payment of dividends by MBIA, changes in control with respect to MBIA and transactions among MBIA and its affiliates.

The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

Financial Strength Ratings of MBIA

Moody's Investors Service, Inc. rates the financial strength of MBIA ‘‘Aaa.’’

Standard & Poor's, a division of The McGraw-Hill Companies, Inc., rates the financial strength of MBIA ‘‘AAA.’’

Fitch Ratings rates the financial strength of MBIA ‘‘AAA.’’

Each rating of MBIA should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of MBIA and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

The above ratings are not recommendations to buy, sell or hold the Class G-1 Certificates, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Class G-1 Certificates. MBIA does not guaranty the market price of the Class G-1 Certificates nor does it guaranty that the ratings on the Class G-1 Certificates will not be revised or withdrawn.

MBIA Financial Information

The tables below present selected financial information of MBIA determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities (‘‘SAP’’) as well as selected financial information of MBIA on a consolidated basis determined in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’):

SAP

In millions	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Admitted Assets	$11,273	$11,037
Liabilities	6,929	7,237
Capital and Surplus	4,344	3,800

GAAP

In millions	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets	$13,388	$13,506
Liabilities	6,305	6,426
Equity	7,083	7,080

For further information concerning MBIA, see the consolidated financial statements of MBIA and its subsidiaries as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 2005 and the consolidated financial statements of MBIA and its subsidiaries as of September 30, 2006 and for the nine month periods ended September 30, 2006 and September 30, 2005 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ended September 30, 2006, which are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof.

Copies of the statutory financial statements filed by MBIA with the State of New York Insurance Department are available over the Internet at MBIA Inc.'s web site at http://www.mbia.com and at no cost, upon request to MBIA at its principal executive offices.

Incorporation of Certain Documents by Reference

The following documents filed by MBIA Inc. with the Securities and Exchange Commission (the ‘‘SEC’’ ) are incorporated by reference into this Prospectus Supplement:

(1)	MBIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005;

(2)	MBIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; and

(3)	MBIA Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Any documents, including any financial statements of MBIA and its subsidiaries that are included therein or attached as exhibits thereto, filed by MBIA Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of MBIA Inc.'s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, and prior to the termination of the offering of the Class G-1 Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

MBIA Inc. files annual, quarterly and special reports, information statements and other information with the SEC under File No. 1-9583. Copies of MBIA Inc.'s SEC filings (including (1) MBIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, and (2) MBIA Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006) are available (i) over the Internet at the SEC’s web site at http://www.sec.gov; (ii) at the SEC’s public reference room in Washington, D.C.; (iii) over the Internet at MBIA Inc.'s web site at http://www.mbia.com; and (iv) at no cost, upon request to MBIA at its principal executive offices.

Experts

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of MBIA Inc. and subsidiaries and the financial statements of MBIA Insurance Corporation and subsidiaries incorporated in this Prospectus Supplement by reference to MBIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF THE CERTIFICATES

The following summary describes the material terms of the Certificates. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Certificates, the Pass Through Trust Agreement for each Trust and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by JetBlue with the Commission.

Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each such Trust. The terms and conditions governing each of the Trusts will be substantially the same, except as described under ‘‘— Subordination’’ and ‘‘— Purchase Rights of

Certificateholders’’ below and except that the principal amount of the Equipment Notes held by each Trust and the interest rate of the Equipment Notes held by each Trust will differ. The references to Sections in parentheses in the following summary are to the relevant Sections of each Pass Through Trust Agreement unless otherwise indicated.

General

Each Pass Through Certificate (collectively, the ‘‘Certificates’’) will represent a fractional undivided interest in one of two JetBlue Airways Spare Parts Pass Through Trusts (the ‘‘Class G-1 Trust’’ and the ‘‘Class B-1 Trust’’ and, together, the ‘‘Trusts’’). The Trusts will be formed pursuant to separate pass through trust agreements between JetBlue and Wilmington Trust Company, as trustee (the ‘‘Trustee’’), to be dated as of November 14, 2006 (each, a ‘‘Trust Agreement’’ and, collectively, the ‘‘Pass Through Trust Agreements’’) relating to such Trusts between JetBlue and the Trustee, as trustee under each Trust. The Certificates to be issued by the Class G-1 Trust and the Class B-1 Trust are referred to herein, respectively, as the ‘‘Class G-1 Certificates’’ and the ‘‘Class B-1 Certificates’’.

Each Certificate will represent a fractional undivided interest in the Trust created by the applicable Pass Through Trust Agreement pursuant to which such Certificate is issued. (Pass Through Trust Agreements, Section 3.01) The Trust Property of each Trust (the ‘‘Trust Property’’) will consist of:

•	Subject to the Intercreditor Agreement, an Equipment Note issued on a recourse basis by JetBlue.

•	The rights of such Trust under the Intercreditor Agreement and the Note Purchase Agreement (including all monies receivable in respect of such rights).

•	In the case of the Class G-1 Trust, all monies receivable under the Liquidity Facilities and the Policy.

•	Funds from time to time deposited with the applicable Trustee in accounts relating to such Trust.

The Certificates will be issued in fully registered form only and will be subject to the provisions described below under ‘‘— Delivery and Form’’. Certificates will be issued only in minimum denominations of $1,000 or integral multiples of $1,000, except that one Certificate of each Trust may be issued in a different denomination. (Pass Through Trust Agreements, Section 3.01). The Class B-1 Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for as long as they are outstanding. See ‘‘— Transfer Restrictions for the Class B-1 Certificates’’.

The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Pass Through Trust Agreements, Section 2.01). The Certificates do not represent an interest in or obligation of JetBlue, the Trustees or the Mortgagee or any affiliate of any thereof.

Subordination

On each Regular Distribution Date or Special Distribution Date (each, a ‘‘Distribution Date’’), all payments received by the Subordination Agent in respect of Equipment Notes and certain other payments under the Indenture will be distributed under the Intercreditor Agreement in the following order:

•	To the Subordination Agent, any Trustee, any Certificateholder, the Primary Liquidity Provider and the Policy Provider to the extent required to pay Administration Expenses.

•	To the Primary Liquidity Provider to the extent required to pay the Liquidity Expenses and to the Policy Provider to the extent required to pay Policy Expenses.

•	To the Primary Liquidity Provider to the extent required to pay aggregate interest accrued and unpaid on the Liquidity Obligations (as determined after giving effect to certain payments by the Policy Provider to the Primary Liquidity Provider) and to the Policy Provider to the extent required to pay aggregate interest accrued and unpaid on certain Policy Provider Obligations and, if the Policy Provider has paid to the Primary Liquidity Provider all outstanding drawings and interest thereon owing to the Primary Liquidity Provider, to the Policy Provider to the extent required to reimburse the Policy Provider for the amount of such payment made to the Primary Liquidity Provider attributable to interest accrued on such drawings.

•	Such amount as shall be required (I)(A) if the Cash Collateral Account had been previously funded, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default under the Primary Liquidity Facility shall have occurred and be continuing or (y) a Final Drawing shall have occurred, to fund the Cash Collateral Account up to the Required Amount shall be deposited in the Cash Collateral Account, (B) if the Primary Liquidity Facility shall become a Downgraded Facility or a Non-Extended Facility at a time when unreimbursed Interest Drawings under the Primary Liquidity Facility have reduced the Available Amount thereunder to zero, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and be continuing or (y) a Final Drawing shall have occurred, to deposit into the Cash Collateral Account an amount equal to the Required Amount shall be deposited in the Cash Collateral Account, and (C) if, with respect to the Primary Liquidity Facility, neither subclause (I)(A) nor subclause (I)(B) of this clause is applicable, to pay in full the outstanding amount of all Liquidity Obligations then due under the Primary Liquidity Facility (other than amounts payable as provided in the clauses above) (net of any and all payments made by the Policy Provider to the Primary Liquidity Provider in respect of the principal amount of Interest Drawings) shall be paid to the Primary Liquidity Provider and (II) if the Policy Provider has paid to the Primary Liquidity Provider all outstanding drawings and interest thereon owing to the Primary Liquidity Provider or if the Policy Provider has honored any Policy Drawings as a result of the failure of the Primary Liquidity Provider to honor Interest Drawings in accordance with the Primary Liquidity Facility, to the Policy Provider to the extent required to reimburse the Policy Provider for the amount of such payment made to the Primary Liquidity Provider in respect of principal of drawings under the Primary Liquidity Facility and the amount of such Policy Drawings, as applicable, pro rata, on the basis of the amounts of all such amounts to be deposited in the Cash Collateral Account, all such unreimbursed Liquidity Obligations and the amount of such unreimbursed Policy Provider Obligations.

•	If any amounts are to be distributed pursuant to either sub-clause (I)(A) or (I)(B) of the clause above, then the Primary Liquidity Provider shall be paid the excess of (x) the aggregate outstanding amount of its unreimbursed Advances (whether or not then due) over (y) the Required Amount;

•	If applicable, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred, to replenish the Above-Cap Collateral Account up to an amount equal to the Above-Cap Collateral Amount as recalculated as of such date (less any amount then on deposit in the Above-Cap Account).

•	To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

•	To the Trustee for the Class G-1 Trust (the ‘‘Class G-1 Trustee’’) to the extent required to pay Expected Distributions on the Class G-1 Certificates, allocated first to interest and second to principal.

•	To the Policy Provider to the extent required to pay Policy Provider Obligations (other than amounts payable pursuant to the first four clauses above and any Excess Reimbursement Obligations) and certain fees owing to the Policy Provider.

•	To the Trustee for the Class B-1 Trust (the ‘‘Class B-1 Trustee’’) to the extent required to pay Expected Distributions on the Class B-1 Certificates, allocated first to interest and second to principal.

•	To the Policy Provider to the extent required to pay any Excess Reimbursement Obligations owing to the Policy Provider.

•	If applicable, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred, to replenish the Above-Cap Collateral Account up to an amount equal to the Above-Cap Collateral Amount as recalculated as of such date; provided that the sum of the amount on deposit in the Above-Cap Account and the amount on deposit in the Above-Cap Collateral Account shall not exceed the aggregate amount of Above-Cap Payments and the Above-Cap Collateral Amount funded by the Above-Cap Liquidity Provider.

•	The balance, if any, of any such amount remaining thereafter shall be held in the Collection Account for later distribution.

For purposes of calculating Expected Distributions with respect to the Certificates of any Trust, any premium or Break Amount paid on the Equipment Note held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or Break Amount or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions.

Monies drawn under a Liquidity Facility or the Policy will not be subject to the subordination provisions of the Intercreditor Agreement.

A class of Senior Additional Certificates or Junior Additional Certificates shall rank pari passu with the Class G-1 Certificates or Class B-1 Certificates, respectively, under the Intercreditor Agreement. See ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Priority of Distribution.’’

Payments and Distributions

Payments of principal, premium (if any), Break Amount (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the applicable Trustee to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

Interest

The Equipment Note held in each Trust will accrue interest at the applicable variable rate per annum for the Certificates to be issued by such Trust set forth on the cover page of this Prospectus Supplement, subject, in the case of the Series G-1 Equipment Note, to a maximum equal to the Capped Interest Rate only for any interest period commencing on any Regular Distribution Date if a Payment Default under the Indenture shall exist on such Regular Distribution Date and continue throughout such interest period (the ‘‘Stated Interest Rates’’). Accrued interest is scheduled to be paid on January 2, April 2, July 2 and October 2 of each year, commencing on January 2, 2007, (the ‘‘Regular Distribution Dates’’). Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject to the Intercreditor Agreement. Interest on the Equipment Notes is calculated on the basis of the actual number of days elapsed over a 360-day year.

Interest payable on the Equipment Notes for each Interest Period after the initial Interest Period will be determined based on LIBOR. As promptly as practicable after the determination of LIBOR for an Interest Period under the Reference Agency Agreement, the Reference Agent will give notice of such determination of LIBOR to JetBlue, the Trustees, the Mortgagee, the Subordination Agent, the Primary Liquidity Provider, the Above-Cap Liquidity Provider and the Policy Provider. Certificateholders may obtain such information from the Trustees or otherwise in the statements included with each distribution of a Scheduled Payment or Special Payment.

Payments of interest with respect to the Class G-1 Certificates will be supported by the Primary Liquidity Facility and the Above-Cap Liquidity Facility to be provided by the applicable Liquidity Provider for the benefit of the holders of such Certificates. The Primary Liquidity Facility, together with the Above-Cap Liquidity Facility, is expected to provide an amount sufficient to pay interest on the Class G-1 Certificates at the Stated Interest Rate for the Class G-1 Certificates on up to eight successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates and assuming that JetBlue will not cure any payment default under the Indenture). The Liquidity Facilities do not provide for drawings or payments thereunder to pay for principal of or Break Amount or premium on the Class G-1 Certificates, any interest on the Class G-1 Certificates in excess of the Stated Interest Rate for the Class G-1 Certificates, or, notwithstanding the subordination provisions of the Intercreditor Agreement, any amount with respect to the Class B-1 Certificates. Therefore, only the holders of the Class G-1 Certificates will be entitled to receive and retain the proceeds of drawings under the Primary Liquidity Facility and withdrawals from the Above-Cap Account. See ‘‘Description of the Liquidity Facilities for the Class G-1 Certificates’’. The Class B-1 Certificates will not have the benefit of any liquidity facility.

In the case of the Class G-1 Certificates, after use of any available funds under the Primary Liquidity Facility, the Cash Collateral Account and the Above-Cap Account, the payment of interest at the Stated Interest Rate for the Class G-1 Certificates will be supported by the Policy provided by the Policy Provider, except in specified circumstances. See ‘‘DESCRIPTION OF THE POLICY AND THE POLICY PROVIDER AGREEMENT FOR THE CLASS G-1 CERTIFICATES — The Policy’’.

Principal

The entire principal amount of the Equipment Notes of each Series is scheduled to be paid on January 2, 2014 (the ‘‘Final Expected Distribution Date’’). The ‘‘Final Maturity Date’’ for the Class G-1 Certificates is January 2, 2016.

Payment of principal of the Class G-1 Certificates on the Final Maturity Date and, in certain limited circumstances, earlier will be supported by the Policy provided by the Policy Provider. See ‘‘Description of the Policy and the Policy Provider Agreement for the Class G-1 Certificates – The Policy’’. The Class B-1 Certificates will not have the benefit of the Policy or any other insurance policy covering payments on the Certificates.

Distributions

The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments, as defined below, received in respect of the Equipment Note held on behalf of such Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive its proportionate share, based upon its fractional undivided interest in such Trust and, subject to the Intercreditor Agreement, of principal or interest on the Equipment Note held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the Trustee to the Certificateholders of record of the relevant Trust on the record date applicable to such Scheduled Payment subject to certain exceptions. (Pass Through Trust Agreements, Section 4.02) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

Any payment in respect of, or any proceeds of, any Equipment Note or Collateral under (and as defined in) the Indenture other than a Scheduled Payment (each, a ‘‘Special Payment’’) will be distributed on, in the case of a redemption of any Equipment Note, the date of such redemption (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each, a ‘‘Special Distribution Date’’). Any such distribution will be subject to the Intercreditor Agreement.

Each Trustee will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Note held in the related Trust, such notice will be mailed not less than 20 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Pass Through Trust Agreements, Section 4.02(b) and (c)) If the redemption of an Equipment Note held in a Trust is revoked after notice of the Special Payment date for such redemption has been given to holders of Certificates issued by such Trust, the Trustee will promptly mail notice of such revocation to such Certificateholders. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Trustee to the Certificateholders of record of such Trust on the record date applicable to such Special Payment. (Pass Through Trust Agreements, Section 4.02(b)) See ‘‘— Indenture Defaults and Certain Rights Upon an Indenture Default’’ and ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Optional Redemption’’.

Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the ‘‘Certificate Account’’) for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the ‘‘Special Payments Account’’) for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain Permitted Investments. Pursuant to the terms of each Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Pass Through Trust Agreements, Sections 4.02(b) and 4.04) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Pass Through Trust Agreements, Section 4.02(b))

The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Pass Through Trust Agreements, Section 11.01) See ‘‘— Termination of the Trusts’’ below. Distributions in respect of Certificates issued in global form will be made as described in ‘‘— Delivery and Form’’ below.

If any Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York or Wilmington, Delaware, or which is not a day for trading by and between banks in the London interbank Eurodollar market (any other day being a ‘‘Business Day’’), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day, and interest shall be added for such additional period. (Pass Through Trust Agreements, Section 12.10)

‘‘Scheduled Payment’’ means (i) any payment of principal or interest on or in respect of an Equipment Note (other than any such payment which is not in fact received by the Subordination Agent within five days of the date on which such payment is scheduled to be made) due from the obligor thereon or (ii) any payment of interest on the Certificates with funds drawn under any Liquidity Facility or any payment of interest on or principal of the Certificates with funds drawn under the Policy, which payment in any such case represents the installment of principal at the stated maturity of such installment of principal on an Equipment Note, the payment of regularly scheduled interest accrued on the unpaid principal amount of an Equipment Note, or both; provided that any payment of principal, premium, if any, or interest resulting from the redemption or purchase of an Equipment Note shall not constitute a Scheduled Payment.

Pool Factors

The ‘‘Pool Balance’’ for each Trust or for the Certificates issued by any Trust indicates, as of any date, (i) the original aggregate face amount of the Certificates of such Trust less (ii) the aggregate amount of all payments made as of such date in respect of the Certificates of such Trust other than payments made in respect of interest, Break Amount or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any payment of principal of the Equipment Notes, any payment under the Policy (other than in respect of interest on the Class G-1 Certificates) or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on such Distribution Date. (Pass Through Trust Agreements, Section 1.01)

The ‘‘Pool Factor’’ for each Trust as of any date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance as of such date by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor as of any Distribution Date for each Trust or for the Certificates issued by any Trust as of any date shall be computed after giving effect to any payment of principal of the Equipment Notes, payment under the Policy (other than in respect of interest on the Class G-1 Certificates) or payment with respect to other Trust Property held in such Trust and the distribution thereof made on such Distribution Date. (Pass Through Trust Agreements, Section 1.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the par value of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Distribution Date. (Pass Through Trust Agreements, Section 4.03)

In the event of any early redemption, a purchase or a default in the payment of principal or interest in respect of the Equipment Note held in a Trust, as described in ‘‘— Indenture Defaults and Certain Rights Upon an Indenture Default’’ and ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Optional Redemption’’, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust promptly after the occurrence of any such event. (Pass Through Trust Agreements, Section 4.03(c))

Reports to Certificateholders

On each Distribution Date, the applicable Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, except as to the amounts described in items (a), (d) and (e) below):

(a)    The aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement, indicating the amount allocable to each source, including, in case of the Class G-1 Certificates, any portion thereof paid by the Primary Liquidity Provider, withdrawn from the Above Cap Account or paid by the Policy Provider.

(b)    The amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium and Break Amount, if any.

(c)    The amount of such distribution under the Pass Through Trust Agreement allocable to interest.

(d)    The Pool Balance and the Pool Factor for such Trust.

(e)    Three-Month LIBOR rates and the resulting Stated Interest Rates for the current and immediately preceding Interest Periods, as determined by the Reference Agent. (Pass Through Trust Agreements, Section 4.03(a))

So long as the Certificates are registered in the name of The Depository Trust Company (‘‘DTC’’) or its nominee, on the Record Date prior to each Distribution Date, the Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Distribution Date, the Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Pass Through Trust Agreements, Section 4.03 (a))

In addition, after the end of each calendar year but not later than the latest date permitted by law, the applicable Trustee will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (a), (b), (c), (d) and (e) above with respect to the Trust for such calendar year or, in the event such Person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its U.S. federal income tax returns. (Pass Through Trust Agreements, Section 4.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the Certificateholders. So long as the Certificates are registered in the name of DTC or its nominee, such report shall be delivered by the Trustee to DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Pass Through Trust Agreements, Section 4.03(b)) In the case of Certificates that are issued in the form of definitive Certificates, the applicable Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

Indenture Defaults and Certain Rights Upon an Indenture Default

Since the Equipment Notes issued under the Indenture will be held in the two Trusts, a continuing event of default under the Indenture (an ‘‘Indenture Default’’) would affect the Equipment Note held by each such Trust.

In the event that the same institution acts as Trustee of both Trusts, in the absence of instructions from the Certificateholders of any such Trust, such Trustee could be faced with a potential conflict of interest upon an Indenture Default. In such event, each Trustee has indicated that it would resign as Trustee of one or both such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under each Trust.

Upon the occurrence and continuation of an Indenture Default, the Controlling Party will direct the Mortgagee in the exercise of remedies thereunder. See ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Remedies’’ for a discussion of remedies available under the Indenture. In addition, the Controlling Party may direct that all (but not less than all) of the Equipment Notes be sold to any person, subject to certain limitations. See ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Intercreditor Rights — Sale of Pledged Spare Parts, Spare Engines or Equipment Notes’’. The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Pass Through Trust Agreements, Section 4.02) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, the Class B-1 Certificateholders (and, absent payments under the Policy, possibly the Class G-1 Certificateholders) will receive a smaller amount of principal distributions than anticipated and would not have any claim for the shortfall against JetBlue, any Liquidity Provider, any Trustee or, in the case of the Class B-1 Certificateholders, the Policy Provider.

Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note or Collateral under (and as defined in) the Indenture held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Pass Through Trust Agreements, Section 4.02 (b))

Any funds representing payments received with respect to any defaulted Equipment Note, or the proceeds from the sale of any Collateral or Equipment Note, held by the Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested and reinvested by such Trustee in certain Permitted Investments pending the distribution of such funds on a Special Distribution Date. (Pass Through Trust Agreements, Section 4.04) Such Permitted Investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days after the date of acquisition thereof or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Pass Through Trust Agreements, Section 1.01)

Each Pass Through Trust Agreement provides that the applicable Trustee will, within 90 days after the occurrence of any default known to the Trustee, give to the Company, the Loan Trustees, the Policy Provider and the Certificateholders of such Trust notice, transmitted by mail, of such uncured or unwaived default with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, Break Amount, if any, or interest on the Equipment Note held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interests of such Certificateholders, provided that the Trustee shall notify the Policy Provider of such default in any such case. (Pass Through Trust Agreements, Section 7.02) The term '‘‘default’’ as used in this paragraph only means the occurrence of an Indenture Default, except that in determining whether such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

Each Pass Through Trust Agreement contains a provision entitling the applicable Trustee, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement or the InterCreditor Agreement at the request of such Certificateholders. (Pass Through Trust Agreements, Section 7.03(e))

Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Pass Through Trust Agreements, Section 6.04)

In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past ‘‘event of default’’ under such Trust (i.e., any Indenture Default) and its consequences or, if the Trustee of such Trust is the Controlling Party, may direct the Trustee to instruct the Mortgagee to waive any past Indenture Default and its consequences, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium or Break Amount, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the applicable Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Pass Through Trust Agreements, Section 6.05) The Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes may on behalf of all such holders waive any past default or Indenture Default thereunder. Notwithstanding such provisions of the Indenture and Pass Through Trust Agreements, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default.

Purchase Rights of Certificateholders

Upon the occurrence and during the continuation of a Triggering Event, with ten days' written notice to the Trustee and each Certificateholder of the same Class:

•	The Class B-1 Certificateholders will have the right to purchase all of the Class G-1 Certificates. Following any such purchase, the Class B-1 Certificateholders will have the right to surrender the applicable Policy for cancellation (thereby releasing the Policy Provider from its obligations under the Policy), to pay to the Policy Provider all outstanding Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations) and to pay to the Primary Liquidity Provider all outstanding Liquidity Obligations, and upon such surrender and payments, the Policy and the Primary Liquidity Facility will be terminated. After any such surrender and payments, the Class G-1 Certificates will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility.

•	Whether or not the Class B-1 Certificateholders have purchased or elected to purchase the Class G-1 Certificates, the Policy Provider will have the right to purchase all of the Class G-1 Certificates if it is the Controlling Party and no Policy Provider Default is continuing and 120 days have elapsed since the occurrence of any of certain specified default or bankruptcy events involving JetBlue, and such event is continuing, unless the Policy has been surrendered as described in the preceding item or the Class G-1 Certificateholders elect to surrender the Policy for cancellation thereby releasing the Policy Provider from its obligations thereunder, and to pay to the Policy Provider all outstanding Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations) and to pay to the Primary Liquidity Provider all outstanding Liquidity Obligations. The Class G-1 Certificateholders electing to surrender the Policy and make such payments may do so only upon the purchase of all Class G-1 Certificates (if any) of any Class G-1 Certificateholders that do not elect to surrender the Policy and make such payments. After any such surrender and payments, the Policy and Primary Liquidity Facility will be terminated and the Class G-1 Certificates will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility.

In each case, the purchase price of the Class G-1 Certificates will be equal to the Pool Balance of the Class G-1 Certificates plus accrued and unpaid interest thereon to the date of purchase, plus Break Amount, if any, and including any other amounts then due and payable in respect of the Class G-1 Certificates. Such purchase right may be exercised by any Certificateholder of the Class entitled to such right. In each case, if prior to the end of the ten-day notice period, any other Certificateholder of the same Class notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase all, but not less than all, the Certificates pro rata based on the interest in the Trust held by each Certificateholder and, if prior to the end of such ten-day period any other Certificateholder fails to notify the purchasing Certificateholder of such other Certificateholder's desire to participate in such a purchase, then such other Certificateholder shall lose its rights to purchase the Certificates. If JetBlue or any of its affiliates is a Certificateholder, it will not have the purchase rights described above. By their acceptance of the Class G-1 Certificates, each Class G-1 Certificateholder will be deemed to agree that the surrender of the Policy to the Policy Provider as contemplated in the preceding two subparagraphs will (x) constitute an acknowledgement that the Class G-1 Certificates will no longer be entitled to the benefits of the provisions of the Intercreditor Agreement that relate to the Policy and (y) without any further action by the Class G-1 Certificateholders, have the immediate effect of releasing the Policy Provider from its obligations under the Policy. (Pass Through Trust Agreements, Section 6.01(b)). The termination of the Policy shall not include the release of the obligations of the Policy Provider with respect to any payment made on the Class G-1 Certificates prior to such termination which becomes an Avoided Payment after such termination and the obligations of the Policy Provider shall continue with respect to such Avoided Payment as and to the extent set forth in the Policy.

‘‘Triggering Event’’ means (x) the occurrence of an Indenture Default resulting in a PTC Event of Default with respect to the Class G-1 Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes or (z) certain bankruptcy or insolvency events involving JetBlue.

Upon issuance of any Additional Certificates, the purchase rights of the holders of Certificates or Additional Certificates shall be as set forth in ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Purchase Rights of Holders of Certificates or Additional Certificates.’’

PTC Event of Default

A Pass Through Certificate Event of Default (a ‘‘PTC Event of Default’’) under each Pass Through Trust Agreement means the failure to pay:

•	The outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date (unless, in the case of the Class G-1 Certificates, the Subordination Agent shall have made a drawing under the Policy in an aggregate amount sufficient to pay such outstanding Pool Balance and shall have distributed such amount to the Class G-1 Trustee).

•	Interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless, in the case of the Class G-1 Certificates, the Subordination Agent shall have made Interest Drawings, withdrawals from the Cash Collateral Account, withdrawals from the Above-Cap Account or drawings under the Policy with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Class G-1 Trustee). (Intercreditor Agreement, Section 1.1)

Any failure to make principal distributions with respect to a Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the Class G-1 Certificates resulting from an Indenture Default will constitute a Triggering Event.

Merger, Consolidation and Transfer of Assets

JetBlue will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless:

•	The surviving, successor or transferee corporation shall be validly existing under the laws of the United States or any state thereof or the District of Columbia.

•	The surviving, successor or transferee corporation shall be a '‘‘citizen of the United States’’ (as defined in Title 49 of the United States Code relating to aviation (the ‘‘Transportation Code’’)) holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the Bankruptcy Code.

•	The surviving successor or transferee corporation shall expressly assume all of the obligations of JetBlue contained in the Pass Through Trust Agreements, the Note Purchase Agreement, the Indenture and any other operative documents.

•	JetBlue shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions.

In addition, after giving effect to such transaction, no Indenture Default shall have occurred and be continuing. (Indenture, Section 4.07)

The Pass Through Trust Agreements, the Note Purchase Agreement, the Indenture and the other operative documents will not contain any covenants or provisions that may afford the applicable

Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of JetBlue.

Modifications of the Pass Through Trust Agreements and Certain Other Agreements

Each Pass Through Trust Agreement contains provisions permitting, at the request of the Company, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement, without the consent of the holders of any of the Certificates of such Trust:

•	To evidence the succession of another corporation to JetBlue and the assumption by such corporation of JetBlue's obligations under such Pass Through Trust Agreement, the Note Purchase Agreement, or, in the case of the Class G-1 Trust, the Policy Provider Agreement or any Liquidity Facility.

•	To add to the covenants of JetBlue for the benefit of holders of such Certificates or to surrender any right or power conferred upon JetBlue in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement.

•	(i) To correct or supplement any provision of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement, the Liquidity Facilities, the Policy or the Policy Provider Agreement, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement, the Liquidity Facilities, the Policy or the Policy Provider Agreement, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; or (ii), as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility (provided that, in the case of the preceding clauses (i) and (ii), the Policy Provider shall have consented to such correction, amendment or supplement).

•	To comply with any requirements of the Commission, any applicable law, rule or regulation of any exchange or quotation system on which the Certificates are listed, or of any regulatory body.

•	To modify, eliminate or add to the provisions of such Pass Through Trust Agreement, to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the ‘‘Trust Indenture Act’’), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, such other provisions as may be expressly permitted by the Trust Indenture Act.

•	To evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement as shall be necessary to provide for or facilitate the administration of the Trusts under the Pass Through Trust Agreements by more than one Trustee.

In each case, such modification or supplement may not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), for U.S. federal income tax purposes. (Pass Through Trust Agreements, Section 9.01)

Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust and the Policy Provider, of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or, in the case of the Class G-1 Trust, the Liquidity Facilities, the Policy or the Policy Provider Agreement. No such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby and the Policy Provider:

•	Reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments with respect to the Equipment Note held in such Trust or distributions in respect of any Certificate related to such Trust or, in the case of the Class G-1 Trust, with respect to payments on any Liquidity Facility or the Policy, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due.

•	Permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Note.

•	Alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders.

•	Reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in such Pass Through Trust Agreement.

•	Modify any of the provisions relating to the rights of the Certificateholders in respect of such amendments or supplements or the waiver of events of default or receipt of payment, except to increase any such percentage or to provide that certain other provisions of such Pass Through Trust Agreement cannot be modified or waived without the consent of the Certificateholder of each Certificate affected thereby.

•	In the case of the Class G-1 Trust, terminate or modify the Policy.

•	Adversely affect the status of any Trust as a grantor trust under Subpart E. Part 1 of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Pass Through Trust Agreements, Section 9.01)

In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under the Note Purchase Agreement, the Indenture, any Equipment Note or any other related document, such Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice. Such Trustee shall request from the Certificateholders a direction as to:

•	Whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct.

•	Whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party.

•	How to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto.

Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing):

•	Other than as Controlling Party, such Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates of the relevant Trust.

•	As the Controlling Party, such Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust.

For purposes of the immediately preceding paragraph, a Certificate shall have been ‘‘actually voted’’ if the Certificateholder has delivered to the applicable Trustee an instrument evidencing such Certificateholder's consent to such direction prior to one Business Day before such Trustee directs such action or casts such vote or gives such consent.

Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, a Trustee may, in its own discretion and at its own direction, consent and notify the Mortgagee of such consent (or direct the Subordination Agent to consent and notify the Mortgagee of such consent) to any amendment, modification, waiver or supplement under the Note Purchase Agreement, the Indenture, any relevant Equipment Note or any other related document, if an Indenture Default shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Pass Through Trust Agreements, Section 9.01)

Termination of the Trusts

The obligations of JetBlue and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Pass Through Trust Agreements, Section 11.01)

Governing Law

The Pass Through Trust Agreements and the Certificates will be governed by the laws of the State of New York. (Pass Through Trust Agreements, Section 12.04)

The Trustees

The Trustee for each Trust will be Wilmington Trust Company. The Trustees' address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. Attention: Corporate Trust Administration.

Delivery and Form

Book Entry for the Certificates

Upon issuance, the Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. (‘‘Cede’’), the nominee of DTC. DTC was created to hold securities for its participants (‘‘DTC Participants’’) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (‘‘Indirect DTC Participants’’). Interests in a global certificate may also be held through the Euroclear System and Clearstream, Luxembourg.

So long as such book-entry procedures are applicable, no person acquiring an interest in the Class G-1 Certificates (‘‘Class G-1 Certificate Owner’’) or the Class B-1 Certificates (‘‘Class B-1 Certificate Owner’’; and a Class G-1 Certificate Owner or a Class B-1 Certificate Owner being a ‘‘Certificate Owner’’) will be entitled to receive a certificate representing such person's interest in such Certificates. Unless and until definitive Certificates are issued under the limited circumstances described below under ‘‘— Physical Certificates’’, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and ‘‘clearing agency’’ registered pursuant to Section 17A of the Securities Exchange Act of 1934.

Under the New York Uniform Commercial Code, a ‘‘clearing corporation’’ is defined as:

•	a person that is registered as a ‘‘clearing agency’’ under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A ‘‘clearing agency’’ is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions of principal, premium, if any, and interest from the related Trustee through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because payments with respect to the Certificates will be forwarded by the related Trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Certificates in an amount proportionate to the principal amount of that DTC Participant's holdings of beneficial interests in the Certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its

Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical Certificates, DTC's rules provide a mechanism by which Certificate Owners will receive payments on the Certificates and will be able to transfer their interests.

Unless and until physical Certificates are issued under the limited circumstances described under ‘‘— Physical Certificates’’ below, the only physical Certificateholder will be Cede, as nominee of DTC. Related Certificate Owners will not be recognized by the related Trustee as registered owners of the Certificates under the applicable Pass Through Trust Agreement. Certificate Owners will be permitted to exercise their rights under the applicable Pass Through Trust Agreement only indirectly through DTC. DTC will take any action permitted to be taken by a Certificateholder under the applicable Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. In the event any action requires approval by Certificateholders of a certain percentage of the beneficial interests in the related Trust, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC's rules applicable to itself and DTC Participants are on file with the Commission.

A Certificate Owner's ability to pledge its Certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Certificates, may be limited due to the lack of a physical Certificate to evidence ownership of the Certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither JetBlue nor the Trustees will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participants or any Indirect DTC Participants of their respective obligations under the rules and procedures governing their obligations.

As long as the Certificates are registered in the name of DTC or its nominee, JetBlue will make all payments to the Mortgagee under the Indenture in immediately available funds. The Trustee will pass through to DTC in immediately available funds all payments received from JetBlue, including the final distribution of principal with respect to the Certificates.

Any Certificates registered in the name of DTC or its nominee will trade in DTC's Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Certificates to settle in immediately available funds. DTC cannot give any assurance as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

Physical Certificates will be issued in paper form to Certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	JetBlue advises the Trustees in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and JetBlue is unable to locate a qualified successor;

•	JetBlue elects to terminate the book-entry system through DTC; or

•	after the occurrence of a PTC Event of Default, Certificate Owners owning at least a majority in interest in the related Trust advise the related Trustee, JetBlue and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the Certificate Owners' best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the applicable Trustee will notify all related Certificate Owners through DTC Participants of the availability of physical Certificates. Upon surrender by DTC of the global certificates and receipt of instructions for re-registration, the applicable Trustee will reissue the related Certificates as physical Certificates to Certificate Owners.

In the case of all physical Certificates that are issued, the applicable Trustee or a paying agent will make distributions of principal, premium, if any, and interest with respect to such Certificates directly to holders in whose names the physical Certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a Certificate, the applicable Trustee or a paying agent will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by such Trustee. The applicable Trustee or a paying agent will make the final payment with respect to any Certificate only upon presentation and surrender of the applicable Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

Physical Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the applicable Pass Through Trust Agreement, subject in the case of the Class B-1 Certificates to certain transfer restrictions. See ‘‘— Transfer Restrictions for Class B-1 Certificates’’. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the Trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

Transfer Restrictions for Class B-1 Certificates

The Class B-1 Certificates will be subject to transfer restrictions. They may be sold or otherwise transferred only to qualified institutional buyers (‘‘QIBs’’), as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding.

Each purchaser of Class B-1 Certificates (other than the Underwriters), by such purchase, will be deemed to:

1.    Represent that it is purchasing the Class B-1 Certificates for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB.

2.    Agree that any sale or other transfer by it of any Class B-1 Certificate will only be made to a QIB.

3.    Agree that it will deliver to each person to whom it transfers Class B-1 Certificates notice of these restrictions on transfer of the Class B-1 Certificates.

4.    Agree that no registration of the transfer of a Class B-1 Certificate in physical form will be made unless the transferee completes and submits to the Class B-1 Trustee the form included on the reverse of the Class B-1 Certificate in which it states that it is purchasing the Class B-1 Certificate for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB.

5.    Understand that the Class B-1 Certificates will bear a legend substantially to the following effect:

‘‘THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT); (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS CERTIFICATE EXCEPT TO A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT); AND (3) AGREES THAT IF IT SHOULD RESELL OR OTHERWISE TRANSFER THIS CERTIFICATE IT WILL DELIVER TO EACH PERSON TO WHOM THIS CERTIFICATE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS

CERTIFICATE, THE TRANSFEREE MUST COMPLETE THE FORM ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT SUCH FORM TO THE PASS THROUGH TRUSTEE. THE PASS THROUGH TRUST AGREEMENT CONTAINS A PROVISION REQUIRING THE REGISTRAR TO REFUSE TO REGISTER ANY TRANSFER OF THIS CERTIFICATE IN VIOLATION OF THE FOREGOING RESTRICTIONS.’’

6.    Acknowledge that JetBlue, the Class B-1 Trustee, the Underwriters, and others will rely on the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that, if any of the acknowledgments, representations, warranties and agreements deemed to have been made by its purchase of the Class B-1 Certificates is no longer accurate, it shall promptly notify JetBlue, the Class B-1 Trustee and the Underwriters. If it is acquiring any Class B-1 Certificates as a fiduciary or agent of one or more investor accounts, it represents that it has sole investment discretion with respect to each such investor account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such investor account.

7.    Acknowledge that the foregoing restrictions apply to holders of beneficial interests in the Class B-1 Certificates as well as to registered holders of Class B-1 Certificates.

8.    Acknowledge that the Class B-1 Trustee will not be required to accept for registration of transfer any Class B-1 Certificate unless evidence satisfactory to JetBlue and the Class B-1 Trustee that the restrictions on transfer set forth herein have been complied with is submitted to them.

DESCRIPTION OF THE LIQUIDITY FACILITIES FOR THE CLASS G-1 CERTIFICATES

The following summary describes the material terms of the Liquidity Facilities for the Class G-1 Certificates and certain provisions of the Intercreditor Agreement relating to the Liquidity Facilities. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facilities and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by JetBlue with the Commission. The term ‘‘Liquidity Facilities’’ refers to the Primary Liquidity Facility and the Above-Cap Liquidity Facility.

Primary Liquidity Facility

General

Landesbank Hessen-Thüringen Girozentrale (the ‘‘Primary Liquidity Provider’’) will enter into a revolving credit agreement (the ‘‘Primary Liquidity Facility’’) with the Subordination Agent with respect to the Class G-1 Trust. There will be no primary liquidity facility with respect to the Class B-1 Trust. On any Distribution Date, if, after giving effect to the subordination provisions of the Intercreditor Agreement, the Subordination Agent does not have sufficient funds for the payment of interest on the Class G-1 Certificates, the Primary Liquidity Provider will make an advance (an ‘‘Interest Drawing’’) in the amount needed to fund such interest shortfall up to the Maximum Available Commitment. The Expiry Date of the Primary Liquidity Facility shall be fifteen (15) days after the Final Maturity Date for the Class G-1 Certificates.

The maximum amount of Interest Drawings available under the Primary Liquidity Facility, together with the amounts in the Above-Cap Account (if any), are expected to provide an amount sufficient to pay interest on the Class G-1 Certificates on up to eight consecutive quarterly Regular Distribution Dates at the Stated Interest Rate for the Class G-1 Certificates (calculated without regard to expected future payments of principal and assuming that JetBlue will not cure any Payment Default). If interest payment defaults occur which exceed the amount covered by and available under the Primary Liquidity Facility and funds available in the Above-Cap Account, the Class G-1 Certificateholders will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. The initial Primary Liquidity Provider may be replaced by one or more other entities under certain circumstances.

Drawings

The aggregate amount available under the Primary Liquidity Facility at January 2, 2007, the first Regular Distribution Date after the initial issuance date of the Certificates (the ‘‘Issuance Date’’), will be $15,398,301. Except as otherwise provided below, the Primary Liquidity Facility will enable the Subordination Agent to make Interest Drawings thereunder promptly on or after any Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on the Class G-1 Certificates at the Stated Interest Rate for the Class G-1 Certificates (calculated assuming that JetBlue will not cure any Payment Default); provided, however, that the maximum amount available to be drawn under the Primary Liquidity Facility on any Regular Distribution Date to fund any shortfall of interest on the Class G-1 Certificates will not exceed the then Maximum Available Commitment. The Subordination Agent shall not draw on the Primary Liquidity Facility on any Distribution Date on which the proceeds of a Final Disposition are being distributed.

The ‘‘Maximum Available Commitment’’ at any time is an amount equal to the then Required Amount less the aggregate amount of each Interest Drawing outstanding under the Primary Liquidity Facility at such time, provided that following a Downgrade Drawing or a Final Drawing, the Maximum Available Commitment shall be zero.

The ‘‘Required Amount’’ will be equal, on any day, to (I) so long as no Interest Drawing has been made thereunder the sum of the aggregate amount of interest, calculated at the rate per annum equal to the Capped Interest Rate that would be payable on the Class G-1 Certificates on each of the eight consecutive quarterly Regular Distribution Dates immediately following such day or, if such day is a Regular Distribution Date, on such day and the succeeding seven quarterly Regular Distribution Dates, in each case calculated on the basis of the Pool Balance of the Class G-1 Certificates on such day and without regard to expected future payments of principal on the Class G-1 Certificates or (II) if one or more Interest Drawings made thereunder remain unreimbursed on such day, the sum of (x) the unreimbursed amount of such Interest Drawing(s) and (y) product of (A) the Undrawn Percentage and (B) the amount determined pursuant to clause (i) as if no Interest Drawings were outstanding and unreimbursed on such date. The ‘‘Undrawn Percentage’’ as of any date is equal to one hundred percent minus the sum of the Individual Drawn Percentages for the Interest Drawings that are unreimbursed as of such date. ‘‘Individual Drawn Percentage’’ means, as of any date, a fraction (x) the numerator of which is the outstanding amount of such Interest Drawing as of such date and (y) the denominator of which is the applicable Required Amount as of the date of such Interest Drawing, calculated in accordance with clause (i) as of the date of such Interest Drawing and on the basis of the lower of the applicable Stated Interest Rate and the applicable Capped Interest Rate as of the date of such Interest Drawing. Repayments of Interest Drawings or such withdrawals shall be deemed to have been made in the order in which such Interest Drawings or withdrawals were made. In the event of any Policy Provider Election, the Pool Balance for purposes of the definition of Required Amount shall be deemed to be reduced to zero.

‘‘Capped Interest Rate’’ means, at any time, Capped LIBOR at such time plus 0.230% per annum.

‘‘Capped LIBOR’’ means, at any time, 10.0% per annum.

The Primary Liquidity Facility does not provide for drawings thereunder to pay for principal of or premium, if any, on, or Break Amount, if any, with respect to, the Class G-1 Certificates or to pay any amount with respect to the Class B-1 Certificates. The Primary Liquidity Facility does not provide for drawings thereunder to pay any interest on the Class G-1 Certificates in excess of an amount equal to eight full quarterly installments of interest calculated at the Capped Interest Rate. (Primary Liquidity Facility, Section 2.02; Intercreditor Agreement, Section 3.5)

Each payment by the Primary Liquidity Provider reduces by the same amount the Maximum Available Commitment, subject to reinstatement as hereinafter described. With respect to any Interest Drawing, upon reimbursement of the Primary Liquidity Provider in full or in part for the amount of such Interest Drawing plus interest thereon, the Maximum Available Commitment under the Primary Liquidity Facility will be reinstated by an amount equal to the product of (i) the then Required Amount (calculated as if no Interest Drawing is outstanding), and (ii) a fraction, the numerator of which is the amount of such reimbursement (assuming that Interest Drawings are reimbursed in the order in which they were made) in respect of principal of such Interest Drawing and the denominator of which is the Required Amount at the date of such Interest Drawing (calculated as if no Interest Drawing was then outstanding and on the basis of the lower of the applicable Stated Interest Rate and the applicable Capped Interest Rate as of such date) but not to exceed the Required Amount for such Primary Liquidity Facility. However, the Primary Liquidity Facility will not be so reinstated at any time if (i) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and be continuing or (ii) a Final Drawing shall have occurred. Any amounts paid by the Policy Provider to the Primary Liquidity Provider as described in ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Intercreditor Rights — Controlling Party’’ or ‘‘Description of the Policy and the Policy Provider Agreement for the Class G-1 Certificates — The Policy — Primary Liquidity Provider Drawing’’ will not reinstate the Primary Liquidity Facility but any reimbursement of such amounts received by the Policy Provider under the distribution provisions of the Intercreditor Agreement will reinstate the Primary Liquidity Facility to the extent of such reimbursement unless (i) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and be continuing or (ii) a Final Drawing shall have occurred. With respect to any other drawings under the Primary Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. (Primary Liquidity Facility, Section 2.04(a); Intercreditor Agreement, Section 3.5(j)). Upon the occurrence of the Liquidity Provider Reimbursement Date, no further drawings under the Primary Liquidity Facility will be permitted.

‘‘Non-Performing Equipment Note’’ means an Equipment Note, with respect to which a Payment Default has occurred and is continuing thereunder (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding under the U.S. Bankruptcy Code in which JetBlue is a debtor any Payment Default existing during the 60-day period under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code or as may apply for the cure of such Payment Default under Section 1110(a)(2)(B) of the U.S. Bankruptcy Code) shall not be taken into consideration until the expiration of the applicable period. ‘‘Performing Equipment Note’’ means any Equipment Note that is not a Non-Performing Equipment Note.

If at any time the short-term unsecured debt rating or short-term issuer credit rating, as the case may be, of the Primary Liquidity Provider then issued by either Rating Agency is lower than the Threshold Rating and the Primary Liquidity Facility is not replaced with a Replacement Facility within ten days after notice of such downgrading and as otherwise provided in the Intercreditor Agreement, the Primary Liquidity Facility will be drawn in full up to the then Maximum Available Commitment (the ‘‘Downgrade Drawing’’). The proceeds of a Downgrade Drawing will be deposited into a cash collateral account (the ‘‘Cash Collateral Account’’) and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under the Primary Liquidity Facility would be used. (Primary Liquidity Facility, Section 2.02(c); Intercreditor Agreement, Section 3.5(c)) If a qualified Replacement Facility is subsequently provided, the balance of the Cash Collateral Account will be repaid to the replaced Primary Liquidity Provider.

A ‘‘Replacement Facility’’ will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Primary Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Class G-1 Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the replaced Primary Liquidity Provider but without regard to the Policy), which shall have been consented to by the Policy Provider, which consent shall not be unreasonably withheld or delayed, in a face amount (or in an aggregate face amount) equal to the amount of interest payable on the Class G-1 Certificates (at the Capped Interest Rate and without regard to expected future principal payments) on the eight Regular Distribution Dates following the date of replacement of the Primary Liquidity Facility and issued by a person (or persons) having unsecured short-term debt rating or issuer credit rating, as the case may be, issued by both Rating Agencies which are equal to or higher than the Threshold Rating. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as ‘‘Controlling Party’’) under the Intercreditor Agreement as the Primary Liquidity Provider being replaced.

‘‘Threshold Rating’’ means the short-term unsecured debt rating of P-1 by Moody's and the short-term issuer credit rating of A-1 by Standard & Poor's.

The Primary Liquidity Facility provides that the Primary Liquidity Provider's obligations thereunder will expire on the earliest of:

•	January 17, 2016.

•	The date on which the Subordination Agent delivers to the Primary Liquidity Provider a certification that all of the Class G-1 Certificates have been paid in full or are no longer entitled to the benefits of the Primary Liquidity Facility.

•	The date on which the Subordination Agent delivers to the Primary Liquidity Provider a certification that a Replacement Facility has been substituted for the Primary Liquidity Facility.

•	The fifth Business Day following receipt by the Subordination Agent of a Termination Notice from the Primary Liquidity Provider (see ‘‘— Liquidity Events of Default and Termination’’).

•	The date on which no amount is or may (by reason of reinstatement) become available for drawing under the Primary Liquidity Facility.

•	The occurrence of the Liquidity Provider Reimbursement Date.

•	The occurrence of a termination of the Primary Liquidity Facility as described in the first or second bullet point under ‘‘DESCRIPTION OF THE CERTIFICATES – Purchase Rights of Certificateholders’’.

•	The Special Distribution Date (as defined in the Intercreditor Agreement) with respect to the proceeds of a Final Disposition (as defined in the Intercreditor Agreement).

Subject to certain limitations, JetBlue may, at its option, arrange for a Replacement Facility at any time to replace the Primary Liquidity Facility (including, without limitation, any Replacement Facility described in the following sentence); provided, that except under the limited circumstances specified in the Intercreditor Agreement, JetBlue may not replace the Initial Primary Liquidity Provider prior to the third anniversary of the Closing Date. The Primary Liquidity Provider may also arrange for a Replacement Facility to replace its Primary Liquidity Facility at any time after a Downgrade Drawing. If any Replacement Facility is provided at any time after a Downgrade Drawing, the funds on deposit in the Cash Collateral Account will be returned to the Primary Liquidity Provider being replaced. (Intercreditor Agreement, Sections 3.5(c) and (e)).

Upon receipt by the Subordination Agent of a Termination Notice from the Primary Liquidity Provider, the Subordination Agent shall request a final drawing (a ‘‘Final Drawing’’) under the Primary Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder. The Subordination Agent will hold the proceeds of the Final Drawing in the Cash Collateral Account as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Primary Liquidity Facility would be used. (Primary Liquidity Facility, Section 2.02(d); Intercreditor Agreement, Section 3.5(i))

Drawings under the Primary Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by the Primary Liquidity Facility. Upon receipt of such a certificate, the Primary Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the Primary Liquidity Provider of the amount specified in any drawing under the Primary Liquidity Facility, the Primary Liquidity Provider will be fully discharged of its obligations under the Primary Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under the Primary Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

Reimbursement of Drawings

The Subordination Agent must reimburse amounts drawn under the Primary Liquidity Facility by reason of an Interest Drawing, Final Drawing or Downgrade Drawing and interest thereon, but only to the extent that the Subordination Agent has funds available therefor.

Interest Drawings and Final Drawings

Amounts drawn by reason of an Interest Drawing or Final Drawing under the Primary Liquidity Facility will be immediately due and payable, together with interest on the amount of such drawing. From the date of the drawing to (but excluding) the third business day following the Primary Liquidity Provider's receipt of the notice of such Interest Drawing, interest will accrue at the Base Rate plus 1.75% per annum. Thereafter, interest will accrue at Liquidity Facility LIBOR for the applicable interest period plus 1.75% per annum. In the case of the Final Drawing, however, the Subordination Agent may convert the Final Drawing into a drawing bearing interest at the Base Rate plus 1.75% per annum on the last day of an interest period for such Drawing.

‘‘Base Rate’’ means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Primary Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent (1/4 of 1%).

‘‘Liquidity Facility LIBOR’’ means, with respect to any interest period, (i) the rate per annum appearing on display page 3750 (British Bankers Association – LIBOR) of the Telerate Service (or any successor or substitute therefor) at approximately 11:00 a.m. (London time) two business days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the Primary Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the LIBOR Advance to which such interest period is to apply and for a period comparable to such interest period.

Downgrade Drawings

The amount drawn under the Primary Liquidity Facility by reason of a Downgrade Drawing will be treated as follows:

•	Such amount will be released on any Distribution Date to the Primary Liquidity Provider to the extent that such amount exceeds the Required Amount.

•	Any portion of such amount withdrawn from the Cash Collateral Account to pay interest on the Certificates will be treated in the same way as Interest Drawings.

•	The balance of such amount will be invested in certain specified eligible investments.

Any Downgrade Drawing, other than any portion thereof applied to the payment of interest on the Class G-1 Certificates, will bear interest (x) subject to clause (y) below, at a rate equal to Liquidity Facility LIBOR for the applicable interest period plus a specified margin on the outstanding amount from time to time of such drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under ‘‘— Liquidity Events of Default and Termination’’, at a rate equal to Liquidity Facility LIBOR for the applicable interest period (or, as described in the first paragraph under ‘‘— Interest Drawings and Final Drawings’’, the Base Rate) plus 1.75% per annum.

Liquidity Events of Default and Termination

Events of default under the Primary Liquidity Facility (each, a ‘‘Liquidity Event of Default’’) will consist of:

•	The acceleration of all of the Equipment Notes.

•	Certain bankruptcy or similar events involving JetBlue. (Primary Liquidity Facility, Section 1.01)

If (i) any Liquidity Event of Default has occurred and is continuing and (ii) any Equipment Note is a Non-Performing Equipment Note, the Primary Liquidity Provider may, in its discretion, deliver a notice of termination of the Primary Liquidity Facility (a ‘‘Termination Notice’’) to the Subordination Agent. The Termination Notice will have the following consequences:

•	The Primary Liquidity Facility will expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent.

•	The Subordination Agent will promptly request, and the Primary Liquidity Provider will promptly make, a Final Drawing in an amount equal to the then Maximum Available Commitment.

•	Any drawing remaining unreimbursed as of the date of termination will be automatically converted into a Final Drawing.

•	All amounts owing to the Primary Liquidity Provider automatically will be accelerated.

Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Primary Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT – Priority of Distributions’’. (Liquidity Facilities, Section 6.01) Upon the circumstances described below under ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Intercreditor Rights’’, the Primary Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indenture. (Intercreditor Agreement, Section 2.6(c)).

Upon the occurrence of the Liquidity Provider Reimbursement Date, the Primary Liquidity Facility will automatically expire, any drawing remaining unreimbursed as of such date will be automatically converted into a Final Drawing and all amounts owing to the Primary Liquidity Provider automatically will be accelerated. On and after such date, no drawings under the Primary Liquidity Facility will be permitted.

Primary Liquidity Provider

The initial Primary Liquidity Provider will be Landesbank Hessen-Thüringen Girozentrale. Landesbank Hessen-Thüringen Girozentrale is a public-law banking institution with its principal offices located at Neue Mainzer Strasse 52-58, 60311 Frankfurt am Main, Germany.

Landesbank Hessen-Thüringen Girozentrale has a short-term unsecured debt rating of P-1 from Moody's, a short-term issuer credit rating of A-l from Standard & Poor's and a short-term credit rating of F1+ from Fitch.

Above-Cap Liquidity Facility

General

The Subordination Agent and the Above-Cap Liquidity Provider will enter into an irrevocable interest rate cap agreement with respect to the Class G-1 Trust (the ‘‘Above-Cap Liquidity Facility’’). There will be no Above-Cap liquidity facility with respect to the Class B-1 Trust.

Payments

Under the Above-Cap Liquidity Facility, the Above-Cap Liquidity Provider will make payments on any Distribution Date (other than a Distribution Date on which the proceeds of a Final Disposition are being distributed) if (i) after giving effect to the provisions of the Intercreditor Agreement (but without regard to drawings under the Primary Liquidity Facility or withdrawals from the Cash Collateral Account or Above-Cap Account), the Subordination Agent does not have sufficient funds for the payment of interest on the Class G-1 Certificates, (ii) LIBOR for the Interest Period ending on such Distribution Date (or, if such Distribution Date is not the last day of an Interest Period, LIBOR for the Interest Period including such Distribution Date) exceeds Capped LIBOR and (iii) the Stated Interest Rate for the Class G-1 Certificates for the Interest Period ending on such Distribution Date (or, if such Distribution Date is not the last day of an Interest Period, the Stated Interest Rate for the Class G-1 Certificates for the Interest Period including such Distribution Date) exceeds the Capped Interest Rate, in an amount (an ‘‘Above-Cap Payment’’) equal to (regardless of whether any portion of such amount has been or is being funded by the Primary Liquidity Provider as an Interest Drawing) the excess of (1) the product of (x) the difference between LIBOR for the Interest Period ending on such Distribution Date (or, if such Distribution Date is not the last day of an interest Period, LIBOR for the Interest Period including such Distribution Date) and Capped LIBOR, multiplied by (y) the Pool Balance of the Class G-1 Certificates, multiplied by (z) actual days elapsed in the applicable Interest Period divided by 360 over (2) the amount, if any, on deposit in the Above-Cap Account.

An Above-Cap Payment under the Above-Cap Liquidity Facility will be made to the Subordination Agent which will immediately deposit such Above-Cap Payment in the Above-Cap Account to be available for withdrawals as described in ‘‘— Above-Cap Account below.

The Above-Cap Liquidity Facility will be available to make payments only as long as the Primary Liquidity Facility is available to be drawn or there are amounts in the Cash Collateral Account.

The Above-Cap Liquidity Facility does not provide for payments thereunder to pay, directly or indirectly, principal of or premium, if any, on, or Break-Amount, if any, with respect to, the Class G-1 Certificates or to pay any amount with respect to the Class B-1 Certificates. (Intercreditor Agreement, Section 3.5) The Subordination Agent will have no obligation to reimburse the Above-Cap Liquidity Provider for any Above-Cap Payment.

Early Termination

If at any time (i) the short-term unsecured debt rating or short-term issuer credit rating, as the case may be, of the Above-Cap Liquidity Provider or, in the case of the initial Above-Cap Liquidity Facility, the Above-Cap Liquidity Provider Guarantor then issued by either Rating Agency is lower than the Threshold Rating, (ii) in the case of the initial Above-Cap Liquidity Facility, the Above-Cap Liquidity Provider Guarantor's guarantee ceases to be in full force and effect (or becomes invalid or unenforceable or the Above-Cap Liquidity Provider Guarantor denies its liability thereunder) or (iii) certain other events occur relating to certain changes in law or other circumstances, then the Above-Cap Liquidity Facility may be replaced by a replacement Above-Cap Liquidity Facility to be provided by one or more financial institutions having such short-term unsecured debt ratings issued by both Rating Agencies which are equal to or higher than the Threshold Rating. If the Above-Cap Liquidity Facility is not replaced within ten days (or, in the case of clause (iii) above, 20 days) after such downgrading, the Above-Cap Liquidity Provider will pay to the Subordination Agent for deposit into an account (the ‘‘Above-Cap Collateral Account’’) for the benefit of the Class G-1 Certificates an amount in cash (the ‘‘Above-Cap Collateral Amount’’) equal to the product of:

•	0.256 multiplied by

•	10.0% per annum, multiplied by

•	the Pool Balance of the Class G-1 Certificates,

plus all other unpaid amounts then due under the Above-Cap Liquidity Facility. Upon such payment, the Above-Cap Liquidity Facility shall terminate. The Above-Cap Liquidity Provider will have the right to replace the Above-Cap Liquidity Facility by a replacement Above-Cap Liquidity Facility or to terminate the Above-Cap Liquidity Facility by paying the Above-Cap Collateral Amount upon the occurrence of certain events relating to deduction or withholding for tax.

The Above-Cap Collateral Amount will be used for the same purposes and under the same circumstances, and subject to the same conditions, as Above-Cap Payments under the Above-Cap Liquidity Facility (were the Above-Cap Liquidity Facility still in effect) would be used. Cash deposited into the Above-Cap Collateral Account will be invested in certain specified eligible investments.

The Above-Cap Liquidity Facility provides that the Above-Cap Liquidity Provider's obligations thereunder will expire on the earlier of the first Business Day after (i) the Final Maturity Date and (ii) the date on which the Pool Balance of the Class G-1 Certificates equals zero.

Above-Cap Account

The Subordination Agent will maintain an account (the ‘‘Above-Cap Account’’) for the Class G-1 Trust into which Above-Cap Payments made by the Above-Cap Liquidity Provider will be deposited.

If, on any Distribution Date, after giving effect to the subordination provisions of the Intercreditor Agreement and after giving effect to any Interest Drawing under the Primary Liquidity Facility or withdrawals from the Cash Collateral Account, there are insufficient funds available to the Subordination Agent to pay interest on the Class G-1 Certificates (regardless of whether LIBOR is lower or higher than Capped LIBOR), the Subordination Agent shall make a withdrawal from the Above-Cap Account to fund such shortfall to the extent funds are available in the Above-Cap Account (after giving effect to any Above-Cap Payment or equivalent transfer from the Above-Cap Collateral Account).

Amounts deposited into the Above-Cap Account are not available to pay principal of or premium, if any, on or Break Amount, if any, with respect to, the Class G-1 Certificates or to pay any amount with respect to the Class B-1 Certificates. On the first Business Day after the earlier of (i) the Final Maturity Date and (ii) the date of payment of Final Distributions with respect to the Class G-1 Certificates, the Subordination Agent will pay to the Above-Cap Liquidity Provider an amount equal to the sum of the amounts remaining in the Above-Cap Account and the Above-Cap Collateral Account, if any.

Amounts in the Above-Cap Account (if any), together with the maximum amount of Interest Drawings available under the Primary Liquidity Facility, are expected to provide an amount sufficient to pay interest (calculated at the Stated Interest Rate for the Class G-1 Certificates) on the Class G-1 Certificates on up to eight consecutive Regular Distribution Dates (without regard to any expected future payments of principal on such Certificates and assuming that JetBlue will not cure any Payment Default).

Notwithstanding the subordination provisions of the Intercreditor Agreement, the holders of the Class G-1 Certificates will be entitled to receive and retain the proceeds of withdrawals from the Above-Cap Account.

Initial Above-Cap Liquidity Provider

The initial Above-Cap Liquidity Provider will be Morgan Stanley Capital Services Inc. (the ‘‘Above-Cap Liquidity Provider’’ and, together with the Primary Liquidity Provider, the ‘‘Liquidity Providers’’). The obligations of the Above-Cap Liquidity Provider will be guaranteed by Morgan Stanley (the ‘‘Above-Cap Liquidity Provider Guarantor’’). The Above-Cap Liquidity Provider Guarantor has a short-term unsecured debt rating of P-1 from Moody's and a short-term issuer credit rating of A-l from Standard & Poor's.

 DESCRIPTION OF THE POLICY AND THE POLICY PROVIDER AGREEMENT FOR THE CLASS G-1 CERTIFICATES

The following summary describes the material terms of the Policy for the Class G-1 Certificates and certain provisions of the Policy Provider Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Policy and the Policy Provider Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by JetBlue with the Commission.

The Policy

The Policy Provider will issue a financial guaranty insurance policy (the ‘‘Policy’’) in favor of the Subordination Agent for the benefit of the Class G-1 Trustee, the holders of the Class G-1 Certificates and as agent for the Primary Liquidity Provider. The Policy does not cover any amounts payable on the Class B-1 Certificates. Drawings under the Policy may be made under the following six circumstances:

Interest Drawings

If on any Regular Distribution Date (which is not also the Final Maturity Date or Special Distribution Date established as described under ‘‘— Proceeds Deficiency Drawing’’ and ‘‘— No Proceeds Drawing’’) after giving effect to the application of available funds in accordance with the subordination provisions of the Intercreditor Agreement and to the application of any drawing paid under the Primary Liquidity Facility in respect of interest due on the Class G-1 Certificates on such Distribution Date, any withdrawal of funds from the Cash Collateral Account in respect of such interest and any withdrawal from the Above-Cap Account in respect of such interest (collectively, ‘‘Prior Funds’’), the Subordination Agent does not then have sufficient funds available for the payment of all amounts due and owing in respect of accrued and unpaid interest on the Class G-1 Certificates at the Stated Interest Rate for the Class G-1 Certificates (calculated assuming that JetBlue will not cure any Payment Default), the Subordination Agent is to request a Policy Drawing under the Policy in an amount sufficient to enable the Subordination Agent to pay such accrued interest.

Proceeds Deficiency Drawing

If on any Special Distribution Date (which is not also an Election Distribution Date or the Provider Distribution Date) established by the Subordination Agent by reason of its receipt of a Special Payment constituting the proceeds from the sale and final disposition of all the Equipment Notes (as to which there has been a payment default or which has been accelerated) or of all the Pledged Spare Parts and Spare Engines subject to the lien of the Indenture at the time of such sale, as the case may be (each, a ‘‘Final Disposition’’), after giving effect to the application of such proceeds in accordance with the subordination provisions of the Intercreditor Agreement, the Subordination Agent does not then have sufficient funds available for the payment in full of the then outstanding Pool Balance of the Class G-1 Certificates, together with accrued and unpaid interest thereon at the Stated Interest Rate for the Class G-1 Certificates for the period from the immediately preceding Regular Distribution Date to such Special Distribution Date (calculated assuming that JetBlue will not cure any Payment Default) (collectively, the ‘‘Relevant Outstanding Amount’’), the Subordination Agent is to request a Policy Drawing under the Policy in an amount sufficient to enable the Subordination Agent to pay the Relevant Outstanding Amount.

No Proceeds Drawing

If a Payment Default exists with respect to the Series G-1 Equipment Note (without giving effect to any acceleration or any payments by any Liquidity Provider or the Policy Provider) for a period of eight consecutive Interest Periods (such period, the ‘‘Default Period’’) and continues to exist on the Regular Distribution Date on which such eighth Interest Period ends, on the 25th day following such Regular Distribution Date (or if such 25th day is not a Business Day, the next Business Day), unless a Policy Provider Election has been made (or deemed to have been made) or the Subordination Agent has received a Special Payment constituting proceeds from a Final Disposition during such Default Period, the Subordination Agent is to request a Policy Drawing in an amount equal to the then outstanding principal amount of the Series G-1 Equipment Note (less the amount of any Policy Drawings previously paid by the Policy Provider in respect of principal) plus accrued and unpaid interest thereon at the Stated Interest Rate for the Class G-1 Certificates (calculated assuming that JetBlue will not cure any Payment Default) from the immediately preceding Regular Distribution Date to that Special Distribution Date. Unless a Policy Provider Election has been made (or deemed to have been made) or the Subordination Agent has received a Special Payment constituting proceeds from a Final Disposition during such Default Period, the Subordination Agent is to give prompt notice to the Class G-1 Trustee and the Policy Provider, which notice is to be given not less than 25 days prior to such Special Distribution Date. After the payment by the Policy Provider in full of such amount of principal and accrued interest for such Policy Drawing, the Subordination Agent will have no right to request any further Policy Drawing in respect of any subsequent sale or other disposition of such Equipment Notes except for Avoided Payments.

Notwithstanding the foregoing, the Policy Provider has the right, so long as no Policy Provider Default shall have occurred and be continuing, to make a ‘‘Policy Provider Election’’ instead, which Policy Provider Election shall be deemed to have been given on the day that is ten days prior to the end of any such 24-month period (unless the Policy Provider shall have affirmatively elected by notice to the Subordination Agent to not make such Policy Provider Election on or prior to such day, a Policy Provider Default shall have occurred and be continuing as of such day or the Subordination Agent has received a Special Payment constituting proceeds from a Final Disposition during the Default Period), in which case:

•	On the Special Distribution Date established pursuant to the preceding paragraph, the Policy Provider shall permit a drawing in an amount equal to any shortfall in the scheduled interest payable but not paid on the Series G-1 Equipment Note (determined after the application of any payments made by JetBlue and proceeds from the sale of any Collateral in connection with the exercise of remedies under the Indenture and calculated assuming that JetBlue will not cure any Payment Default) during such 24-month period (reduced by the amount of funds received from the Primary Liquidity Facility, the Cash Collateral Account, the Above-Cap Account or the Policy Provider to the extent of any Policy Drawings as described under ‘‘— Interest Drawings’’ made as a result of a failure of the Primary Liquidity Provider to honor Interest Drawings under the Primary Liquidity Facility or a failure of the Above-Cap Liquidity Provider or the Above-Cap Liquidity Provider Guarantor to make an Above-Cap Payment under the Above-Cap Liquidity Facility).

•	On each Regular Distribution Date prior to the Election Distribution Date or the Provider Distribution Date (if either occurs), the Policy Provider shall permit drawings under the Policy for an amount equal to the scheduled principal and interest that were to become due on the Series G-1 Equipment Note on the related payment date (taking into account any adjustments made on account of redemptions, but without regard to any acceleration thereof, any failure to consummate any optional redemption or any funds available under the Primary Liquidity Facility, the Cash Collateral Account or the Above-Cap Account and calculated assuming that JetBlue will not cure any Payment Default at the Stated Interest Rate) until the establishment of an Election Distribution Date or a Provider Distribution Date, except that the Policy Provider shall not be required to pay (i) any amount in respect of principal described in this subparagraph on any such Regular Distribution Date if (x) it has theretofore honored Policy Drawings as described under ‘‘— Proceeds Deficiency Drawings’’ or ‘‘— No Proceeds Drawing’’ or (y) in connection with the exercise of remedies under the Indenture there has previously been a reduction in the outstanding principal balance of the Series G-1 Equipment Note as a result of the application of proceeds from the sale of Collateral, to the extent that, after giving effect to the distribution of any such amount or proceeds or both in accordance with the provisions of the Intercreditor Agreement, the Pool Balance of the Class G-1 Certificates as of such Regular Distribution Date would be less than the Pool Balance of the Class G-1 Certificates as of such Regular Distribution Date were all payments on the Series G-1 Equipment Note to have been made by JetBlue when due (without regard to Acceleration, any failure to consummate any optional redemption but taking into account any adjustments previously made for redemptions) nor (ii) for the avoidance of doubt, any amount in respect of interest under this subparagraph on any such Regular Distribution Date other than accrued and unpaid interest (at the applicable Stated Interest Rate calculated assuming that JetBlue will not cure any Payment Default) on the Pool Balance of the Class G-1 Certificates as of such Regular Distribution Date (calculated without giving effect to any Policy Drawing in respect of principal under this subparagraph on such Regular Distribution Date).

•	On an Election Distribution Date or a Special Distribution Date (other than a Regular Distribution Date) elected by the Policy Provider upon 20 days' notice (the ‘‘Provider Distribution Date’’), the Subordination Agent shall be required to request a Policy Drawing for an amount (as determined after giving effect to the application of available funds in accordance with the subordination provisions of the Intercreditor Agreement) equal to the then outstanding Pool Balance of the Class G-1 Certificates and accrued and unpaid interest thereon at the applicable Stated Interest Rate (calculated assuming that JetBlue will not cure any Payment Default) from the immediately preceding Regular Distribution Date to such Election Distribution Date or Provider Distribution Date.

The Intercreditor Agreement instructs the Subordination Agent to make each such drawing under the Policy.

Final Policy Drawing

If on the Final Maturity Date after giving effect to the application of available funds in accordance with the subordination provisions of the Intercreditor Agreement and to the application of any Prior Funds, the Subordination Agent does not then have sufficient funds available for the payment in full of the Final Distributions (calculated as of such date and calculated assuming that JetBlue will not cure any Payment Default but excluding any accrued and unpaid premium or Break Amount) on the Class G-1 Certificates, the Subordination Agent is to request a Policy Drawing under the Policy in an amount sufficient to enable the Subordination Agent to pay the Final Distributions

(calculated as of such date and calculated assuming that JetBlue will not cure any Payment Default but excluding any accrued and unpaid Premium or Break Amount) on the Class G-1 Certificates.

Avoidance Drawing

If, at any time, the Subordination Agent has actual knowledge of the issuance of any Final Order, the Subordination Agent is to give prompt notice to the Class G-1 Trustee, the Primary Liquidity Provider and the Policy Provider of such Order and, prior to the expiration of the Policy, to request a Policy Drawing for the relevant Avoided Payment and to deliver to the Policy Provider a copy of the documentation required by the Policy with respect to such Final Order. To the extent that any portion of such Avoided Payment is to be paid to the Subordination Agent (and not to any receiver, conservator, debtor-in-possession or trustee in bankruptcy as provided in the Policy), the Subordination Agent shall establish as a Special Distribution Date the date that is the earlier of three Business Days after the date of the expiration of the Policy and the Business Day that immediately follows the 25th day after that notice for distribution of such portion of the proceeds of such Policy Drawing. With respect to that Special Distribution Date, the Subordination Agent is to request a Policy Drawing for the relevant Avoided Payment and to deliver to the Policy Provider a copy of the documentation required by the Policy with respect to such Final Order.

Primary Liquidity Provider Drawing

On or after the Business Day which is the earliest to occur of (1) the date on which an Interest Drawing shall have been made under the Primary Liquidity Facility and remains unreimbursed for 24 months, (2) the date on which any Downgrade Drawing or Final Drawing that was deposited into the Cash Collateral Account shall have been applied to pay any scheduled payment of interest on the Certificates and remains unreplenished to the Cash Collateral Account or unreimbursed to the Primary Liquidity Provider, as the case may be, for 24 months and (3) the date on which all of the Equipment Notes have been accelerated and continue to be Non-Performing Equipment Notes for 24 months (in each case, disregarding any reimbursements from payments by the Policy Provider and from any Special Payment constituting proceeds from the sale of Equipment Notes or any Collateral during such 24 -month period) (such Business Day, the ‘‘Liquidity Provider Reimbursement Date’’), the Policy Provider (upon 20 days' prior notice from the Subordination Agent on behalf of the Primary Liquidity Provider) will be required to honor drawings under the Policy by the Subordination Agent on behalf of the Primary Liquidity Provider for all outstanding drawings under the Primary Liquidity Facility, together with accrued interest thereon.

General

All requests by the Subordination Agent for a Policy Drawing are to be made by it no later than 12:00 p.m. (New York City time) on the applicable Distribution Date and in the form required by the Policy and delivered to the Policy Provider in accordance with the Policy. All proceeds of any Policy Drawing are to be deposited by the Subordination Agent in a separate policy account and from there paid to the Class G-1 Trustee for distribution to the holders of Class G-1 Certificates without regard to the subordination provisions of the Intercreditor Agreement. In the case of any Avoided Payments, however, all or part of the Policy Drawing will be paid directly to the bankruptcy receiver, conservator, debtor-in-possession or trustee to the extent such amounts have not been paid by the holders of Class G-1 Certificates. If any request for a Policy Drawing is rejected as not meeting the requirements of the Policy, the Subordination Agent is to resubmit such request so as to meet such requirements.

The Policy provides that if such a request for a Policy Drawing (other than a Policy Drawing as provided in ‘‘— The Policy — Avoidance Drawing’’) is properly submitted or resubmitted it will pay to the Subordination Agent for deposit in a separate policy account the applicable payment under the Policy no later than 3:00 p.m. on the later of the relevant Distribution Date and the Business Day on which the request is received by the Policy Provider (if the request is received by 12:00 p.m. on such date) or the next Business Day (if the request is received after that time or on a day that is not a Business Day).

Once any payment under the Policy is paid to the Subordination Agent, the Policy Provider will have no further obligation in respect of such payment. The Policy Provider shall not be required to make any payment except at the times and in the amounts and under the circumstances expressly set forth in the Policy.

The Policy does not cover (i) shortfalls, if any, attributable to the liability of the Class G-1 Trust, the Class G-1 Trustee or the Subordination Agent for withholding taxes, if any (including interest and penalties in respect of that liability), (ii) interest in excess of the Stated Interest Rate for the Class G-1 Certificates (calculated assuming that JetBlue will not cure any Payment Default), (iii) interest on interest, (iv) default interest, (v) any premium or other acceleration payment payable in respect of the Class G-1 Certificates, (vi) any Break Amount, (vii) any failure of the Subordination Agent to make any payment due to the Class G-1 Trustee from funds received or (viii) any amount with respect to the Class B-1 Certificates.

The Policy Provider's obligation under the Policy will be discharged to the extent that funds are received by the Subordination Agent for distribution to the Class G-1 Trustee and the holders of Class G-1 Certificates, whether or not the funds are properly distributed by the Subordination Agent or the Class G-1 Trustee.

The Policy is noncancellable, except that the Policy may be surrendered for cancellation as described in ‘‘DESCRIPTION OF THE CERTIFICATES — Purchase Rights of Certificateholders’’. The Policy expires and terminates without any action on the part of the Policy Provider or any other person on the later of (i) the day that is one year and one day following the date on which Final Distributions are made on the Class G-1 Certificates (the ‘‘Termination Date’’) or (ii) if applicable, the date on which drawings under the Policy referred to in ‘‘— Primary Liquidity Provider Drawing’’ are paid in full, unless an Insolvency Proceeding has commenced and has not been concluded or dismissed on the Termination Date, in which case on the later of (i) the date of the conclusion or dismissal of such Insolvency Proceeding without continuing jurisdiction by the court in such Insolvency Proceeding and (ii) the date on which the Policy Provider has made all payments required to be made under the terms of such Policy in respect of Avoided Payments. No portion of the premium under the Policy is refundable for any reason including payment or provision being made for payment.

The Policy is issued under and pursuant to, and shall be construed under, the laws of the State of New York.

Definitions

‘‘Avoided Payment’’ means any payment of principal of, or interest at the applicable Stated Interest Rate on, the Series G-1 Equipment Note made to the Class G-1 Trustee or the Subordination Agent or (without duplication) any payment of the Pool Balance of, or interest at the applicable Stated Interest Rate on, the Class G-1 Certificates or any payment of the proceeds of any drawing under the Primary Liquidity Facility or the Above-Cap Account made to a holder which has become recoverable or been recovered from the Class G-1 Trustee, the Subordination Agent or the holders of the Class G-1 Certificates (as the case may be) as a result of such payment being voided pursuant to the United States Bankruptcy Code or otherwise rescinded or requested to be returned in accordance with a Final Order.

‘‘Election Distribution Date’’ means any Special Distribution Date specified by the Subordination Agent upon 20 days' notice, by reason of the occurrence and continuation of a Policy Provider Default occurring after a Policy Provider Election.

‘‘Final Order’’ means a final, nonappealable order of a court of competent jurisdiction exercising jurisdiction in an insolvency proceeding.

‘‘Insolvency Proceeding’’ means the commencement, after the Issuance Date, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against JetBlue or any Liquidity Provider and the commencement, after the Issuance Date, of any proceedings by JetBlue or any Liquidity Provider for the winding up or liquidation of its affairs or the consent, after the Issuance Date, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to JetBlue or any Liquidity Provider.

The Policy Provider Agreement

The Subordination Agent, JetBlue and the Policy Provider will enter into an insurance and indemnity agreement (the ‘‘Policy Provider Agreement’’) to be dated as of the Issuance Date pursuant to which JetBlue agrees to reimburse the Policy Provider for amounts paid pursuant to claims made under the Policy. Pursuant to the Policy Provider Agreement and a fee letter, JetBlue agrees to pay the Policy Provider a premium based on the Pool Balance of the Class G-1 Certificates and a fee in connection with any prepayment of the Class G-1 Certificates (including by reason of an acceleration of the underlying Equipment Notes, but excluding a prepayment associated with an Event of Loss or to comply with the Collateral Ratio requirements) and to reimburse the Policy Provider for certain expenses.

DESCRIPTION OF THE INTERCREDITOR AGREEMENT

The following summary describes the material provisions of the Intercreditor Agreement (the ‘‘Intercreditor Agreement’’) among the Trustees, the Liquidity Providers, the Policy Provider and Wilmington Trust Company, as subordination agent (the ‘‘Subordination Agent’’). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by JetBlue with the Commission.

Intercreditor Rights

Controlling Party

The Mortgagee will be directed in taking, or refraining from taking, any action under the Indenture or with respect to the Equipment Notes issued under the Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued thereunder, so long as no Indenture Default shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustees for whom such Equipment Notes are held as Trust Property, to the extent constituting, in the aggregate, directions with respect to the required principal amount of the Equipment Notes, except that so long as the Final Distributions on the Class G-1 Certificates have not been made or any Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) remain outstanding and no Policy Provider Default shall have occurred and be continuing, the Subordination Agent shall request directions from the Policy Provider rather than the Trustees with respect to the Series G-1 Equipment Notes (subject to the proviso contained in ‘‘— Voting of Equipment Notes’’).

After the occurrence and during the continuance of an Indenture Default, the Mortgagee will be directed in taking, or refraining from taking, any action under the Indenture or with respect to the Equipment Notes issued thereunder, including acceleration of such Equipment Notes or foreclosing the lien on the Collateral, by the Controlling Party, subject to the limitations described below. See ‘‘DESCRIPTION OF THE CERTIFICATES — Indenture Defaults and Certain Rights Upon an Indenture Default’’ for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees.

The ‘‘Controlling Party’’ will be:

•	Except as provided below, the Policy Provider.

•	If a Policy Provider Default is continuing or if the Policy has been surrendered for cancellation (thereby releasing the Policy Provider from its obligations under the Policy) (as described in ‘‘DESCRIPTION OF THE CERTIFICATES — Purchase Rights of Certificateholders’’) and the Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations) have been paid in full, the Class G-1 Trustee.

•	Upon payment of Final Distributions to the holders of Class G-1 Certificates and (unless a Policy Provider Default is continuing) of the Policy Provider Amounts (other than amounts described in clause (c) of the definition of Excess Reimbursement Obligations) to the Policy Provider, the Class B-1 Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Primary Liquidity Provider, as discussed below.

At any time after the Liquidity Provider Reimbursement Date, if a Policy Provider Default attributable to a failure to make a drawing to pay the Primary Liquidity Provider, as described under ‘‘DESCRIPTION OF THE POLICY AND THE POLICY PROVIDER AGREEMENT FOR THE CLASS G-1 CERTIFICATES — The Policy — Primary Liquidity Provider Drawing’’, is continuing, the Primary Liquidity Provider (so long as the Primary Liquidity Provider has not defaulted in its obligation to make any advance under the Primary Liquidity Facility) shall have the right to become the Controlling Party, provided that if the Policy Provider pays to the Primary Liquidity Provider all outstanding drawings and interest thereon owing to the Primary Liquidity Provider under the Primary Liquidity Facility including all interest accrued thereon to such date, the person determined in accordance with the immediately preceding paragraph shall be the Controlling Party.

In the event that Additional Certificates are issued, the Controlling Party will be determined as described under ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Controlling Party’’.

For purposes of giving effect to the rights of the Controlling Party, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party's rights to exercise remedies, see ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Remedies’’.

‘‘Policy Provider Default’’ shall mean the occurrence of any of the following events: (a) the Policy Provider fails to make a payment required under the Policy in accordance with its terms and such failure remains unremedied for two Business Days following the delivery of written notice of such failure to the Policy Provider or (b) the Policy Provider (i) files any petition or commences any case or proceeding under any provisions of any federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) makes a general assignment for the benefit of its creditors or (iii) has an order for relief entered against it under any federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization that is final and nonappealable, or (c) a court of competent jurisdiction, the New York Department of Insurance or another competent regulatory authority enters a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Policy Provider or for all or any material portion of its property (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Policy Provider (or taking of possession of all or any material portion of the Policy Provider's property).

‘‘Final Distributions’’ means, with respect to the Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date. For purposes of calculating Final Distributions with respect to the Certificates of any Trust, any Premium paid on the Equipment Note held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such Premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

Sale of Pledged Spare Parts, Spare Engines or Equipment Notes

Upon the occurrence and during the continuation of any Indenture Default, the Controlling Party may accelerate and, subject to the provisions of the immediately following sentence, sell some or all of the Pledged Spare Parts or any Spare Engine or all (but not less than all) of the Equipment Notes issued under the Indenture. So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes and (y) the bankruptcy or insolvency of JetBlue, without the consent of each Trustee, no Pledged Spare Parts, Spare Engines or Equipment Notes may be sold, if the net proceeds from such sale would be less than the Minimum Sale Price.

‘‘Minimum Sale Price’’ means (a) in the case of any Pledged Spare Parts or any Spare Engine proposed to be sold, 75% of the then current aggregate Fair Market Value of such Pledged Spare Parts or the then current Adjusted Fair Market Value of such Spare Engine and (b) in the case of the Equipment Notes the lesser of (i) 75% of the sum of the current Fair Market Value of all Pledged Spare Parts and the then current Adjusted Fair Market Value of all Spare Engines then subject to the

Lien of the Indenture and (ii) the aggregate outstanding principal amount of the Equipment Notes, plus accrued and unpaid interest thereon.

Priority of Distributions

All payments in respect of the Equipment Notes and certain other payments received on any Distribution Date will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

•	To the Subordination Agent, any Trustee, any Certificateholder, the Primary Liquidity Provider and the Policy Provider to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent or any Trustee or to reimburse any Certificateholder, the Primary Liquidity Provider or the Policy Provider in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes or the Collateral under (and as defined in) the Indenture (collectively, the ‘‘Administration Expenses’’).

•	To the Primary Liquidity Provider to the extent required to pay the Liquidity Expenses and to the Policy Provider to the extent required to pay Policy Expenses.

•	To the Primary Liquidity Provider to the extent required to pay aggregate interest accrued and unpaid on the Liquidity Obligations (as determined after giving effect to certain payments by the Policy Provider to the Primary Liquidity Provider) and to the Policy Provider to the extent required to pay aggregate interest accrued and unpaid on certain Policy Provider Obligations and, if the Policy Provider has paid to the Primary Liquidity Provider all outstanding drawings and interest thereon owing to the Primary Liquidity Provider, to the Policy Provider to the extent required to reimburse the Policy Provider for the amount of the payment made to the Primary Liquidity Provider attributable to interest accrued on the drawings.

•	Such amount as shall be required (I)(A) if the Cash Collateral Account had been previously funded, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default under the Primary Liquidity Facility shall have occurred and be continuing or (y) a Final Drawing shall have occurred, to fund the Cash Collateral Account up to the Required Amount shall be deposited in the Cash Collateral Account, (B) if the Primary Liquidity Facility shall become a Downgraded Facility or a Non-Extended Facility at a time when unreimbursed Interest Drawings under the Primary Liquidity Facility have reduced the Available Amount thereunder to zero, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and be continuing or (y) a Final Drawing shall have occurred, to deposit into the Cash Collateral Account an amount equal to the Required Amount shall be deposited in the Cash Collateral Account, and (C) if, with respect to the Primary Liquidity Facility, neither subclause (I)(A) nor subclause (I)(B) of this clause are applicable, to pay in full the outstanding amount of all Liquidity Obligations then due under the Primary Liquidity Facility (other than amounts payable as provided in the clauses above) (net of any and all payments made by the Policy Provider to the Primary Liquidity Provider in respect of the principal amount of Interest Drawings) shall be paid to the Primary Liquidity Provider and (II) if the Policy Provider has paid to the Primary Liquidity Provider all outstanding drawings and interest thereon owing to the Primary Liquidity Provider or if the Policy Provider has honored any Policy Drawings as a result of the failure of the Primary Liquidity Provider to honor Interest Drawings in accordance with the Primary Liquidity Facility, to the Policy Provider to the extent required to reimburse the Policy Provider for the amount of such payment made to the Primary Liquidity Provider in respect of principal of drawings under the Primary Liquidity Facility and the amount of such Policy Drawings, as applicable, pro rata, on the basis of the amounts of all such amounts to be deposited in the Cash Collateral Account, all such unreimbursed Liquidity Obligations and the amount of such unreimbursed Policy Provider Obligations.

•	If any amounts are to be distributed pursuant to either sub-clause (I)(A) or (I)(B) of the clause above, then the Primary Liquidity Provider shall be paid the excess of (x) the aggregate outstanding amount of its unreimbursed Advances (whether or not then due) over (y) the Required Amount.

•	If applicable, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred, to replenish the Above-Cap Collateral Account up to an amount equal to the Above-Cap Collateral Amount as calculated as of such date (less any amount then on deposit in the Above-Cap Account).

•	To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

•	To the Class G-1 Trustee to the extent required to pay Expected Distributions on the Class G-1 Certificates, allocated first to the amounts described in clause (1) of the definition of Expected Distributions below, and second to the amounts described in clause (2) of the definition of Expected Distributions below.

•	To the Policy Provider to the extent required to pay Policy Provider Obligations (other than amounts payable pursuant to the first four clauses above and any Excess Reimbursement Obligations) and certain fees owing to the Policy Provider.

•	To the Class B-1 Trustee to the extent required to pay Expected Distributions on the Class B-1 Certificates, allocated first to the amounts described in clause (1) of the definition of Expected Distributions below, and second to the amounts described in clause (2) of the definition of Expected Distributions below.

•	To the Policy Provider to the extent required to pay any Excess Reimbursement Obligations owing to the Policy Provider.

•	If applicable, unless (x) any Equipment Note is a Non-Performing Equipment Note and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred, to replenish the Above-Cap Collateral Account up to an amount equal to the Above-Cap Collateral Amount as recalculated as of such date; provided that the sum of the amount on deposit in the Above-Cap Account and the amount on deposit in the Above-Cap Collateral Account shall not exceed the aggregate amount of Above-Cap Payments and the Above-Cap Collateral Amount funded by the Above-Cap Liquidity Provider.

•	The balance, if any, of any such amount remaining thereafter shall be held in the Collection Account for later distribution.

In the event that Additional Certificates are issued, (i) each class of Senior Additional Certificates will rank pari passu with the Class G-1 Certificates, (ii) each class of Junior Additional Certificates will rank pari passu with the Class B-1 Certificates, (iii) each Additional Policy Provider will rank pari passu with the Policy Provider (iv) each Additional Liquidity Provider will rank pari passu with the corresponding Liquidity Provider. See ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Certificates — Priority of Distribution.’’

‘‘Liquidity Obligations’’ means the obligations to reimburse or to pay the Primary Liquidity Provider all principal, interest, fees and other amounts owing to it under the Primary Liquidity Facility or certain other agreements.

‘‘Liquidity Expenses’’ means the Liquidity Obligations other than any interest accrued thereon or the principal amount of any drawing under the Primary Liquidity Facility.

‘‘Policy Provider Obligations’’ means all reimbursement and other amounts, including fees and indemnities (to the extent not included in Policy Expenses), due to the Policy Provider under the Policy Provider Agreement (except certain specified fees and other amounts payable to the Policy Provider).

‘‘Policy Expenses’’ means all amounts (including amounts in respect of premiums, fees, expenses or indemnities) due to the Policy Provider under the Policy Provider Agreement or certain other agreements other than (i) the amount of any Excess Reimbursement Obligations, (ii) any Policy Drawing, (iii) any interest accrued on any Policy Provider Obligation, (iv) certain specified fees and other amounts payable to the Policy Provider, (v) any amounts that the Policy Provider is entitled to receive by virtue of its subrogation rights under the Intercreditor Agreement and (vi) reimbursement of and interest on the Liquidity Obligations in respect of the Primary Liquidity Facility paid by the Policy Provider to the Primary Liquidity Provider, provided that if, at the time of determination, a Policy Provider Default exists, Policy Expenses will not include any indemnity payments owed to the Policy Provider.

‘‘Policy Drawing’’ means any payment of a claim under the Policy.

‘‘Excess Reimbursement Obligations’’ means, (a) in the event of any Policy Provider Election, the portion of the Policy Provider Obligations that represents, when added to that portion of any Liquidity Obligations that represents, interest on the Series G-1 Equipment Note in excess of 24 months of interest at the interest rate applicable to such Equipment Note, (b) any interest on the Liquidity Obligations in respect of the Primary Liquidity Facility paid by the Policy Provider to the Primary Liquidity Provider from and after the end of the 24-month period referred to under the caption ‘‘DESCRIPTION OF THE POLICY AND THE POLICY PROVIDER AGREEMENT FOR THE CLASS G-1 CERTIFICATES — The Policy — No Proceeds Drawing’’ and (c) interest on Policy Drawings as set forth in the Policy Provider Agreement (other than such interest that constitutes a Policy Provider Obligation).

‘‘Policy Provider Amounts’’ means all Policy Provider Obligations, Policy Expenses, certain fees due and payable to the Policy Provider (without duplication of any Policy Provider Obligations or Policy Expenses) and Excess Reimbursement Obligations.

‘‘Expected Distributions’’ means, with respect to the Certificates of any Trust on any Distribution Date (the ‘‘Current Distribution Date’’), the sum of (1) accrued and unpaid interest on the outstanding Pool Balance of such Certificates and (2) the difference between:

(A)    the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, as of the Issuance Date) and

(B)    the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of any Performing Equipment Note held in such Trust has been paid when due (whether at stated maturity, upon redemption, prepayment, purchase, acceleration or otherwise) and such payments have been distributed to the holders of such Certificates, (ii) the principal of any Non-Performing Equipment Note held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Note formerly held in such Trust that has been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates.

For purposes of determining the priority of distributions on account of the redemption, purchase or prepayment of any Equipment Note or Collateral, clause (1) of the definition of Expected Distributions shall be deemed to read as follows: ‘‘(1) accrued, due and unpaid interest on the outstanding Pool Balance of such Certificates together with (without duplication) accrued and unpaid interest on a portion of the outstanding Pool Balance of such Certificates equal to the outstanding principal amount of the Equipment Notes held in such Trust and being redeemed, purchased or prepaid (immediately prior to such redemption, purchase or prepayment)’’. For purposes of calculating Expected Distributions with respect to the Certificates of any Trust, any Premium or Break Amount paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such Premium or Break Amount or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions.

Voting of Equipment Notes

In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, supplement, modification, approval, consent or waiver under such Equipment Note or the Indenture or other related document, (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from the Trustee(s) (except that, so long as the Final Distributions on the Class G-1 Certificates have not been made or any Policy Provider Amounts (other than amounts referred to in clause (c) of the definition of Excess Reimbursement Obligations) remain outstanding and no Policy Provider Default shall have occurred and be continuing, the Subordination Agent shall request directions from the Policy Provider rather than the Trustees with respect to the Series G-1 Equipment Notes) and shall vote or consent in accordance with such directions and (ii) if any Indenture Default shall have occurred and be continuing, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the Primary Liquidity Provider, the Policy Provider and each affected Certificateholder, among other things (a) reduce the amount of principal or interest payable by JetBlue, or change the time of payment or method of calculation of any amount, under any Equipment Note, (b) permit the creation of any security interest on the Collateral or any part thereof, except as provided therein, or deprive any holder of an Equipment Note of the benefit of the lien of the Indenture on the Collateral or (c) modify the percentage of holders of Equipment Notes issued under the Indenture required to take or approve any action under the Indenture. (Intercreditor Agreement, Section 9.1(b)).

List of Certificateholders

Upon the occurrence and during the continuation of an Indenture Default, the Subordination Agent shall instruct each Trustee to, and such Trustee shall, request that DTC post on its internet bulletin board a securities position listing setting forth the names of all the parties reflected on DTC's books as holding interests in the related Certificates.

Reports

Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of JetBlue to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Subordination Agent will provide to each Trustee, the Liquidity Providers, the Policy Provider, the Rating Agencies and JetBlue a statement setting forth the following information:

•	After a bankruptcy of JetBlue, whether the Pledged Spare Parts or any Spare Engine included in the Collateral are (i) subject to the 60-day period of Section 1110 of the Bankruptcy Code, (ii) subject to an election by JetBlue under Section 1110(a) of the Bankruptcy Code, (iii) covered by an agreement contemplated by Section 1110(b) of the Bankruptcy Code or (iv) not subject to any of (i), (ii) or (iii).

•	To the best of Subordination Agent's knowledge, after requesting such information from JetBlue, the location of the Pledged Spare Parts or such Spare Engine.

•	The current Pool Balance of each Series of Certificates and the outstanding principal amount of all Equipment Notes.

•	The expected amount of interest which will have accrued on the Equipment Notes and on the Certificates as of the next Regular Distribution Date.

•	The amounts paid to each person on such Distribution Date pursuant to the Intercreditor Agreement.

•	Details of the amounts paid on such Distribution Date identified by reference to the relevant provision of the Intercreditor Agreement and source of payment (by party, if applicable).

•	If the Subordination Agent has made a Final Drawing under the Primary Liquidity Facility.

•	The amounts currently owed to each Liquidity Provider.

•	The amounts drawn under each Liquidity Facility.

•	The amounts owed to the Policy Provider.

•	After a bankruptcy of JetBlue, any operational reports filed by JetBlue with the bankruptcy court which are available to the Subordination Agent on a non-confidential basis.

The Subordination Agent

Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. JetBlue and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent's address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

DESCRIPTION OF THE APPRAISAL

SH&E, an independent aviation appraisal and consulting firm, has prepared an appraisal of the spare parts of the types included in the Collateral owned by JetBlue as of September 27, 2006. A report, dated October 24, 2006, summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. In preparing its appraisal, SH&E conducted only a limited physical inspection of certain locations at which JetBlue maintains the spare parts. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E's appraisal.

The spare parts included in the Collateral fall into two categories, ‘‘rotables/repairables’’ and ‘‘expendables’’. ‘‘Rotables’’ are parts that wear over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which they relate. For example, thrust reversers, auxiliary power units and landing gear are Rotables. ‘‘Repairables’’ are parts that can be economically restored to a serviceable or overhauled condition but that have a life that is considerably shorter than the life of the flight equipment to which they are related. For example, engine cowlings, fairings and blades, and flap track assemblies are Repairables. ‘‘Expendables’’ consist of parts that, once used, cannot be re-used. If not serviceable, they generally cannot be overhauled or repaired. Spare engines are not included in the initial Collateral but may be added to the Collateral to satisfy the semiannual loan to Collateral value requirement subject to certain conditions set forth in ‘‘DESCRIPTION OF THE EQUIPMENT NOTES – Collateral’’. Set forth below is certain information about the spare parts of the types included in the initial Collateral and the appraised value of such spare parts set forth in SH&E's appraisal referred to above:

	Spare Parts Quantity(1)
Aircraft Model	Expendables	Rotables/ Repairables	Total	Appraised Value
				(in millions)
Airbus A320	211,988	8,766	220,754	$89.39
Embraer 190	113,966	4,144	118,110	72.97
Interchangeable	631,121	979	632,100	2.37
Total	957,075	13,889	970,964	$164.73

(1)	This quantity of spare parts used in preparing the appraised value was determined as of October 24, 2006. Since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of JetBlue's business, the quantity of spare parts included in the Collateral and their appraised value will change over time. JetBlue is required to provide to the Policy Provider, the Mortgagee and the Rating Agencies a semiannual appraisal of the Collateral. See ‘‘Description of the Equipment Notes — Collateral’’.

An appraisal is only an estimate of value. An appraisal should not be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Collateral may be less than its appraised value. The value of the Collateral if remedies are exercised under the Indenture will depend on market and economic conditions, the supply of similar spare parts or similar spare engines, the availability of buyers, the condition of the Collateral and other factors. In addition, since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of business, the quantity of spare parts and spare engines included in the Collateral and their appraised value will change over time. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies with respect to Equipment Notes and the Collateral would equal the appraised value of the Collateral or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates.

DESCRIPTION OF THE EQUIPMENT NOTES

The following summary describes the material terms of the Equipment Notes and does not purport to be complete. The summary makes use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indenture, the Collateral Maintenance Agreement and the Note Purchase Agreement, forms of each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by JetBlue with the Commission.

General

The Equipment Notes will be issued in two series: the ‘‘Series G-1 Equipment Note’’ and the ‘‘Series B-1 Equipment Note’’ (each, a ‘‘Series’’ of Equipment Notes and, collectively, the ‘‘Equipment Notes’’). The Equipment Notes will be full recourse obligations of JetBlue.

On the Issuance Date, the Trustees will use the proceeds from the sale of the Certificates to purchase the Equipment Notes pursuant to the Note Purchase Agreement, among JetBlue, Wilmington Trust Company, as mortgagee (the ‘‘Mortgagee’’), the Trustees and the Subordination Agent (the ‘‘Note Purchase Agreement’’). The Equipment Notes will be issued pursuant to the Trust Indenture and Mortgage between JetBlue and the Mortgagee (the ‘‘Indenture’’), which provides for a lien on the Pledged Spare Parts and the other Collateral to secure JetBlue's obligations with respect to the Equipment Notes.

Principal and Interest Payments

Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the Final Expected Distribution Date specified therein. Interest will be payable on the unpaid principal amount of each of the Equipment Notes at the rate applicable to such Equipment Notes on January 2, April 2, July 2, and October 2 of each year, commencing on January 2, 2007 (‘‘Regular Distribution Dates’’). Interest is calculated on the basis of the actual number of days elapsed over a 360-day year.

The entire principal amount of the Series B-1 Equipment Note is scheduled to be paid on January 2, 2014 and the entire principal amount of the Series G-1 Equipment Note is scheduled to be paid on January 2, 2016.

Subject to the provisions of the Intercreditor Agreement, principal paid on the redemption of the Equipment Note held in each Trust will be passed through to the Certificateholders of such Trust when paid. See ‘‘— Optional Redemption’’.

If any date scheduled for a payment of principal, Premium (if any), Break Amount (if any) or interest with respect to any Series of Equipment Note is not a Business Day, such payment will be made on the next succeeding Business Day, and interest shall be added for such additional period.

The interest rate on the Series G-1 Equipment Note will be subject to a maximum equal to the Capped Interest Rate for any interest period commencing on any Regular Distribution Date if a payment default by JetBlue exists on such Regular Distribution Date and continues throughout such interest period.

Determination of LIBOR

LIBOR (‘‘LIBOR’’) for the period commencing on and including the Issuance Date and ending on but excluding the first Regular Distribution Date (the ‘‘Initial Interest Period’’ and an ‘‘Interest Period’’) will be determined on the second Business Day preceding the Issuance Date as the rate for deposits in U.S. dollars for a period of three months that appears on the display designated as page ‘‘3750’’ on the Telerate Monitor.

For the purpose of calculating LIBOR for each subsequent period from and including a Regular Distribution Date to but excluding the next succeeding Regular Distribution Date (each, also an ‘‘Interest Period’’), JetBlue will enter into a Reference Agency Agreement (the ‘‘Reference Agency Agreement’’) with Wilmington Trust Company, as reference agent (the ‘‘Reference Agent’’) and the Subordination Agent. The Reference Agent will determine LIBOR for each Interest Period following the Initial Interest Period, on a date (the ‘‘Reference Date’’) that is two London banking days (meaning days on which commercial banks are open for general business in London, England) before the Regular Distribution Date on which such Interest Period commences.

On each Reference Date, the Reference Agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months that appears on the display designated as page ‘‘3750’’ on the Telerate Monitor (or such other page or service as may replace it) as of 11:00 a.m. (London time).

If the rate determined as described in the foregoing paragraph does not appear on the Telerate Page 3750, the Reference Agent will determine LIBOR on the basis of the rates at which deposits in U.S. Dollars are offered by certain reference banks as described in the Reference Agency Agreement at approximately 11:00 a.m., London time, on the Reference Date for such Interest Period to prime banks in the London interbank market for a period of three months commencing on the first day of such Interest Period and in an amount that is representative for a single transaction in the London interbank market at the relevant time. The Reference Agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the interest rate for the next Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Reference Agent in good faith and in a commercially reasonable manner, at approximately 11:00 a.m. New York City time, on the first day of such Interest Period for loans in U.S. Dollars to leading European banks for a period of three months commencing on the first day of such Interest Period and in an amount that is representative for a single transaction in the New York market at the relevant time, except that, if the banks so selected by the Reference Agent are not quoting as mentioned above, LIBOR shall be the floating rate of interest in effect for the last preceding Interest Period.

The Reference Agent's determination of LIBOR (in the absence of negligence, willful default, bad faith or manifest error) will be conclusive and binding upon all parties.

As promptly as is practicable after the determination thereof, the Reference Agent will give notice of its determination of LIBOR for the relevant Interest Period to JetBlue, the Trustees, the Mortgagee, the Subordination Agent, the Primary Liquidity Provider, the Above-Cap Liquidity Provider and the Policy Provider. Certificateholders may obtain such information from the Trustees or otherwise in the statements included with each distribution of a Scheduled Payment or Special Payment.

JetBlue reserves the right to terminate the appointment of the Reference Agent at any time on 30 days' notice and to appoint a replacement reference agent in its place. Notice of any such termination will be given to the holders of the Certificates. The Reference Agent may not be removed or resign its duties without a successor having been appointed.

Break Amount

‘‘Break Amount’’ means, as of any date of payment, redemption or acceleration for any Equipment Note (the ‘‘Applicable Date’’), an amount determined by the Reference Agent on the date that is two Business Days prior to the Applicable Date pursuant to the formula set forth below.

The Break Amount as of any Applicable Date will be calculated as follows:

Break Amount = Z − Y

Where:

X =	with respect to any applicable Interest Period, the sum of (i) the amount of the outstanding principal amount of such Equipment Note as of the first day of the then applicable Interest Period and (ii) interest payable thereon during such entire Interest Period at then effective LIBOR.

Y =	X, discounted to present value from the last day of the then applicable Interest Period to the Applicable Date, using then effective LIBOR as the discount rate.

Z =	X, discounted to present value from the last day of the then applicable Interest Period to the Applicable Date, using a rate equal to the applicable London interbank offered rate for a period commencing on the Applicable Date and ending on the last day of the then applicable Interest Period, determined by the Reference Agent as of two Business Days prior to the Applicable Date, as the discount rate.

No Break Amount will be payable (x) if the Break Amount, as calculated pursuant to the formula set forth above, is equal to or less than zero or (y) on or in respect of any Applicable Date that is a Regular Distribution Date.

Optional Redemption

The Equipment Notes may be redeemed at any time, in whole or (so long as no Payment Default has occurred and is continuing) in part by JetBlue at its sole option, except that no Equipment Notes may be redeemed by the JetBlue prior to the third anniversary of the Issuance Date (other than in connection with a redemption to satisfy, or to continue satisfaction of, the maximum Collateral Ratio requirements or the minimum Rotable Ratio requirement or to the extent required as a result of certain reductions in JetBlue's aircraft fleet). The redemption price for any such optional redemption will equal the sum of 100% of the principal amount of the redeemed portion of the Equipment Notes as of the date of redemption, plus accrued and unpaid interest thereon and Break Amount, if any, with respect thereto.

In addition, if a Series B-1 Equipment Note is redeemed on or after the third anniversary and before the fifth anniversary of the Issuance Date (except in connection with a redemption to satisfy, or to continue satisfaction of, the maximum Collateral Ratio requirements or, to the extent required as a result of certain reductions in JetBlue's aircraft fleet), such redemption price will include a premium (the ‘‘Premium’’') equal to the following percentage of the principal amount of such Series B-1 Equipment Note to be redeemed:

If Series B-1 Equipment Note is redeemed during the year prior to the anniversary of the Issuance Date indicated below	Series B-1 Premium
4th	4.0%
5th	2.0%

In the case of a redemption of Equipment Notes prior to the fifth anniversary of the Issuance Date required as a result of certain reductions in JetBlue's aircraft fleet (see ‘‘— Collateral – Fleet Reduction’’ below). The redemption price will include a premium (also a ‘‘Premium’’) equal to the following percentage of the principal amount redeemed:

If redeemed during the year prior to the anniversary of the Issuance Date indicated below due to fleet reduction	Series G-1 Premium	Series B-1 Premium
1st	1.0%	4.0%
2nd	1.0%	4.0%
3rd	1.0%	4.0%
4th	None	4.0%
5th	None	2.0%

Notwithstanding the foregoing, so long as the Series G-1 Equipment Note and the Policy Provider Obligations have not been paid in full, unless the Controlling Party shall otherwise agree, no redemption of the Series B-1 Equipment Note may be made unless:

•	the maximum Senior Collateral Ratio requirement is then satisfied (after giving effect to any concurrent redemption of the Series G-1 Equipment Note); or

•	the Series G-1 Equipment Note is simultaneously redeemed in full. (Indenture, Section 2.11).

If JetBlue gives notice of redemption, it may revoke such redemption by notice to the Mortgagee at least three Business Days prior to the scheduled redemption date.

If any Spare Engines are included in the Collateral, upon the occurrence of an Event of Loss with respect to any such Spare Engine, JetBlue may elect to redeem the Equipment Notes as set forth in ‘‘—Collateral—Spare Engine Event of Loss.’’

Collateral

The Equipment Notes will be secured by a lien on spare parts (including appliances) first placed in service after October 22, 1994, and owned by JetBlue that are appropriate for installation on or use in one or more of the following aircraft models or any engine utilized on any such aircraft or any other spare part included in the Collateral:

•	the Airbus model A320 aircraft and Embraer model 190 aircraft (together, the ‘‘Existing Aircraft Types’’) or

•	any additional aircraft models (together with the Existing Aircraft Types, the ‘‘Eligible Aircraft’’) from the same or different manufacturers, subject only in the case of the initial inclusion of any such additional aircraft model (but not in the case of inclusion of the Airbus model A319 or A321 aircraft or the Embraer model 195 aircraft) to the approval of the Policy Provider and to the written confirmation by each Rating Agency of its ratings then in effect for the Certificates (without regard to the Policy);

or any engine utilized on any such aircraft or any other spare part included in the Collateral; (collectively, the ‘‘Qualified Spare Parts’’) together with certain records relating to such spare parts, certain rights of JetBlue with respect to such spare parts and certain proceeds of the foregoing (collectively , the ‘‘Collateral’’). The lien will not apply for as long as a spare part is installed on or being used in any aircraft, engine or other spare part so installed or being used. In addition, the lien will not apply if a spare part is not located at a Designated Location (Indenture, Granting Clause). Spare Engines are not included in the initial Collateral, but may be included as additional Collateral that may, subject to certain limitations, be pledged by JetBlue to comply with the Collateral Ratios or Rotable Ratio requirements. (See DESCRIPTION OF THE EQUIPMENT NOTES — Collateral — Appraisals and Maintenance of Ratios)

JetBlue will grant a security interest in the Collateral to the Mortgagee pursuant to the Indenture. In addition, on the Issuance Date, JetBlue will enter into a Collateral Maintenance Agreement (the ‘‘Collateral Maintenance Agreement’’ and, together with the Note Purchase Agreement, the Indenture all supplements thereto, and each Series of Equipment Notes, the ‘‘Operative Agreements’’) with the Policy Provider and the Mortgagee, providing for appraisal reports and certain other requirements with respect to the Collateral. The following summarizes certain provisions of the Indenture and Collateral Maintenance Agreement relating to the spare parts included in the Collateral (the ‘‘Pledged Spare Parts’’) and Spare Engines.

Appraisals and Maintenance of Ratios

JetBlue is required to furnish to a Policy Provider, the Trustees and the Rating Agencies by the tenth (10th) Business Day of March and the tenth (10th) Business Day of September in each year, commencing in March 2007, so long as the Equipment Notes of any Series are outstanding, a certificate of an independent appraiser. Such certificates are required to state such appraiser's opinion of the fair market value of the Collateral and Rotables/Repairables, and if Spare Engines are used as additional Collateral, the Fair Market Value of such Spare Engine adjusted based on the actual technical status and maintenance thereof (‘‘Adjusted Fair Market Value’’), determined on the basis of a hypothetical sale negotiated in an arm's length free market transaction between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, under then current market conditions (the ‘‘Fair Market Value’’). This appraisal will not apply to any cash or permitted investment securities (the ‘‘Cash Collateral’’) then held as collateral for the Equipment Notes, and any such securities will be valued by the Trustees in accordance with customary financial market practices. Such valuations will then be used to calculate the following:

•	the ‘‘Senior Collateral Ratio’’ applicable to the Series G-1 Equipment Note, which shall mean a percentage determined by dividing (i) the aggregate outstanding principal amount of the Series G-1 Equipment Note minus the sum of the Cash Collateral, if any, held by the Mortgagee by (ii) the Fair Market Value of all Collateral (excluding any Cash Collateral) as set forth in such independent appraiser's certificate (utilizing the Adjusted Fair Market Value in the case of Spare Engines);

•	the ‘‘Subordinated Collateral Ratio’’ applicable to the Series B-1 Equipment Note, which shall mean a percentage determined by dividing (i) the aggregate principal amount of the Series G-1 Equipment Note and the outstanding Series B-1 Equipment Note minus the sum of the Cash Collateral, if any, held by the Mortgagee by (ii) the Fair Market Value of all Collateral (excluding any Cash Collateral) as set forth in such independent appraiser's certificate (utilizing the Adjusted Fair Market Value in the case of Spare Engines); and

•	the ‘‘Rotable Ratio’’ applicable to the Series G-1 Equipment Notes, which shall mean a percentage determined by dividing (i) the Fair Market Value of the Rotables/Repairables as set forth in such independent appraiser's certificate (utilizing the Adjusted Fair Market Value in the case of Spare Engines) by (ii) the aggregate outstanding principal amount of the Series G-1 Equipment Notes minus the sum of the Cash Collateral, if any, held by the Mortgagee.

The calculation of the Senior Collateral Ratio, the Subordinated Collateral Ratio (together, the ‘‘Collateral Ratios’’) and the Rotable Ratio will be set forth in a certificate provided by JetBlue. (Collateral Maintenance Agreement, Article 2)

If the Senior Collateral Ratio as so determined is greater than 45.0% or the Subordinated Collateral Ratio as so determined is greater than 75.0%, JetBlue will be required, within 90 days after the date of JetBlue's certificate calculating such Collateral Ratios, to:

•	subject to the lien of the Indenture additional Qualified Spare Parts;

•	grant a security interest in one or more spare engines (each a ‘‘Spare Engine’’) first placed in service after October 22, 1994 and owned by JetBlue that are appropriate for installation on Eligible Aircraft, together with certain records relating to such Spare Engines, certain rights of JetBlue with respect to such Spare Engines and certain proceeds of the foregoing, to secure the Equipment Notes for the benefit of the Mortgagee (which thereafter will be included as ‘‘Collateral’’ for purposes of the Equipment Notes), provided that (I) JetBlue shall have furnished (i) one or more legal opinions of counsel satisfactory to the Policy Provider to the effect that in respect of such Spare Engine, Mortgagee is entitled to the benefits of Section 1110 and holds a first priority perfected security interest and that each of the security interest and the international interest with respect to the Spare Engine has been perfected by filing at the FAA Aircraft Registry and at the International Registry and is effective against third parties without any prior registered interests (‘‘International Registry’’ is as defined in the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention an International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001 (‘‘Cape Town Convention’’)); (ii) a certificate of an independent appraiser stating its opinion that the Adjusted Fair Market Value of such Spare Engine or Spare Engines equals at least the Fair Market Value of the additional Qualified Spare Parts that would have been necessary to meet such Collateral Ratio; and (iii) a certificate to the effect that, with the addition of such Spare Engine(s), the aggregate Adjusted Fair Market Value of all Spare Engines in the Collateral would not exceed 10.0% of the aggregate Fair Market Value of all Collateral then held; and (II) solely in the case of the initial Spare Engine pledged as additional Collateral, the Policy Provider shall have agreed, acting reasonably, to such pledge and JetBlue shall have received written confirmation from each nationally recognized rating agency then rating the Class G-1 Certificates or the Class B-1 Certificates at JetBlue's request (a ‘‘Rating Agency’’) that the pledge of a Spare Engine as additional Collateral to reduce the Collateral Ratios will not result in a reduction of the rating for the Class G-1 Certificates or the Class B-1 Certificates below the then current rating for such Certificates (such rating in the case of the Class G-1 Certificates determined without regard to a Policy) or a withdrawal or suspension of the rating of such Certificates;

•	grant a security interest in other property to secure the Equipment Notes for the benefit of the Mortgagee (which thereafter will be included as ‘‘Collateral’’ for purposes of the Equipment Notes), but only if the prior written consent of the Policy Provider has been obtained and JetBlue shall have received written confirmation from each Rating Agency that the use of such additional collateral and the related agreements to reduce the Collateral Ratios will not result in a reduction of the rating for the Class G-1 Certificates or the Class B-1 Certificates below the then current rating for such Certificates (such rating in the case of the Class G-1 Certificates determined without regard to a Policy) or a withdrawal or suspension of the rating of such Certificates;

•	provide Cash Collateral to the Mortgagee under the Indenture (provided that if JetBlue's cash, cash equivalents and certain other marketable securities as of the applicable determination date was less than $250,000,000, then the total amount of Cash Collateral may not exceed $10,000,000);

•	redeem the Equipment Notes in whole or in part to the extent necessary to satisfy the applicable Collateral Ratio requirement); or

•	any combination of the foregoing;

such that the Senior Collateral Ratio and the Subordinated Collateral Ratio, as recalculated giving effect to such action (but otherwise using the information most recently used to determine such Collateral Ratios), would not be greater than the applicable maximum percentage. (Collateral Maintenance Agreement, Section 3.1(a))

If the Rotable Ratio as so determined is less than 150.0%, JetBlue will be required, within 90 days after the date of JetBlue's certificate calculating such Rotable Ratio, to:

•	subject to the lien of the Indenture additional Rotables/Repairables constituting Qualified Spare Parts;

•	grant a security interest in one or more Spare Engines together with certain records relating to such Spare Engines, certain rights of JetBlue with respect to such Spare Engines and certain proceeds of the foregoing, to secure the Equipment Notes for the benefit of the Mortgagee (which thereafter will be included as ‘‘Collateral’’ for purposes of the Equipment Notes), provided that: (I) JetBlue shall have furnished (i) one or more legal opinions of counsel satisfactory to the Policy Provider to the effect that in respect to such Spare Engine, Mortgagee is entitled to the benefits of Section 1110 and holds a first priority perfected security interest and that each of the security interest and the international interest with respect to such Spare Engine has been perfected by filing at the FAA Aircraft Registry and at the International Registry and is effective against third parties without any prior registered interests; (ii) a certificate of an independent appraiser stating its opinion that the Adjusted Fair Market Value equals at least the value of the additional Rotables/Repairables that would have been necessary to meet such Rotable Ratio; and (iii) a certificate to the effect that, with the addition of such Spare Engine(s), the aggregate Adjusted Fair Market Value of all Spare Engines in the Collateral would not exceed 10.0% of the aggregate Fair Market Value of all Collateral then held; and (II) solely in the case of the initial Spare Engine pledged as additional Collateral, the Policy Provider, acting reasonably, shall have agreed to such pledge and JetBlue shall have received written confirmation from each Rating Agency that the use of a Spare Engine as additional Collateral to increase the Rotable Ratio will not result in a reduction of the rating for the Class G-1 Certificates or the Class B-1 Certificates below the then current rating for such Certificates (such rating in the case of the Class G-1 Certificates determined without regard to a Policy) or a withdrawal or suspension of the rating of such Certificates;

•	provide additional Cash Collateral to the Mortgagee under the Indenture (provided that if JetBlue's cash, cash equivalents and certain other marketable securities as of the applicable determination date was less than $250,000,000, then the total amount of Cash Collateral may not exceed $10,000,000);

•	redeem the Series G-1 Equipment Note in whole or in part; or

•	any combination of the foregoing;

such that the Rotable Ratio, as recalculated giving effect to such action (but otherwise using the information most recently used to determine such Rotable Ratio), would not be less than the applicable minimum percentage. (Collateral Maintenance Agreement, Section 3.1(b))

If JetBlue provides additional Cash Collateral to comply with any such maximum Collateral Ratio or minimum Rotable Ratio requirement, it must, within 90 days after providing such Cash Collateral, take additional action (other than providing Cash Collateral) to cause the Collateral Ratios and Rotable Ratio (calculated to exclude such Cash Collateral) to comply with the applicable maximum and minimum percentage. (Collateral Maintenance Agreement, Section 3.1 (e))

If the Senior Collateral Ratio and Subordinated Collateral Ratio are less than the applicable maximum percentage and the Rotable Ratio is greater than the applicable minimum percentage, in each case as most recently determined as described above, and the Mortgagee held Cash Collateral or a security interest on any Spare Engines as of the relevant determination date, JetBlue may withdraw Cash Collateral and/or obtain the release of the lien of any Spare Engines valued at an amount in excess of the amount necessary to comply with such ratios. (Indenture, Section 3.06(b)) In such case, so long as no Indenture Default or any of certain other specified defaults is then continuing, the Mortgagee will distribute to JetBlue an amount of Cash Collateral and/or release its security interest in a Spare Engine such that the Senior Collateral Ratio and the Subordinated Collateral Ratio would not be greater than the applicable maximum percentage and the Rotable Ratio would not be less than the applicable minimum percentage.

JetBlue is required to furnish to a Policy Provider and the Mortgagee, within ten Business Days after each March and September commencing with March 2007, a report providing certain information regarding the quantity of Pledged Spare Parts included in the Collateral and as to Spare Engines and regarding compliance with certain requirements of the Collateral Maintenance Agreement. (Collateral Maintenance Agreement, Section 2.3).

In the event that Additional Certificates are issued, (i) the Senior Collateral Ratio and the Rotable Ratio will apply to the Series G-1 Equipment Notes and all Senior Additional Equipment Notes on an aggregated basis and (ii) the Subordinated Collateral Ratio will apply to all Equipment Notes and all Additional Equipment Notes on an aggregated basis. See ‘‘POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND ADDITIONAL CERTIFICATES — Additional Equipment Notes’’.

Fleet Reduction

The Collateral Maintenance Agreement requires that the Equipment Notes be redeemed if the total number of aircraft of any of the aircraft model groups listed below in JetBlue's in-service fleet during any period of 60 consecutive days ending on a date occurring during any of the periods specified in the table below is less than the minimum specified below for such period (other than due to restrictions on operating such aircraft imposed by the Federal Aviation Administration (‘‘FAA’’) or any other U.S. Government agency):

Aircraft Model	From Nov. 14, 2006 to Dec. 31, 2008	From Jan. 1, 2009 to Dec. 31, 2010	On or after Jan. 1, 2011
• Airbus A320 Aircraft	50	55	60
• Embraer 190 Aircraft	10	20	30

References above to the Airbus A320 Aircraft shall include the Airbus A319 and Airbus A321 Aircraft, and references above to the Embraer 190 Aircraft shall include the Embraer 195 Aircraft if JetBlue should ever add such aircraft types to its fleet. For any other aircraft type, the Policy Provider and Rating Agencies must agree to the applicable minimum fleet size when first adding the type. (Indenture, Section 11.01)

If any of the foregoing specified minimums is not so satisfied with respect to any aircraft model group, then (i) within 30 days after the officers of JetBlue gain knowledge of such occurrence, JetBlue shall notify the Policy Provider and Mortgagee of such occurrence and (ii) within 90 days after such occurrence, JetBlue must partially redeem the Series G-1 Equipment Note in a percentage of the outstanding principal amount of the Series G-1 Equipment Note determined by dividing the appraised value of the Pledged Spare Parts and any Spare Engine that are appropriate for installation on, or use in, only the aircraft of such model group, or, in the case of Pledged Spare Parts, on the engines utilized only on such aircraft, by the appraised value of the Collateral. In addition, JetBlue must partially redeem the Series B-1 Equipment Note in the same percentage of the outstanding principal amount of the Series B-1 Equipment Note. (Collateral Maintenance Agreement, Section 3.3)

Liens

JetBlue is required to maintain the Collateral free of any liens, other than the rights of the Mortgagee and JetBlue arising under the Indenture or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen's, mechanics' and other similar liens arising in the ordinary course of business that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed with in 60 days after expiration of such stay; (iv) insurer's salvage rights, (v) any ownership interest of JetBlue in any Spare Engine registered on the International Registry and (vi) any other lien as to which JetBlue has provided a bond or other security adequate in the reasonable opinion of the

Mortgagee; provided that in the case of each of the liens described in the foregoing clauses (i) – (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts or any Spare Engine or the interest of the Mortgagee therein or impair the lien of the Indenture. (Indenture, Section 4.02).

Maintenance of Pledged Spare Parts

JetBlue is required to maintain the Pledged Spare Parts in good working order and condition, ordinary wear and tear excepted, excluding (i) Pledged Spare Parts that have become worn out or unfit for use and not reasonably repairable or obsolete, (ii) Pledged Spare Parts that are not required for JetBlue's normal operations, and (iii) expendable parts that have been consumed or used in JetBlue's operations. In addition, JetBlue must maintain all records, logs and other materials required by the FAA or under the Federal Aviation Act to be maintained in respect of the Pledged Spare Parts. (Indenture, Section 4.03).

Maintenance of Spare Engines

JetBlue is required to maintain, service, repair and overhaul each Spare Engine in the Collateral so as to keep such Spare Engine serviceable (except when undergoing overhaul) and in as good operating condition as when initially delivered to JetBlue by the engine manufacturer, ordinary wear and tear excepted, and as may be necessary and required under applicable law, including the Federal Aviation Act, airworthiness directives, and other applicable rules, regulations and requirements by any government authority, utilizing, except during any period that a permitted lease is in effect, the same manner and standard of maintenance, service, repair or overhaul used by JetBlue with respect to engines similar to such Spare Engine operated by JetBlue and utilizing, during any period that a permitted lease is in effect, the same manner and standard of maintenance, service, repair or overhaul used by the permitted lessee with respect to engines similar to such Spare Engine operated by the permitted lessee (Indenture, Section 11.02(b)).

Use and Possession of Pledged Spare Parts

JetBlue has the right to deal with the Pledged Spare Parts in any manner consistent with its ordinary course of business. This includes the right to install on, or use in, any aircraft, engine or Qualified Spare Part leased to or owned by JetBlue any Pledged Spare Part, free from the lien of the Indenture. (Indenture Section 4.04)

JetBlue may not sell, lease, transfer or relinquish possession of any Pledged Spare Part without the prior written consent of the Mortgagee, except as permitted by the Indenture or the Collateral Maintenance Agreement. (Indenture, Section 4.04(c)) So long as no Event of Default has occurred and is continuing, JetBlue may sell, transfer or dispose of Pledged Spare Parts free from the Lien of the Indenture. (Indenture, Section 4.05) However, as of any date during the period between the dates of independent appraiser's certificates delivered pursuant to the Collateral Maintenance Agreement, the aggregate appraised value of all Pledged Spare Parts (x) previously during such period sold, transferred or disposed of (with certain exceptions) may not exceed 3.0% of the appraised value of the Collateral, (y) then subject to leases or loans may not exceed 3.0% of the appraised value of the Collateral, or (z) previously during such period moved from a Designated Location to a location that is not a Designated Location (with certain exceptions) may not exceed 3.0% of the appraised value of the Collateral. (Collateral Maintenance Agreement, Section 3.2) Such restrictions may be waived by a Policy Provider, so long as after giving effect to a transaction permitted as a result of such waiver the Subordinated Collateral Ratio (using the information most recently used to determine such ratio) would not be greater than 75.0%. (Collateral Maintenance Agreement, Section 4.4)

In the ordinary course of business, JetBlue may transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications or to any person for the purpose of transport to any of the foregoing. In addition, JetBlue may dismantle any Pledged Spare Part that it deems worn out or obsolete or unfit or no longer suitable for use and may sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, free from the lien of the Indenture. (Indenture, Section 4.04(a)) JetBlue also may subject any Pledged Spare Part to a pooling, exchange, borrowing, or maintenance servicing agreement arrangement customary in the airline industry and entered into in the ordinary course of business; provided, however, that if JetBlue's title to any such Pledged Spare Part shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be a sale with respect to such Pledged Spare Part. (Indenture, Section 4.04(c))

So long as no Event of Default shall have occurred and be continuing, JetBlue may enter into a lease with respect to any Pledged Spare Part to any U.S. air carrier that is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person. In the case of any such lease, JetBlue will include in such lease appropriate provisions which (i) make such lease expressly subject and subordinate to all of the terms of the Indenture, including the rights of the Mortgagee to avoid such lease in the exercise of its rights to repossession of the Pledged Spare Parts thereunder and JetBlue shall remain primarily liable for, among other things, the performance and observance of all terms of the Indenture; (ii) require the lessee to comply with the insurance requirements of the Indenture; and (iii) require that the Pledged Spare Parts subject thereto be used in accordance with the limitations applicable to JetBlue's use, possession and location of such Pledged Spare Parts provided in the Collateral Maintenance Agreement and the Indenture (including, without limitation, that such Pledged Spare Parts be kept at one or more Designated Locations). (Indenture, Section 4.04(d)).

Use and Possession of Spare Engines

JetBlue may not sell, lease, transfer or relinquish possession of any Spare Engine in the Collateral without the prior consent of the Mortgagee, except as permitted by the Indenture and the Collateral Maintenance Agreement (Indenture Section 11.02(c)).

Each Spare Engine may be subjected to normal interchange and pooling agreements customary in the commercial airline industry or installed by JetBlue or a permitted lessee on an airframe owned or leased by JetBlue or such permitted lessee, subject to the Lien of the Indenture (provided that if JetBlue's title to any Spare Engine in the Collateral shall be divested under such arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Spare Engine). So long as no Event of Default shall have occurred and be continuing, JetBlue may enter into a lease with respect to any Spare Engine to an aircraft or engine manufacturer (or an affiliate), a person approved by the Mortgagee, or a U.S, air carrier, subject to provision of a legal opinion reasonably satisfactory to Mortgagee. JetBlue will include in such lease appropriate provisions which (i) make such lease expressly subject and subordinate to all of the terms of the Indenture, including the rights of the Mortgagee to avoid such lease in the exercise of its rights to repossession of the Spare Engine thereunder; (ii) require the lessee to comply with the insurance requirements of the Indenture; (iii) require that the Spare Engine be subject to the limitations applicable to JetBlue's use, possession, maintenance and operation of such Spare Engine provided in the Collateral Maintenance Agreement and the Indenture in all material respects; and (iv) prohibit the permitted lessee from subleasing the Spare Engine. In addition a permitted lessee may not be subject to insolvency or similar proceedings at the commencement of such lease (Indenture Section 11.02(c)).

JetBlue is obligated to replace all parts at its expense which may from time to time be incorporated or installed in or attached to any Spare Engine in the Collateral and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever (except if such Spare Engine has suffered an Event of Loss). (Indenture, Section 11.02(b)) JetBlue or any permitted lessee has the right to remove in the ordinary course of maintenance, service, repair, overhaul or testing, any parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that JetBlue (or a permitted lessee) will replace such parts as promptly as practicable. JetBlue or any permitted lessee has the right, at its own expense, to make such alterations, modifications or additions with respect to a Spare Engine in the Collateral as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alterations, modification, addition or removal does not materially diminish the value, utility or remaining useful life of such Spare Engine (Indenture, Section 11.02(h)).

Designated Locations

JetBlue is required to keep the Pledged Spare Parts at one or more of the designated locations specified in the Indenture or added from time to time by JetBlue in accordance with the Indenture (the ‘‘Designated Locations’’), except as otherwise permitted under the Indenture and Collateral Maintenance Agreement. (Indenture, Section 4.04(b)) JetBlue will be entitled to hold Qualified Spare Parts at locations other than Designated Locations. The lien of the Indenture will not apply to any spare part not located at a Designated Location (and therefore such spare part shall not constitute ‘‘Collateral’’ for purposes of calculating Collateral Ratios and Rotable Ratios and any other provision of the Indenture and Collateral Maintenance Agreement).

Insurance

JetBlue is required to maintain insurance covering physical damage to the Pledged Spare Parts. Such insurance must provide for the reimbursement of JetBlue's expenditure in repairing or replacing any damaged or destroyed Pledged Spare Part. If any such Pledged Spare Part is not repaired or replaced, such insurance must provide for the payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation. However, after giving effect to self-insurance permitted as described below, the amounts payable under such insurance may be less.

All insurance proceeds paid under such policies as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Part or any Spare Engine in the Collateral involving proceeds in excess of $2,000,000, up to 110% of the outstanding principal amount of all Equipment Notes (the ‘‘Debt Balance’’), will be paid to the Mortgagee. The entire amount of any insurance proceeds not involving an Event of Loss with respect to any Pledged Spare Part or any Spare Engine in the Collateral, the amount of any proceeds of $2,000,000 or less involving an Event of Loss with respect to Pledged Spare Parts or any Spare Engine, and the amount of any insurance proceeds in excess of the Debt Balance, will be paid to JetBlue so long as no Payment Default, Event of Default or JetBlue Bankruptcy Event shall be continuing. For these purposes, ‘‘Event of Loss’’ means, with respect to any Pledge Spare Part or any Spare Engine in the Collateral, (i) the loss of, or any prohibition of use thereof due to destruction, damage beyond economic repair, or rendition of any Collateral permanently unfit for normal use by JetBlue for any reason whatsoever other than use of Expendables in JetBlue's operations, (ii) damage that results in the receipt of insurance proceeds on the basis of an actual or constructive loss, (iii) loss of possession by JetBlue for 90 consecutive days as a result of theft or disappearance, (iv) any seizure, condemnation, confiscation, taking or requisition (including loss of title), or prohibition of use of any of the Collateral by a government entity (other than the U.S. government) or any law, rule, regulation or order thereof or other action thereby for more than 180 consecutive days, (v) the return of any Collateral to the manufacturer or the seller or its agent pursuant to any warranty settlement or patent indemnity settlement and, (vi) with respect to a Spare Engine only, any installation of such Spare Engine that would result in the imposition of certain liens on such Spare Engine not permitted by the Indenture or would result in a divestiture of title to such Spare Engine. Any such proceeds held by the Mortgagee will be disbursed to JetBlue to reimburse it for the purchase of additional Qualified Spare Parts or a replacement Spare Engine, as the case may be, after the occurrence of such Event of Loss. In addition, such proceeds will be disbursed to JetBlue to the extent it would not cause the Collateral Ratios, as subsequently determined, to exceed the applicable maximum percentages or the Rotable Ratio, as subsequently determined to decrease below the applicable minimum percentage.

JetBlue is also required to maintain third party liability insurance with respect to the Pledged Spare Parts in an amount and scope as it customarily maintains for equipment similar to the Pledged Spare Parts.

JetBlue may self-insure the risks required to be insured against as described above in respect of Pledged Spare Parts or any Spare Engine in such amounts as shall be consistent with normal industry practice for similarly-situated U.S. airlines. (Indenture Section 4.09 and Annex B)

Additional Insurance for Spare Engines

JetBlue is required to maintain, at its expense (or at the expense of a permitted lessee), all-risk ground and flight aircraft hull insurance covering each aircraft on which a Spare Engine in the Collateral is installed and such Spare Engine while so installed thereon (an ‘‘Aircraft’’) and all-risk property damage insurance covering Spare Engines while removed from an Aircraft, at all times in an amount applicable to such Spare Engine not less than 110% of the Adjusted Fair Market Value attributed to such Spare Engine on the most recent valuation date.

In addition, JetBlue is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger liability, property damage, and contractual liability insurance, including war risk and allied perils liability insurance, with respect to each Aircraft on which a Spare Engine is installed. Such liability insurance shall be in such amounts from time to time applicable to aircraft owned or leased and operated by JetBlue of the same type and operating on similar routes as such Aircraft. (Indenture, Section 4.09 and Annex B)

JetBlue is also required to maintain hull war-risk, hijacking and allied perils insurance on any Aircraft on which a Spare Engine is installed if and to the extent that a majority of similarly-situated U.S. airlines operating similarly-sized aircraft on similar routes maintain such insurance. (Indenture, Section 4.09 and Annex B)

JetBlue is required to name as additional insured parties the Mortgagee, the Trustee, the Liquidity Providers and the Policy Provider under all liability, hull and war-risk, hijacking and allied perils insurance policies required under the Indenture. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of JetBlue, any permitted lessee or, except under certain standard insurance endorsements applicable to actions by an additional insured party itself, any other person. (Indenture, Section 4.09 and Annex B)

JetBlue may self-insure the risks required to be insured against as described above in respect of Pledged Spare Parts or any Spare Engine in such amounts as shall be consistent with normal industry practice for similarly-situated U.S. airlines. (Indenture Section 4.09 and Annex B)

Spare Engine Release

JetBlue shall have the right, upon at least five (5) business days' prior written notice to the Mortgagee and each Policy Provider, to have any Spare Engine included in the Collateral released from the lien of the Indenture either upon subjecting to such lien another Spare Engine meeting at that time all the requirements and conditions for a replacement Spare Engine upon an Event of Loss or upon meeting at that time one of the other applicable alternatives to a replacement Spare Engine upon an Event of Loss set forth in clause (i)(w), (x) and (y) under ‘‘—Spare Engine Event of Loss’’ below. (Indenture, Section 11.02(e) and (f))

Spare Engine Event of Loss

JetBlue is obligated to notify the Mortgagee and each Policy Provider within fifteen (15) days of an Event of Loss with respect to a Spare Engine in the Collateral, and Jet Blue must elect within forty-five (45) days after the occurrence of any Event of Loss of a Spare Engine to either (i) on or prior to the sixtieth (60th) day following the Event of Loss, (w) subject to the lien of the Indenture additional Qualified Spare Parts with a Fair Market Value at least equal to the redemption amount under clause (y) below, (x) make a deposit of Cash Collateral with the Mortgagee in an amount equal to the redemption amount under clause (y) below, or (y) redeem a pro rata share of the aggregate outstanding principal amount of Equipment Notes in an amount equal to the Adjusted Fair Market

Value of the Spare Engine which suffered an Event of Loss as of the most recent valuation date, or (ii) not later than the sixtieth (60th) day following the occurrence of such Event of Loss, substitute a replacement Spare Engine of the same value, utility and remaining useful life (without regard to hours or cycles remaining to the next scheduled overhaul) at least equal to the Spare Engine which suffered an Event of Loss, provided the conditions for such replacement Spare Engine in the Indenture are satisfied, including, among other things, furnishing the Mortgagee with a certificate of an independent appraiser confirming the Adjusted Fair Market Value of such replacement Spare Engine and that, when added to the Adjusted Fair Market Value of all other Spare Engines as of the most recent valuation date, such aggregate Adjusted Fair Market Value of all Spare Engines does not exceed ten percent (10%) of the aggregate Fair Market Value of all Collateral as of the most recent valuation date (substituting the Adjusted Fair Market Value of such replacement Spare Engine for the Adjusted Fair Market Value of the Spare Engine that suffered the Event of Loss). The Mortgagee will also be provided with an opinion to the effect that the Mortgagee is entitled to the benefits of Section 1110 and holds a first priority security interest and that each security interest and international interest with respect to such replacement Spare Engine has been perfected by filing at the FAA Aircraft Registry and has been registered at the International Registry and is effective against third parties without any prior registered interests. (Indenture, Section 11.02(f)) If JetBlue deposits Cash Collateral with the Mortgagee and then substitutes a replacement Spare Engine within thirty (30) days thereof, then Mortgagee shall return such Cash Collateral to JetBlue and, if such action is not taken, on the thirty-first (31st) day after deposit of the Cash Collateral, JetBlue will have irrevocably elected to use such deposited Cash Collateral to effect a pro rata redemption of the Equipment Notes in the redemption amount required in clause (i)(y) above.

Limitation of Liability

Except as otherwise provided in the Indenture, the Mortgagee, in its individual capacity, will not be answerable or accountable under the Indenture or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. (Indenture, Section 7 01)

Indenture Defaults, Notice and Waiver

Indenture Defaults will include:

•	The failure by JetBlue to pay any interest, principal, Break Amount, if any, or Premium, if any, when due (including when due in connection with an optional redemption), under the Indenture or under any Equipment Note that continues for more than ten (10) Business Days, or failure to pay any other amount payable by it under the Indenture or Note Purchase Agreement when due, which continues for a period in excess of ten Business Days after JetBlue receives written demand from the Mortgagee or holder of any Equipment Note (without giving effect to such notice or grace period provisions, a ‘‘Payment Default’’).

•	Any representation or warranty made by JetBlue in such Indenture or certain related documents furnished to the Mortgagee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Mortgagee or holder of an Equipment Note and remains un-remedied after notice and specified cure periods.

•	Failure by JetBlue to carry required insurance, which continues un-remedied for a period of 30 days.

•	Failure by JetBlue to add collateral or redeem Equipment Notes if a semiannual Collateral Ratio or Rotable Ratio requirement is not satisfied within the relevant time period specified in the Collateral Maintenance Agreement or to redeem the Equipment Notes when required as a result of certain reductions in JetBlue's aircraft fleet.

•	Failure by JetBlue to perform or observe in any material respect any other covenant or obligation for the benefit of the Mortgagee or holders of any Equipment Notes under the Indenture or under certain related documents that continues after notice and specified cure periods.

•	The occurrence of certain events of bankruptcy, reorganization or insolvency of JetBlue (each, a ‘‘JetBlue Bankruptcy Event’’). (Indenture, Section 5.01)

The holders of a majority in principal amount of the outstanding Equipment Notes by notice to the Mortgagee, may on behalf of all the holders waive any existing default and its consequences under the Indenture, except a default in the payment of the principal of, or Premium, Break Amount or interest on, any such Equipment Notes or a default in respect of any covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Indenture, Section 5.06) See ‘‘DESCRIPTION OF THE INTERCREDITOR AGREEMENT — Voting of Equipment Notes’’ regarding the persons entitled to direct the vote of Equipment Notes.

Remedies

If an Indenture Default (other than a JetBlue Bankruptcy Event) occurs and is continuing, the Mortgagee or the holders of a majority of the principal amount of all its Equipment Notes outstanding may declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon and Break Amount, if any. If a JetBlue Bankruptcy Event occurs, such amounts shall be due and payable without any declaration or other act on the part of the Mortgagee or holders of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the Mortgagee an amount sufficient to pay all principal, interest, Break Amount, if any, and Premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Indenture, Section 5.02)

The Indenture provides that if an Indenture Default has occurred and is continuing, the Mortgagee may exercise certain rights or remedies available to it under the Indenture or under applicable law.

In the case of Chapter 11 bankruptcy proceedings in which an air carrier is a debtor, Section 1110 of the U.S. Bankruptcy Code (‘‘Section 1110’’) provides special rights to holders of security interests with respect to ‘‘equipment’’ (defined as described below). Under Section 1110, the right of such holders to take possession of such equipment in compliance with the provisions of a security agreement is not affected by any provision of the U.S. Bankruptcy Code or any power of the bankruptcy court. Such right to take possession may not be exercised for 60 days following the date of commencement of the reorganization proceedings. Thereafter, such right to take possession may be exercised during such proceedings unless, within the 60-day period or any longer period consented to by the relevant parties, the debtor agrees to perform its future obligations and cures all existing and future defaults on a timely basis. Defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor need not be cured.

‘‘Equipment’’ is defined in Section 1110, in part, as an aircraft, aircraft engine, propeller, appliance or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

It is a condition to the Trustees' obligation to purchase the Equipment Notes that outside counsel to JetBlue, Holland & Knight LLP, provide its opinion that the Mortgagee will be entitled to the benefits of Section 1110 with respect to the Pledged Spare Parts as of the Issuance Date, assuming that, at such time, JetBlue was a ‘‘citizen of the United States’’ as defined in Section 40102 of Title 49 of the U.S. Code, holding an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Mortgagee's exercise of rights contained in the Indenture, see ‘‘— Indenture Defaults, Notice and Waiver’’.

If an Indenture Default occurs and is continuing, any sums held or received by the Mortgagee may be applied to reimburse the Mortgagee for any tax, expense or other loss incurred by it and to pay any other amounts due to the Mortgagee prior to any payments to holders of the Equipment Notes issued under the Indenture. (Indenture, Section 5.03(b)).

Modification of Indenture and Other Operative Agreements

Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under the Indenture, the provisions of the Indenture and the other Operative Agreements may not be amended or modified, except to the extent indicated below.

The Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder, provided that such change does not adversely affect the interests of any such holder. (Indenture, Section 10.01(b))

Without the consent of the Liquidity Providers, the Policy Provider and the holder of each Equipment Note outstanding affected thereby, no amendment or modification of the Indenture may among other things (a) reduce the principal amount of, or Break Amount, if any, Premium, if any, or interest payable on, any Equipment Notes or change the date on which any principal, Break Amount, if any, Premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of the Indenture, except as provided therein, or deprive any holder of an Equipment Note of the benefit of the lien of the Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under the Indenture required to take or approve any action under the Indenture. (Indenture, Section 10.01(a))

The provisions of the Collateral Maintenance Agreement requiring that the Subordinated Collateral Ratio be determined by the tenth (10th) Business Day in March and September of each year and that the maximum Subordinated Collateral Ratio be complied with in connection with the applicable appraisals may be amended, supplemented or waived only by agreement of JetBlue and the Mortgagee, acting with the consent of the holders of a majority of the outstanding principal amount of the Series B-1 Equipment Notes (Collateral Maintenance Agreement, Section 4.4)

Indemnification

JetBlue will be required to indemnify the Mortgagee, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Subordination Agent, any Policy Provider and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters.

POSSIBLE ISSUANCE OF ADDITIONAL EQUIPMENT NOTES AND
ADDITIONAL CERTIFICATES

The following summary describes the material consequences of the issuance of any class of Additional Certificates and any series of Additional Equipment Notes on the Certificateholders. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the relevant agreements, including the Intercreditor Agreement and the Operative Agreements.

General

After the consummation of the offering of the Certificates contemplated hereby, JetBlue may, from time to time, issue pursuant to the Indenture additional equipment notes (‘‘Additional Equipment Notes’’), which will be secured by the lien on the Collateral securing the Equipment Notes. Each issuance of Additional Equipment Notes will be subject to the satisfaction of certain conditions specified below. The sale of Additional Equipment Notes must be funded through the issuance and sale of pass through certificates issued by separate pass through trusts (‘‘Additional Certificates’’), which will evidence fractional undivided ownership interests in the Additional Equipment Notes acquired and held by the related pass through trust. The issuance of Additional Certificates is subject to the satisfaction of certain conditions specified below. As long as such conditions are satisfied, no consent of any Certificateholder or any Liquidity Provider is required for the issuance of Additional Certificates but under certain circumstances, the prior written consent of the Policy Provider may be required. Furthermore, there is no limit to the aggregate principal amount of Additional Equipment Notes and Additional Certificates that may be issued.

The Additional Equipment Notes may be issued in one or more offerings, in each case in either (i) one series having the same priority of payment as the Series G-1 Equipment Notes (‘‘Senior Additional Equipment Notes’’) or (ii) two series consisting of a series of Senior Additional Equipment Notes and another series having the same priority of payment as the Series B-1 Equipment Notes (‘‘Junior Additional Equipment Notes’’).

Each offering of Additional Certificates will involve either (i) an offering of a class of Additional Certificates (‘‘Senior Additional Certificates’’) evidencing fractional undivided ownership interests in a series of Senior Additional Equipment Notes or (ii) an offering of a class of Senior Additional Certificates and a class of Additional Certificates (‘‘Junior Additional Certificates’’) evidencing fractional undivided ownership interests in a series of Junior Additional Equipment Notes. A class of Senior Additional Certificates will rank pari passu with the Class G-1 Certificates under the Intercreditor Agreement. A class of Junior Additional Certificates will rank pari passu with the Class B-1 Certificates under the Intercreditor Agreement. No holder of any Additional Certificate will benefit from the Policy or any Liquidity Facility for the Class G-1 Certificates.

Except for the economic terms thereof (i.e., the principal amount, the interest rate, the maturity, the principal amortization schedule, the redemption price, etc.) and except as described herein, the terms and conditions of each series of Senior Additional Equipment Notes or Junior Additional Equipment Notes will be substantially identical to those of the Series G-1 Equipment Notes or the Series B-1 Equipment Notes, respectively. In addition, except for the differences resulting from the economic terms of the related Additional Equipment Notes and except as described herein, the terms and conditions of each class of Senior Additional Certificates or Junior Additional Certificates will be substantially identical to those of the Class G-1 Certificates or the Class B-1 Certificates, respectively, provided that (i) a class of Senior Additional Certificates need not be entitled to the benefits of a financial guaranty insurance policy (but will be required to be entitled to the benefits of a liquidity facility (or liquidity facilities) covering interest thereon for 24 months), (ii) a class of Junior Additional Certificates may be entitled to the benefits of a liquidity facility (or liquidity facilities) covering interest thereon for 24 months, (iii) the purchase right exercisable with respect to the Certificates or the Additional Certificates will be as set forth below in ‘‘— Additional Certificates – Purchase Rights of Holders of Certificates or Additional Certificates’’ and (iv) the Controlling Party provisions under the Intercreditor Agreement will be as set forth below in ‘‘— Additional Certificates — Controlling Party’’.

Conditions for Issuance of Additional Equipment Notes

The conditions to the issuance of any series of Additional Equipment Notes (which is a condition to the issuance of the related class of Additional Certificates) include the following:

(i)    payments on any series of Senior Additional Equipment Notes or Junior Additional Equipment Notes will be subject to the Intercreditor Agreement, the Indenture and the Collateral Maintenance Agreement to the same extent as the Series G-1 Equipment Notes or the Series B-1 Equipment Notes, respectively;

(ii)    immediately after and giving effect to such issuance of Additional Equipment Notes, the maximum Senior Collateral Ratio and Subordinated Collateral Ratio and minimum Rotable Ratio requirements shall continue to be satisfied and no Indenture Default shall exist and be continuing;

(iii)    a note purchase agreement for such Additional Equipment Notes shall have been duly executed and delivered and all conditions to the purchase of such Additional Equipment Notes thereunder shall have been satisfied;

(iv)    the applicable pass through trust(s) purchasing such Additional Equipment Notes shall have been duly formed, and the conditions for the issuance by each such additional pass through trust of the related class of Additional Certificates shall have been satisfied; and

(v)     the Policy Provider shall have consented to such issuance, if applicable, in accordance with the provisions of clause (viii) under ‘‘—Conditions for Issuance of Additional Certificates.’’

Conditions for Issuance of Additional Certificates

The conditions to the issuance of Additional Certificates include the following:

(i)    Additional Equipment Note(s) shall have been issued pursuant to the Indenture in compliance with all conditions thereto, and Additional Equipment Notes shall have been delivered to the trustee on behalf of the applicable pass through trusts;

(ii)    applicable pass through trust agreements (in all material respects (other than economic terms) similar to the Pass Through Trust Agreements) pursuant to which the Additional Certificates are to be issued shall have been duly executed and delivered;

(iii)    the trustee under the applicable new pass through trust agreements shall be the Trustee under the Pass Through Trust Agreements;

(iv)    any applicable financial guarantee insurance policy and liquidity facilities shall be in all material respects, other than economic terms, similar to the Policy, the Primary Liquidity Facility and the Above-Cap Liquidity Facility, as applicable;

(v)    a joinder agreement, as contemplated by the Intercreditor Agreement, shall have been duly executed and delivered by the Trustee, (in its capacity as Trustee under the pass through trust agreements for the Additional Certificates), each additional policy provider and each additional liquidity provider, if any, agreeing to become subject to the Intercreditor Agreement, the Collateral Maintenance Agreement and the Reference Agency Agreement;

(vi)    each class of Additional Certificates to be issued shall have been rated by each Rating Agency;

(vii)    each Rating Agency shall have issued a written confirmation that the issuance of the Additional Equipment Notes and Additional Certificates will not result in the reduction or withdrawal of the then current ratings on the Certificates and any outstanding Additional Certificates (without regard to the Policy in the case of the Class G-1 Certificates or any financial guaranty insurance policy in the case of any class of Senior Additional Certificates entitled to the benefits thereof); and

(viii)    the prior written consent of the Policy Provider shall have been obtained: (I) if the Additional Certificates are Junior Additional Certificates and either (x) such Junior Additional Certificates are to have the benefit of a liquidity facility or (y) if after giving effect to such issuance the aggregate outstanding principal amount of all Series B-1 Equipment Notes and all Junior Additional Equipment Notes would at any time equal or exceed the aggregate outstanding principal amount of all Series G-1 Equipment Notes and all Additional Senior Equipment Notes, in each case on the basis of scheduled principal payments; or (II) if the Additional Certificates are Senior Certificates and either (x) the capped interest rate (or, in the event such Additional Certificates bear interest at a fixed rate of interest, such fixed rate of interest) in respect thereof exceeds the capped interest rate in respect of the Class G-1 Certificates or (y) if after giving effect to such issuance, the aggregate outstanding Pool Balance of all Senior Additional Certificates of all Classes would be equal to or exceed the aggregate outstanding Pool Balance of the Class G-1 Certificates.

Additional Certificates

Additional Policies for Senior Additional Certificates

A financial guarantee insurance policy (an ‘‘Additional Policy’’) may be issued in connection with the issuance of a class of Senior Additional Certificates. The holders of the Certificates or any other class of Additional Certificates will have no benefit from such Additional Policy; and the holders of such class of Senior Additional Certificates will have no benefit from the Policy or a policy (if any) for any other class of Senior Additional Certificates. Amounts owing to the provider of such additional policy (an ‘‘Additional Policy Provider’’) will be entitled to payments pursuant to the Intercreditor Agreement on a pari passu basis with payments to the Policy Provider.

The Additional Policy Provider for any class of Senior Additional Certificates may or may not be the Policy Provider but will be entitled to and subject to the substantially same terms and conditions as those applicable to the Policy Provider.

Additional Liquidity Facilities

A class of Senior Additional Certificates, whether or not having the benefits of an Additional Policy, will have the benefits of a liquidity facility (or if the interest rate for such class of Senior Additional Certificates is to be a floating rate, a primary liquidity facility and an above-cap liquidity facility) covering 24 months' interest on such Senior Additional Certificates.

A class of Junior Additional Certificates may, but will not be required to, have the benefits of a liquidity facility (of if the interest rate for such class of Junior Additional Certificates is to be a floating rate, a primary liquidity facility and an above-cap liquidity facility) covering 24 months' interest on such Junior Additional Certificates.

Amounts owing to the provider of a liquidity facility (other than an above-cap liquidity facility) (an ‘‘Additional Primary Liquidity Provider’’) or the provider of an above-cap liquidity facility (an ‘‘Additional Above-Cap Liquidity Provider’’) will be entitled to payments pursuant to the Intercreditor Agreement on a pari passu basis with payments to the Primary Liquidity Provider or the Above-Cap Liquidity Provider, respectively.

The Additional Primary Liquidity Provider or, if applicable, the Additional Above-Cap Liquidity Provider for any class of Additional Certificates may or may not be the Primary Liquidity Provider or the Above-Cap Liquidity Provider, as the case may be, but will be entitled to and subject to substantially the same terms and conditions as those applicable to the Primary Liquidity Provider or the Above-Cap Liquidity Provider, as the case may be. Notwithstanding the foregoing, an Additional Primary Liquidity Facility may be subject to a periodic extension and may provide for a non-extension advance if not so extended.

Priority of Distribution

Each class of Senior Additional Certificates, whether or not having the benefits of a financial guaranty insurance policy, will rank pari passu with the Class G-1 Certificates and each other class of Senior Additional Certificates under the Intercreditor Agreement.

Each class of Junior Additional Certificates will rank pari passu with the Class B-1 Certificates and each other class of Junior Additional Certificates under the Intercreditor Agreement.

With respect to the Expected Distribution for each class of pass through certificates of the same priority of distribution under the Intercreditor Agreement, the interest component of such Expected Distribution will be distributed first to the holders of each such class and then the principal component of such Expected Distribution will be distributed to such holders.

Purchase Rights of Holders of Certificates or Additional Certificates

Upon the occurrence and during the continuation of a Triggering Event:

•	If the holders of the Class G-1 Certificates or any class of Senior Additional Certificates are then represented by the related trustee as the Controlling Party (the ‘‘Controlling Senior Class’’), the holders of any other class ranking pari passu with the Controlling Senior Class, with ten days' written notice to the applicable trustee and each holder of pass through certificates of the same class and to the trustee for each other class ranking pari passu with the Controlling Senior Class, will have the right to purchase all of the certificates of the Controlling Senior Class; provided that prior to the end of the ten-day notice period, any holder of any class (other than the Controlling Senior Class) of certificate ranking pari passu with the Controlling Senior Class may elect to participate in such purchase on a pro rata basis based upon the outstanding Pool Balance of the certificates of such class held by such holder; provider further any such holder not electing to participate in such purchase will lose such purchase right.

•	The holders of the Class B-1 Certificates or any class of Junior Additional Certificates, with ten days' written notice to the applicable trustee and each holder of pass through certificates of the same class and to the trustee for each other class ranking pari passu with such class, will have the right (which shall not expire notwithstanding the exercise of the right specified in the preceding paragraph) to purchase all of the Class G-1 Certificates and each class of Senior Additional Certificates; provided that prior to the end of the ten-day notice period, any other holder of Class B-1 Certificates or any class of Junior Additional Certificates may elect to participate in any such purchase on a pro rata basis based upon the outstanding Pool Balance of the certificates of such class held by such holder; provided further any such holder not electing to participate in such purchase will lose such purchase right. Following any such purchase, the purchasing holder(s) will have the right to (x) surrender the Policy or the applicable Additional Policy for cancellation (thereby releasing the Policy Provider or the related Additional Policy Provider from their respective obligations under the Policy or the related Additional Policy, as the case may be), (y) pay to the Policy Provider or to such Additional Policy Provider all outstanding Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations related to the Policy or the related Additional Policy, as applicable) and (z) pay to the Primary Liquidity Provider or to the related Additional Primary Liquidity Provider all outstanding Liquidity Obligations and upon such surrender of the Policy or the related Additional Policy and such payments, the Policy or the related Additional Policy and the Primary Liquidity Facility or the related Additional Primary Liquidity Facility (as defined below) shall be terminated. For the avoidance of doubt, the surrender of the Policy shall not be effective until such payments to the Policy Provider or the related Additional Policy Provider and the Primary Liquidity Provider or the related Additional Liquidity Provider have been made in full. After any such surrender and payments, the Class G-1 Certificates or the related class of Senior Additional Certificates, as the case may be, will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility or such Additional Policy or such Additional Primary Liquidity Facility, as the case may be.

•	If the holders of the Class B-1 Certificates or any class of Junior Additional Certificates (the ‘‘Controlling Junior Class’’) are then represented by the related trustee as the Controlling Party, the holders of any other class ranking pari passu with the Controlling Junior Class will, with ten days' written notice to the applicable trustee and each holder of pass through certificates of the same class and to the trustee for each other class ranking pari passu with the Controlling Junior Class, have the right to purchase all of the certificates of the Controlling Junior Class; provided that prior to the end of the ten-day notice period, any holder of any class (other than the Controlling Junior Class) ranking pari passu with the Controlling Junior Class may elect to participate in such purchase on a pro rata basis based upon the outstanding Pool Balance of the certificates of such class held by such holder; provided further any such holder not electing to participate in such purchase will lose such purchase right.

•	Whether or not the purchase right specified in the third preceding paragraph has been exercised, if the Policy Provider or an Additional Policy Provider is at the time the Controlling Party, the Policy Provider or an Additional Policy Provider (as long as no Policy Provider Default or Additional Policy Provider Default with respect to such Additional Policy Provider, as applicable, has occurred and is continuing) (the ‘‘Potential Provider Controlling Party’’) which would be the Controlling Party were the then Controlling Party no longer the Leading Policy Provider will, with ten days' written notice (such notice to be given no later than 120 days after the occurrence of a Triggering Event that is continuing) to the applicable trustee and each holder of the applicable Senior Certificates, have the right to purchase all of the Senior Certificates which are insured by the then Controlling Party. Following such purchase of the applicable Senior Certificates, the Potential Provider Controlling Party shall surrender the Policy or Additional Policy, as applicable, insuring the purchased Senior Certificates to the provider thereof for cancellation (thereby releasing such provider from its obligations under the Policy or the applicable Additional Policy), pay to the Policy Provider or to such Additional Policy Provider all outstanding Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations related to the Policy or the related Additional Policy, as applicable) and pay to the Primary Liquidity Provider or to the related Additional Primary Liquidity Provider all outstanding Liquidity Obligations and upon such surrender of the Policy or the related Additional Policy and such payments, the Policy or the related Additional Policy and the Primary Liquidity Facility or the related Additional Primary Liquidity Facility shall be terminated. After any such surrender and payments, the applicable Senior Certificates will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility or such Additional Policy or such Additional Primary Liquidity Facility, as the case may be. If the Potential Provider Controlling Party (or a Subsequent Potential Provider Controlling Party) fails to exercise its purchase right specified in the foregoing provisions of this paragraph (or this sentence in the case of a Subsequent Potential Provider Controlling Party) for 120 days from the date on which the Potential Provider Controlling Party (or such Subsequent Potential Provider Controlling Party) first becomes entitled to exercise such purchase right (such Potential Provider Controlling Party (or such Subsequent Potential Provider Controlling Party) being a ‘‘Non-Purchasing Provider’’), the Policy Provider or an Additional Policy Provider (a ‘‘Subsequent Potential Provider Controlling Party’’) that would be the Potential Provider Controlling Party were all of Non-Purchasing Providers not to be insuring any class of Senior Certificates, such Subsequent Potential Provider Controlling Party shall be entitled to exercise such purchase right as if it were the Potential Provider Controlling Party, provided that it will be required to purchase both the Senior Certificates insured by the then Controlling Party and the Senior Certificates insured by each Non-Purchasing Provider. Notwithstanding the foregoing, the purchase right described in the foregoing provisions of this paragraph may not be exercised if any holder of Class B-1 Certificates or any class of Junior Additional Certificates notifies its intention to exercise its purchase right pursuant to the second preceding paragraph. The purchase right under this paragraph will be terminated upon the consummation of a purchase pursuant to the second preceding paragraph.

•	Whether or not any holder of Class B-1 Certificates or any class of Junior Additional Certificates have purchased or elected to purchase the Class G-1 Certificates and each class of

Senior Additional Certificates (and whether or not the purchase right specified in the third preceding paragraph has been exercised), the Policy Provider (as long as no Policy Provider Default has occurred and is continuing) and each Additional Policy Provider (as long as no Additional Policy Provider Default (as defined below) has occurred and is continuing with respect to such Additional Policy Provider) shall have the right to purchase all of the Class G-1 Certificates or all of the applicable related class of Senior Additional Certificates if 120 days have elapsed since the occurrence of a Triggering Event that is continuing, unless the Policy or such Additional Policy has been surrendered as described in the third preceding paragraph or the holders of Class G-1 Certificates or such class of Additional Certificates, as the case may be, elect to (x) surrender the Policy or such Additional Policy for cancellation (thereby releasing the Policy Provider or such Additional Policy Provider from their respective obligations under the Policy or the related Additional Policy), (y) pay to the Policy Provider or to such Additional Policy Provider all outstanding Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations related to the Policy or the related Additional Policy, as applicable) and (z) pay to the Primary Liquidity Provider or to the related Additional Primary Liquidity Provider all outstanding Liquidity Obligations and upon such surrender of the Policy or the related Additional Policy and such payments, the Policy or the related Additional Policy and the Primary Liquidity Facility or the related Additional Primary Liquidity Facility shall be terminated. For the avoidance of doubt, the surrender of the Policy shall not be effective until such payments to the Policy Provider or to such Additional Policy Provider and to the Primary Liquidity Provider or the related Additional Primary Liquidity Provider have been made in full. The holders of the Class G-1 Certificates or such class of Senior Additional Certificates electing to surrender the Policy or such Additional Policy, as the case may be, and make such payments may do so only upon the purchase of the Class G-1 Certificates or such class of Senior Additional Certificates of any holders thereof that do not elect to surrender the Policy or such Additional Policy and make such payments. After any such surrender and payments, the Class G-1 Certificates or the related class of Additional Certificates, as the case may be, will no longer be entitled to the benefits of the Policy or the Primary Liquidity Facility or such Additional Policy or such Additional Primary Liquidity Facility, as the case may be.

In each case, the purchase price of each class of certificates purchased as provided above will be equal to the applicable Pool Balance of such certificates together with accrued and unpaid interest thereon to the date of such purchase, plus Break Amount, if any, and including any other amounts then due and payable to the Certificateholders; provided, however, that if such purchase occurs after a Record Date, such purchase price shall be reduced by the amount to be distributed under the Pass Through Trust Agreement for the Class G-1 Trust or under the applicable pass through trust agreement to the holders of such certificates on the related Distribution Date (which deducted amounts shall remain distributable to, and may be retained by, the Certificateholder as of such Record Date). Each payment of the purchase price of certificates referred to in the first sentence hereof shall be made to an account or accounts designated by the Trustee, and each such purchase shall be subject to the terms of this section.

Each Certificateholder agrees by its acceptance of its Certificate that it will, subject to certain conditions, upon payment of the purchase price set forth in the first sentence of this paragraph, forthwith sell, assign, transfer and convey to the purchaser(s) thereof (without recourse, representation or warranty of any kind except for its own acts), all of the right, title, interest and obligation of such Certificateholder in the Pass Through Trust Agreement for the Class G-1 Trust, the Intercreditor Agreement, the Liquidity Facilities, the Policy, the financing documents and all Certificates held by such Certificateholder (excluding all right, title and interest under any of the foregoing to the extent such right, title or interest is with respect to an obligation not then due and payable as respects any action or inaction or state of affairs occurring prior to such sale) and the purchaser shall assume all of such Certificateholder’s obligations under the applicable pass through trust agreement, the Intercreditor Agreement, the Liquidity Facilities, the Policy, the financing documents and all such

Certificates. The Certificates will be deemed to be purchased on the date payment of the purchase price is made notwithstanding the failure of the Certificateholders to deliver any Certificates (whether in the form of definitive Certificates or beneficial interests in global certificates) and, upon such a purchase, (i) the only rights of the Certificateholders will be to deliver the Certificates to the purchaser(s) and receive the purchase price for such Certificates and (ii) if the purchaser(s) shall so request, such Certificateholder will comply with the applicable Pass Through Trust Agreement for the applicable Trust to enable new Certificates to be issued to the purchaser in such denominations as it shall request. All charges and expenses in connection with the issuance of any such new Certificates shall be borne by the purchaser thereof.

Controlling Party

Following the issuance of any Additional Certificates, the Controlling Party will be:

•	Except as provided below, the Policy Provider or any Additional Policy Provider, (i) with respect to which no Policy Provider Default or similar event with respect to an Additional Policy Provider (an ‘‘Additional Policy Provider Default’’) is continuing (each such provider being a ‘‘Non-Defaulting Provider’’), as the case may be, and (ii) with respect to which the sum of (x) the aggregate amount of unreimbursed principal of drawings made under the Policy and each Additional Policy (other than in respect of interest drawings), as applicable, provided by such Non-Defaulting Provider and (y) the outstanding Pool Balance of the Class G-1 Certificates and each applicable class of Senior Additional Certificates insured by such Non-Defaulting Provider, as applicable, is the largest of all Non-Defaulting Providers (the Policy Provider or the Additional Policy Provider satisfying the foregoing requirements being the ‘‘Leading Policy Provider’’).

•	If a Policy Provider Default or an Additional Policy Provider Default is continuing with respect to the Policy Provider and all Additional Policy Providers, or if the Policy and all Additional Policies have been surrendered for cancellation (thereby releasing the Policy Provider and all Additional Policy Providers from their respective obligations under the Policy and the Additional Policies) and all Policy Provider Amounts (other than any amount referred to in clause (c) of the definition of Excess Reimbursement Obligations) or a similarly defined amount for each Additional Policy have been paid in full, the trustee for the Class G-1 Certificates or any class of Senior Additional Certificates, which has the largest outstanding Pool Balance.

•	Upon payment of Final Distributions and similar amounts to the holders of the Class G-1 Certificates and each class of Senior Additional Certificates and (unless a Policy Provider Default or an Additional Policy Provider Default is continuing) of the Policy Provider Amounts (other than the amount specified in clause (c) of the definition of the Excess Reimbursement Obligations) or a similarly defined amount with respect to each Additional Policy to the Policy Provider and each Additional Policy Provider, the Class B Trustee for the Class B-1 Certificates or any class of Junior Additional Certificates, which has the largest outstanding Pool Balance.

In addition, the Primary Liquidity Provider or any provider (an ‘‘Additional Primary Liquidity Provider’’) of a liquidity facility (other than an above-cap liquidity facility) (an ‘‘Additional Primary Liquidity Facility’’) for a class of Additional Certificates, which satisfies either of the following conditions and has the largest amount of outstanding Liquidity Obligations or similar obligations owed to it (provided in the case of (i) below there is no other Policy Provider that shall become the Leading Policy Provider upon the Policy Provider Default or Additional Policy Provider Default referenced therein):

(i)	in the case of the Primary Liquidity Provider or an Additional Primary Liquidity Provider entitled to the benefits of an Additional Policy, at any time after the Liquidity Provider Reimbursement Date or such similar date set forth in the applicable Additional Primary Liquidity Facility, if a Policy Provider Default or an Additional Policy Provider Default, as applicable, attributable to a failure to make a drawing to pay the Primary Liquidity Provider or the Additional Primary Liquidity Provider, as applicable, is continuing, so long as the Primary Liquidity Provider or such Additional Primary Liquidity Provider, as applicable, has not defaulted in its obligation to make any advance under the Primary Liquidity Facility or the applicable Additional Primary Liquidity Provider, as applicable, shall have the right to become the Controlling Party; or

(ii)	in the case of any Additional Primary Liquidity Provider with respect to any Additional Certificates not having the benefit of an Additional Policy, at any time after a date, similar to the Liquidity Provider Reimbursement Date, set forth in the applicable Additional Primary Liquidity Facility, shall have the right to become the Controlling Party unless the Policy Provider or any Additional Policy Provider that is then acting as the Controlling Party pays within 15 Business Days after the receipt of written notice from any Additional Primary Liquidity Provider satisfying the foregoing provisions of this clause (ii) (a ‘‘Potential Controlling Liquidity Provider’’) to each Potential Controlling Liquidity Provider all outstanding drawings and interest thereon owing to each such Potential Controlling Liquidity Provider under the applicable Additional Primary Liquidity Facility including all interest accrued thereon to such date.

The minimum sale price requirement applicable to the Equipment Notes prior to the issuance of any Additional Equipment Notes or Additional Certificates will apply to all the Equipment Notes and Additional Equipment Notes.

If the Policy Provider or an Additional Policy Provider is the Controlling Party, such Controlling Party will have the right to vote the Series G-1 Equipment Notes and all the Senior Additional Equipment Notes to the same extent that the Policy Provider would have the right to vote the Series G-1 Equipment Notes prior to the issuance of any Additional Equipment Notes or Additional Certificates.

The event described in clause (x) of the definition of Triggering Event shall apply to either the Class G-1 Certificates or any class of Senior Additional Certificates.

Additional Equipment Notes

Each series of Senior Additional Equipment Notes will rank pari passu with the Series G-1 Equipment Note under the Indenture. Each series of Junior Additional Equipment Notes will rank pari passu with the Series B-1 Equipment Note under the Indenture.

The redemption provisions, including the non-redemption period and the redemption price (including any premium payable in connection with any redemption), for any series of Additional Equipment Notes may differ from those applicable to the Equipment Notes and will be determined at the time of the issuance of such Additional Equipment Notes.

The initial inclusion of spare parts appropriate for installation on any additional aircraft type will be subject to the consent to the Policy Provider and each Additional Policy Provider as well as the ratings confirmation by each Rating Agency as described in ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral’’ above with respect to each class of outstanding Certificates and Additional Certificates.

The Senior Collateral Ratio and the Rotable Ratio will apply to the Series G-1 Equipment Note and all Senior Additional Equipment Notes on an aggregated basis. The Subordinated Collateral Ratio will apply to all Equipment Notes and Additional Equipment Notes on an aggregated basis. The option to redeem the Series G-1 Equipment Note or the Equipment Notes in order to comply with any of the foregoing Ratios (as described above in ‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral — Appraisal and Maintenance of Ratios’’) will apply to the Series G-1 Equipment Note and all Senior Additional Equipment Notes collectively or the Equipment Notes and all Additional Equipment Notes collectively, as the case may be.

The requirement to redeem the Series G-1 Equipment Note or the Series B-1 Equipment Note as a result of the violation of the fleet size maintenance covenant (as described above in

‘‘DESCRIPTION OF THE EQUIPMENT NOTES — Collateral — Fleet Reduction’’) will apply to the Series G-1 Equipment Note and all Senior Additional Equipment Notes collectively or to the Series B-1 Equipment Notes and all Junior Additional Equipment Notes collectively.

JetBlue's ability to sell, lease, transfer or relinquish possession of any Pledged Spare Part or any Spare Engine other than as permitted by the Indenture or the Collateral Maintenance Agreement will be subject to the prior written consent of the Policy Provider and each Additional Policy Provider.

Except as otherwise described herein, generally, any matter requiring the consent of the Policy Provider or any Liquidity Provider with respect to an amendment or waiver of any provision of the Intercreditor Agreement or any Operative Agreement will also require the consent of each Additional Policy Provider, each Additional Primary Liquidity Provider and each Additional Above-Cap Liquidity Provider.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following summary describes all material generally applicable U.S. federal income tax consequences to Certificateholders of the purchase, ownership and disposition of the Certificates and in the opinion of Holland & Knight LLP, special tax counsel to JetBlue (‘‘Tax Counsel’’), is accurate in all material respects with respect to the matters discussed therein. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates that are citizens or residents of the United States, corporations created or organized in or under the laws of the United States or any state therein or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust (‘‘U.S. Persons’’) that will hold the Certificates as capital assets (‘‘U.S. Certificateholders’’). This summary does not address the tax treatment of U .S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, partnerships, holders subject to the mark-to-market rules, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a ‘‘functional currency’’ other than the U.S. Dollar, nor, except as otherwise specified, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. JetBlue has not sought any ruling from the U.S. Internal Revenue Service (the ‘‘IRS’’) with respect to the tax consequences described below, and JetBlue cannot assure you that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the Certificates.

U.S. Certificateholders

Taxation of U.S. Certificateholders Generally

In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, the Trusts will be classified as grantor trusts for U.S. federal income tax purposes. A U.S. Certificateholder will be treated as owning its pro rata undivided interest in the Equipment Note held by the Trust and any other property held by the Trust. Accordingly, each U.S. Certificateholder's share of interest paid on an Equipment Note will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder's method of accounting for U.S. federal income tax purposes. Any amounts received by a Trust under a Liquidity Facility or Policy in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

A U.S. Certificateholder who is treated as purchasing an interest in an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the ‘‘market discount’’ rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount. A U.S. Certificateholder who purchases an interest in an Equipment Note at a premium may elect to amortize the premium as an offset to interest income on the Equipment Note under rules prescribed by the Code and Treasury regulations promulgated under the Code.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee, the Primary Liquidity Provider, the Above-Cap Liquidity Provider and the Policy Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder's share of such fees or expenses will be allowed only to the extent that all of such holder's miscellaneous itemized deductions, including such holder's share of such fees and expenses, exceed 2% of such holder's adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Redemption of Equipment Notes

In the event an Equipment Note is redeemed in whole or in part, a U.S. Certificateholder generally will recognize capital gain or loss based upon the difference between such U.S. Certificateholder's share of the principal amount and Premium and Break Amount, if any, paid with respect to such Equipment Note and such U.S. Certificateholder's basis in its interest in the Equipment Note (or, in the case of a partial redemption, an allocable portion thereof).

Sale or Other Disposition of the Certificates

Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder's adjusted tax basis in the Equipment Notes and any other property held by the corresponding Trust. Any gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 15%. After December 31, 2010, this maximum rate is scheduled to return to the previous maximum rate of 20%.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest on an Equipment Note to, or on behalf of, any beneficial owner of a Certificate that is for U.S. federal income tax purposes a nonresident alien (other than certain former United States citizens or residents), foreign corporation, foreign trust, or foreign estate (a ‘‘non-U.S. Certificateholder’’) will not be subject to U.S. federal withholding tax provided that:

•	the non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of JetBlue;

•	the non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or a controlled foreign corporation for U.S. tax purposes that is related to JetBlue; and

•	certain certification requirements (including identification of the beneficial owner of the Certificate) are complied with.

Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of Premium or Break Amount paid on an Equipment Note by a non-U.S.

Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Backup Withholding

Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax (currently at the rate of 28%) unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code.

CERTAIN DELAWARE TAXES

The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Morris, James, Hitchens & Williams, Wilmington, Delaware counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), imposes certain requirements on employee benefit plans subject to Title I of ERISA (‘‘ERISA Plans’’), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, ‘‘Plans’’)) and certain persons (referred to as ‘‘parties in interest’’ or ‘‘disqualified persons’’) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction . A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the ‘‘Plan Asset Regulation’’), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan's assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in the Trust by benefit plan investors (including Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan's investment in the entity) is not ‘‘significant’’ within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, benefit plan investors will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

The fiduciary of a Plan that proposes to purchase and hold any Certificates (or any Class of Additional Certificates) should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, JetBlue and its affiliates, the Underwriter, the Mortgagee, the Trustees, the Policy Provider and the Liquidity Providers. In addition, whether or not the assets of a Trust are deemed to be Plan assets under the Plan Asset Regulation, if Certificates of a class are purchased by a Plan and Certificates of a subordinate Class or any class of Additional Certificates are held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of such subordinate Class of Certificates or such class of Additional Certificates of its right to purchase such class of Certificates upon the occurrence and during the continuation of a Triggering Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption (‘‘PTCE’’) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a ‘‘qualified professional asset manager’’), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the ‘‘Class Exemptions’’) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this Prospectus Supplement, JetBlue has agreed to cause each Trust to sell to each of the underwriters the following aggregate face amounts of the Certificates:

Underwriters	Face Amount of Class G-1 Certificates	Face Amount of Class B-1 Certificates
Morgan Stanley & Co. Incorporated	$66,716,000	$44,477,000
Greenwich Capital Markets, Inc.	7,412,000	4,941,000
Total	$74,128,000	$49,418,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the Certificates if any Certificates are purchased. If an underwriter defaults on its purchase commitment, the purchase commitments of the non-defaulting underwriter may be increased or the offering of the Certificates may be terminated.

JetBlue will pay the underwriters compensation totaling $2,285,601. In addition, JetBlue will pay to Morgan Stanley & Co. Incorporated a structuring fee of $247,092. JetBlue estimates that its out-of-pocket expenses for this offering, not including underwriting discounts and commissions, will be approximately $1,700,000.

The underwriting agreement provides that JetBlue will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If JetBlue is unable to provide this indemnification, it will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Certificates are a new issue of securities with no established trading market. JetBlue does not intend to apply for the listing of the Certificates on a national securities exchange. The underwriters have advised JetBlue that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at the sole discretion of an underwriter. Accordingly, no assurance can be given as to the liquidity of, or the trading markets for, the Certificates.

From time to time, in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates perform investment banking and advisory services for, and provide general financing and banking services to, JetBlue and its affiliates. Morgan Stanley Capital Services Inc., an affiliate of Morgan Stanley & Co. Incorporated, will act as the Above-Cap Liquidity Provider. The obligations of Morgan Stanley Capital Services Inc. under the Above-Cap Liquidity Facility will be fully and unconditionally guaranteed by its parent company, Morgan Stanley, which is also the parent company of Morgan Stanley & Co. Incorporated.

JetBlue expects that delivery of the Certificates will be made against payment therefor on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the fifth business day following the date hereof (this settlement cycle being referred to as T+5). Under Rule 15c6-1 of the Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date hereof or the next business day will be required, by virtue of the fact that the Certificates initially will settle in T+5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

To facilitate the offering of the Certificates, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, an underwriter may overallot in connection with the offering, creating a short position in the Certificates for its own account. In addition, to cover overallotments or to stabilize the price of the Certificates, an underwriter may bid for, and purchase, Certificates in the open market. Finally, any underwriter may reclaim selling concessions allowed to an agent or a dealer for distributing Certificates in the offering, if it repurchases previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth JetBlue's ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense and the portion of rent expense representative of the interest factor.

Year Ended December 31,					Nine Months Ended September 30,
2005(1)	2004	2003	2002	2001	2006(1)
—	1.6x	3.1x	2.7x	1.9x	—

(1)	Earnings were inadequate to cover fixed charges by $39 million and $40 million for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

LEGAL MATTERS

The validity of the Certificates is being passed upon for JetBlue by Holland & Knight LLP, New York, New York, and the validity of the Certificates is being passed upon for the Underwriters by Shearman & Sterling LLP, New York, New York. Holland & Knight LLP and Shearman & Sterling LLP will rely on the opinion of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreements.

EXPERTS

The consolidated financial statements of JetBlue Airways Corporation appearing in JetBlue Airways Corporation's Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and JetBlue Airway Corporation's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that JetBlue Airways Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of a material weakness described therein) included therein, and incorporated herein by reference. Such financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of MBIA Inc. and subsidiaries and the financial statements of MBIA Insurance Corporation and subsidiaries incorporated in this Prospectus Supplement by reference to MBIA Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The references to SH&E, and to its appraisal report, dated as of October 24, 2006, are included herein in reliance upon the authority of such firm as an expert with respect to the matters contained in its appraisal report.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by JetBlue with the Commission are incorporated by reference in this Prospectus Supplement:

Filing	Date Filed
Current Report on Form 8-K	January 31, 2006
Annual Report on Form 10-K for the year ended December 31, 2005	February 14, 2006
Portions of JetBlue's Proxy Statement on Schedule 14A that are incorporated by reference into Part III of JetBlue's Annual Report on Form 10-K for the year ended December 31, 2005	April 21, 2006
Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2005	May 19, 2006
Current Report on Form 8-K	March 24, 2006
Quarterly Report on Form 10-Q for the quarter ended March 31, 2006	April 25, 2006
Current Report on Form 8-K	April 25, 2006
Current Report on Form 8-K	May 9, 2006
Current Report on Form 8-K	May 12, 2006
Quarterly Report on Form 10-Q for the quarter ended June 30, 2006	July 25, 2006
Quarterly Report on Form 10-Q for the quarter ended September 30, 2006	October 24, 2006

JetBlue's Commission file number is 000-49728.

Reference is made to the information under ‘‘Incorporation of Certain Documents by Reference’’ in the accompanying Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

JetBlue files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document JetBlue files at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. JetBlue's SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like JetBlue, who file reports electronically with the SEC.

The SEC allows JetBlue to ‘‘incorporate by reference’’ into this prospectus the information JetBlue files with the SEC, which means that JetBlue can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement. JetBlue incorporates by reference the documents listed under the caption ‘‘INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE’’ (excluding any portions of such documents that have been ‘‘furnished’’ but not ‘‘filed’’ for purposes of the Exchange Act).

All documents JetBlue files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement and before all of the pass through certificates offered by this Prospectus Supplement are sold are incorporated by reference in this Prospectus Supplement from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that

JetBlue files with the SEC will automatically update and may replace information in this Prospectus Supplement and information previously filed with the SEC.

You may obtain any of these incorporated documents from JetBlue without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from JetBlue in writing or by telephone at the following address:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: Legal Department
(718) 286-7900

Documents may also be available on JetBlue's website at http://investor.jetblue.com. Information contained on JetBlue website is not a prospectus or prospectus supplement and does not constitute part of this Prospectus Supplement.

APPENDIX I—INDEX OF TERMS

Above-Cap Account	S-55
Above-Cap Collateral Account	S-55
Above-Cap Collateral Amount	S-55
Above-Cap Liquidity Facility	S-54
Above-Cap Liquidity Provider	S-56
Above-Cap Liquidity Provider Guarantor	S-56
Above-Cap Payment	S-54
Additional Above-Cap Liquidity Provider	S-86
Additional Certificates	S-84
Additional Equipment Notes	S-84
Additional Policy	S-86
Additional Policy Provider	S-86
Additional Policy Provider Default	S-90
Additional Primary Liquidity Facility	S-90
Additional Primary Liquidity Provider	S-86
Adjusted Fair Market Value	S-73
Administration Expenses	S-64
Applicable Date	S-71
Avoided Payment	S-60
Base Rate	S-52
Break Amount	S-71
Business Day	S-36
Cape Town Convention	S-74
Capped Interest Rate	S-50
Capped LIBOR	S-50
Cash Collateral	S-73
Cash Collateral Account	S-51
Cede	S-45
Certificate Account	S-36
Certificate Owner	S-45
Certificates	S-32
Class B-1 Certificate Owner	S-45
Class B-1 Certificates	S-32
Class B-1 Trust	S-32
Class Exemptions	S-96
Class G-1 Certificate Owner	S-45
Class G-1 Certificates	S-32
Class G-1 Trust	S-32
Class G-1 Trustee	S-33
Code	S-42
Collateral	S-72
Collateral Maintenance Agreement	S-73
Collateral Ratios	S-73
Commission	S-5
Company	S-29
Controlling Junior Class	S-87
Controlling Party	S-62
Controlling Senior Class	S-87
Current Distribution Date	S-66
Debt Balance	S-79
Default Period	S-57
Designated Locations	S-79
Distribution Date	S-32
Downgrade Drawing	S-51
DTC	S-38
DTC Participants	S-45
Election Distribution Date	S-60
Equipment	S-82
Equipment Notes	S-69
ERISA	S-95
ERISA Plans	S-95
Event of Loss	S-79
Excess Reimbursement Obligations	S-66
Expected Distributions	S-66
FAA	S-76
Fair Market Value	S-73
Final Disposition	S-57
Final Distributions	S-63
Final Drawing	S-52
Final Expected Distribution Date	S-35
Final Maturity Date	S-35
Final Order	S-60
Fitch	S-54
GAAP	S-30
Indenture	S-69
Indenture Default	S-38
Indirect DTC Participants	S-45
Individual Drawn Percentage	S-50
Initial Interest Period	S-70
Insolvency Proceeding	S-60
Intercreditor Agreement	S-62
Interest Drawing	S-49
Interest Period	S-70
International Registry	S-74
IRS	S-93
Issuance Date	S-49
JetBlue	S-29
JetBlue Bankruptcy Event	S-82
Junior Additional Certificates	S-84
Junior Additional Equipment Notes	S-84
LIBOR	S-70
Liquidity Event of Default	S-53
Liquidity Expenses	S-65
Liquidity Facilities	S-49
Liquidity Facility LIBOR	S-53
Liquidity Obligations	S-65
Liquidity Provider Reimbursement Date	S-59
Liquidity Providers	S-56
Maximum Available Commitment	S-49
MBIA	S-29
Minimum Sale Price	S-63
Moody’s	S-18

Mortgagee	S-69
Non-Defaulting Provider	S-90
Non-Performing Equipment Note	S-51
Non-Purchasing Provider	S-88
non-U.S. Certificateholder	S-94
Note Purchase Agreement	S-69
Operative Agreements	S-73
Pass Through Trust Agreements	S-32
Payment Default	S-81
Performing Equipment Note	S-51
Plan Asset Regulation	S-95
Plans	S-95
Pledged Spare Parts	S-73
Policy	S-56
Policy Drawing	S-66
Policy Expenses	S-66
Policy Provider	S-56
Policy Provider Agreement	S-61
Policy Provider Amounts	S-66
Policy Provider Default	S-63
Policy Provider Election	S-57
Policy Provider Obligations	S-65
Pool Balance	S-37
Pool Factor	S-37
Potential Controlling Liquidity Provider	S-91
Potential Provider Controlling Party	S-88
Premium	S-72
Primary Liquidity Facility	S-49
Primary Liquidity Provider	S-49
Prior Funds	S-56
Provider Distribution Date	S-58
PTC Event of Default	S-41
PTCE	S-96
QIBs	S-47
Qualified Spare Parts	S-72
Rating Agency	S-74
Reference Agency Agreement	S-70
Reference Agent	S-70
Reference Date	S-70
Regular Distribution Dates	S-70
Relevant Outstanding Amount	S-57
Repairables	S-68
Replacement Facility	S-51
Required Amount	S-49
Rotable Ratio	S-73
Rotables	S-68
SAP	S-30
Scheduled Payment	S-36
SEC	S-31
Section 1110	S-82
Senior Additional Certificates	S-84
Senior Additional Equipment Notes	S-84
Senior Collateral Ratio	S-73
Series	S-69
Series B-1 Equipment Note	S-69
Series G-1 Equipment Note	S-69
SH&E	S-23
Spare Engine	S-74
Special Distribution Date	S-35
Special Payment	S-35
Special Payments Account	S-36
Standard & Poor’s	S-18
Stated Interest Rates	S-34
Subordinated Collateral Ratio	S-73
Subordination Agent	S-62
Subsequent Potential Provider Controlling Party	S-88
Tax Counsel	S-93
Termination Date	S-60
Termination Notice	S-53
Threshold Rating	S-51
Transportation Code	S-41
Triggering Event	S-41
Trust Agreement	S-32
Trust Indenture Act	S-42
Trust Property	S-32
Trustee	S-32
Trusts	S-32
Undrawn Percentage	S-50
U.S. Certificateholders	S-93
U.S. Persons	S-93

SH&E    International Air Transport Consultancy

A FULL APPRAISAL OF SELECTED SPARE PARTS OWNED BY
JETBLUE AIRWAYS

Prepared for:

jetBlue

Prepared by:

SH&E, Inc.

October 24, 2006

1	Introduction, Determination & Assumptions	1
	1.1 Introduction	1
	1.2 Determination	2
	1.3 Assumptions	3
	1.4 Market for the Subject Assets	4
2	Description of Assets	5
	2.1 Spare Parts	5
	2.1.1 Spare Parts Nomenclature	5
	2.1.2 Part Conditions	6
	2.2 The Subject Assets	7
3	Methodology	8
	3.1 Definition of Terms	8
	3.2 Spare Parts Appraisal Methodology	8
	3.3 Appraisal of the Subject Assets	9
	3.4 Value Adjustments	11
4	Qualifications	12
5	Limitations	13

Appendices

Appendix A – Summary of Part Exclusions

Appendix B – Current Market Value Summary

6150/24 Oct 06	Page i

1	INTRODUCTION, DETERMINATION & ASSUMPTIONS

1.1	INTRODUCTION

JetBlue Airways, Inc. (‘‘JetBlue,’’ the ‘‘Airline’’ or the ‘‘Client’’) has retained Simat, Helliesen & Eichner, Inc. (‘‘SH&E’’) to conduct a Full Appraisal of substantially all of the aircraft spare parts owned by JetBlue (collectively, the ‘‘Subject Assets’’). The spare parts are associated with JetBlue's fleet of Airbus A320 and Embraer EMB-190 aircraft. This appraisal provides SH&E's opinion as to the Current (or Fair) Market Value (‘‘CMV’’) of the Subject Assets.

SH&E conforms to the fundamental concepts and definitions of aircraft valuation established by the International Society of Transport Aircraft Trading (‘‘ISTAT’’).

A Full Appraisal includes a physical inspection of the assets and their appropriate technical records. In the case of spare parts inventories, the inspection aims to determine the accuracy and integrity of the inventory report, to ensure that the necessary records are available and to verify that the parts are stored in an industry-acceptable manner.

In the course of preparing this appraisal, SH&E conducted limited physical inspections of JetBlue's warehouse facilities at New York's John F. Kennedy International Airport (‘‘JFK International’’) and Boston Logan International Airport, together with the airports at Long Beach, CA and at Orlando and Fort Lauderdale, FL. Parts at these locations represent over 80% of the value of the Subject Assets.

6150/24 Oct 06	Page 1

1.2	DETERMINATION

SH&E has determined the adjusted Current Market Value1 of the Subject Assets, expressed in 2006 United States dollars, to be:

$164.73 million

Figure 1-1 below provides the value of the inventory by aircraft type and part type.

______________________________________________________________

Figure 1-1: Value Summary (US$ millions)
______________________________________________________________

SHE Fleet	Part Type	Lines	Qty	Cost	Adjusted Current Market Value
A320	EXP	11,853	203,320	$7.72	$9.03
A320	REP	5,554	5,562	$23.68	$21.88
A320	ROT	2,793	2,793	$68.95	$52.26
CF34-10	EXP	1,138	8,668	$1.32	$1.59
CF34-10	ROT/REP	411	411	$4.78	$4.63
EMB 190	EXP	8,166	64.215	$5.26	$6.48
EMB 190	REP	2,536	2,536	$11.32	$12.04
EMB 190	ROT	867	867	$31.05	$29.54
V2527	EXP	2,456	49,751	$2.16	$2.28
V2527	ROT/REP	741	741	$26.59	$22.63
INT	EXP	6,439	631,121	$1.66	$1.62
INT	ROT/REP	979	979	$0.91	$0.75
Total		43,933	970,964	$185.41	$164.73

Source: JetBlue Airways & SH&E

[1]	The adjusted CMV represents the value of the Subject Assets after exclusions and adjustments for part condition and inventory accuracy.

6150/24 Oct 06	Page 2

1.3	ASSUMPTIONS

SH&E relied on the following assumptions while performing this valuation:

•	That the Subject Assets meet all relevant specifications and performance capabilities.

•	That SH&E could rely upon JetBlue's determination as to the condition or status of the Subject Assets. Any variation in status would affect the values referenced herein.

•	That SH&E could rely upon JetBlue's determination of ineligible assets.

•	That the Subject Assets are owned by the Client. (SH&E has not addressed any ownership rights.)

•	That the Subject Assets' records are in compliance with International Civil Aviation Organization (‘‘ICAO’’) standards and, furthermore, that all Life Limited Parts (‘‘LLPs’’) records are traceable to the Original Equipment Manufacturer.[2]

•	That all normally required maintenance has been performed, including compliance with all mandatory U.S. Federal Aviation Administration (‘‘FAA’’) Airworthiness Directives.

•	That the Subject Assets will continue to be certified for operations under FAA, European Aviation Safety Agency (‘‘EASA’’), the Civil Aviation Authority (‘‘CAA’’) or a comparable authority, and have maintenance performed, as necessary, that is in accordance with industry-recognized standards.

•	That all of the data and information provided by JetBlue is an accurate representation of the actual conditions or circumstances of the Subject Assets.

•	That certain spare parts located at San Juan, PR have been re-located to the JetBlue facility at JFK International and have therefore included in this valuation.[3]

•	That the Subject Assets have not been involved in any major incident or accident that resulted in significant damage to the asset.

[2]	The required records are those that provide operating history information for each LLP from the date of its first delivery by the Original Equipment Manufacturer (‘‘OEM’’) to its first operator and for each subsequent installation.

[3]	Please see a more detailed explanation on page 8 of this report.

6150/24 Oct 06	Page 3

1.4	MARKETFORTHESUBJECTASSETS

Aftermarket parts companies have two principal sources of product other than the parts manufacturer or other parts companies. They can obtain material either from airlines and manufacturers selling surplus inventory or from companies selling dismantled aircraft and engines. Dismantled aircraft or engines, otherwise known as ‘‘part-outs,’’ are invariably of two categories: either they have been in service for so long that the earliest production aircraft have depreciated to a point that it is economically viable to part them out; or they have been assessed as a total constructive loss after a major accident. (It should be noted that many airlines will not purchase such incident-related material.) Most aircraft become potential part-out candidates after they have been in service for something approaching 16 years. Thus, for aircraft and engine types that have been in service for less than that length of time, there is a limited supply of spare parts other than from the OEMs.

The A320 family of aircraft allows considerable interchangeability of parts. The first two non-incident related A320s were parted out earlier this year but this added an insignificant amount of material to the aftermarket. Currently, there are 2,783 such aircraft in service and a further 1,631 are on order with delivery dates extending to 2015. The demand for A320 parts is, therefore, significant and unlikely to diminish in the foreseeable future.

The Embraer 190 aircraft type is so new that there are effectively no applicable parts in the aftermarket and it is SH&E's expectation that any parts that were offered for sale would trade at or near list price. There is considerable interchangeability of parts between the Embraer 190 and Embraer 170 and there are currently 178 such aircraft in service and 717 more are on order with delivery dates extending to 20124. Most observers agree that this aircraft type is likely to be highly successful. SH&E is therefore of the opinion that the associated spare parts would be very attractive if placed on the open market.

[4]	A320 and EMB-190 family fleet data, ACAS September 2006. Orders include options.

6150/24 Oct 06	Page 4

2	DESCRIPTION OF ASSETS

2.1	SPAREPARTS

2.1.1	Spare Parts Nomenclature

Aircraft and engine spare parts are generally categorized as follows:

Rotables

Rotable parts are those components that can be repeatedly and economically restored to a serviceable condition over a period approximating the life of the flight equipment to which they are related. When in need of overhaul, rotable components are generally worth 30-50% of new and, after overhaul, they are typically worth 70-85% of new, depending on the age of the aircraft type.

Examples of rotable parts include thrust reversers, auxiliary power units, landing gears, generators, valves and actuators. Rotable parts normally have a unique serial number.

Repairables

Repairables are those components or parts that can be economically restored to a serviceable or overhauled condition but that have a life that is considerably shorter than the life of the flight equipment to which they are related. In addition, they can be overhauled or repaired only a limited number of times. When in need of overhaul or repair, repairable parts are typically worth 30-50% of new and after overhaul 60-80% of new.

Examples of repairable parts include engine cowlings, fairings and blades, flap track assemblies, certain bearings, duct assemblies and fittings.

Expendables

Expendables are parts or material that, once used, cannot be re-used. If not serviceable, they generally cannot be overhauled or repaired.

Life Limited Parts

Life Limited Parts (‘‘LLPs’’) are parts that have a finite operating life that is defined by hours, cycles or calendar limit and are usually found in engines and landing gear assemblies. When an LLP reaches its life limit, it cannot be overhauled or repaired and typically is destroyed. ‘‘Back-to-birth’’ records provide operating history information for each LLP from the date of its first delivery by the Original Equipment Manufacturer (‘‘OEM’’) to its first operator and for each subsequent installation. Such records, although not specifically mandated by regulatory authorities, are considered commercially essential and absence or incompleteness of such records can render a component unmarketable.

6150/24 Oct 06	Page 5

Interchangeable Parts

Many airlines' systems also employ a subcategory of parts called interchangeable parts. This designation refers to parts that can be used on multiple aircraft or engine types. Interchangeable parts can further be designated as rotable, expendable or Life Limited Parts.

Examples of interchangeable parts include communications radios and certain hydraulic pumps as well as many interior items such as galley equipment.

2.1.2	Part Conditions

The condition of aircraft and engine parts is classified as follows:

New

New parts have never been used and are normally in the manufacturer's original packaging.

Overhauled

Overhauled parts have been repaired and tested to defined overhaul standards specified by the manufacturer, an airline or the repair vendor. The overhaul process restores the part to near new service standard.

Serviceable

Service cable spare parts are in condition satisfactory for incorporation in, installation on, attachment or appurtenance to or use in an aircraft, engine or another spare part or appliance.

As Removed

An ‘‘as removed’’ part is in the condition that it was in when it was removed from an operator's aircraft or engine. Such a part can be installed, if operating normally prior to removal, without prior testing on an aircraft or engine only in the same operator's fleet. In all other cases, an ‘‘as removed’’ part must be inspected and tested in an approved manner before it can be declared serviceable.

Unserviceable

Unserviceable parts have been removed from service, either because they did not work correctly, or because, upon inspection and testing, they were found not to meet certain prescribed standards. Such parts can be sent to suitably qualified facilities for repair or overhaul as required.

Beyond Economic Repair

An unserviceable part that, when inspected and tested, is found to require repairs that are estimated to cost more than the part is worth is declared ‘‘Beyond Economic Repair’’ (‘‘BER’’) and is usually scrapped.

6150/24 Oct 06	Page 6

Airworthiness of Parts

All parts, regardless of whether they are classified as ‘‘New,’’ ‘‘Overhauled’’ or ‘‘Serviceable,’’ remain airworthy only as long as the part continues to comply with all approved storage, maintenance and FAA Airworthiness Directives requirements.

2.2	THESUBJECTASSETS

The Subject Assets consist of airframe, avionic and engine spare parts for JetBlue's fleet of Airbus A320 and Embraer 190 aircraft. The inventory includes rotable, repairable and expendable spare parts.

SH&E was provided with an electronic inventory listing dated September 27, 2006 from JetBlue's DASH inventory management system. The inventory listing identified each part by JetBlue part number (‘‘JCN’’). For each JCN, JetBlue provided information including manufacturer's part number, fleet, category (rotable, repairable or expendable), acquisition cost, total quantity, and part condition. The total inventory before adjustments consisted of 59,204 line items representing a quantity of 1,805,059 individual parts.

SH&E excluded certain parts from the appraisal, namely obsolete parts, parts not owned by JetBlue (for example, LiveTV parts), tooling and equipment, parts at international locations, and branded parts specific to the airline (for example, seat covers, carpeting and fabric). After exclusions the appraised inventory consisted of 43,798 line items and 970,753 individual parts. Appendix A summarizes these inventory exclusions.

SH&E included certain spare parts that had been located in San Juan, Puerto Rico on the basis that JetBlue management advised SH&E that such parts would be transferred to JetBlue's facility at the John F. Kennedy Airport of New York City not later than the end of October 2006. SH&E has agreed to perform a physical validation of the transfer of such parts shortly thereafter and confirm such transfer to the relevant parties in writing.

6150/24 Oct 06	Page 7

3	METHODOLOGY

3.1	DEFINITION OF TERMS

Current Market Value

The Current (or Fair) Market Value (‘‘CMV’’, or ‘‘FMV’’) is the appraiser's opinion of the most likely trading price that will result in an open and unrestricted market for an individual asset. CMV assumes that the asset is valued for its highest, best use; that the parties to the hypothetical sale transaction are willing, able, and knowledgeable; that neither is under any unusual pressure for a prompt sale; that the transaction would be negotiated in an open and unrestricted market, on an arm's-length basis, for cash or equivalent consideration; and that an adequate amount of time for effective exposure to prospective buyers and subsequent consideration has been afforded. Unless stated otherwise, the total CMV of multiple assets represents the aggregate of the individual assets' Current Market Values were they to be sold on an asset-by-asset basis, rather than the value of the assets if sold in bulk.

3.2	SPARE PARTS APPRAISAL METHODOLOGY

Since SH&E was formed in 1963, the firm has appraised virtually every major type of commercial jet and turboprop aircraft, together with engines, spare parts, flight simulators, maintenance tooling, hangar facilities and ground equipment. SH&E's appraisals are performed in accordance with the Principles of Appraisal Practice and Code of Ethics established by the International Society of Transport Aircraft Trading (‘‘ISTAT’’).

SH&E's standard parts appraisal can be summarized as a calculation of an adjustment to the owner’s internal inventory value. The statistically based adjustment is achieved by the development of a representative, dollar-weighted, stratified sample of the parts, the valuation of that sample, and then the application of a derived adjustment factor to the sample and then to the entire population of parts. That process, as it applies to JetBlue, is more fully described in Section 3.3 below.

6150/24 Oct 06	Page 8

The CMV of the individual parts that make up each sample is determined by investigating the current sale price for overhauled or serviceable parts, based on information from independent third parties, manufacturers' parts lists and SH&E files.

This dollar-weighted stratification sampling technique has the benefit of capturing a large dollar volume of parts while sampling a reasonable number of line items.

Sometimes appraisals are obtained for a small portion of single part numbers, usually about 1% to 3% of the total number of line items but representing approximately 35% of inventory value. The sample is supplemented with information from SH&E files of other recent valuations including known sales histories of certain parts and the actual buying history of other airlines.

Condition Adjustment

The CMV of unserviceable parts calculated using ratios of serviceable to unserviceable values obtained from prior SH&E parts appraisals and applied to SH&E's findings made during the physical inspection and audit.

Quantity Adjustment

The aggregate CMV is further adjusted to reflect the observed accuracy of the inventory reporting system anti to account for quantity deficiencies.

3.3	APPRAISAL OF THE SUBJECT ASSETS

SH&E obtained from JetBlue an itemized database of the parts to be valued. The data identified each part by aircraft type, and provided information that included manufacturer’s part number, fleet, category (rotable, repairable or expendable), acquisition cost, quantity and condition.

SH&E compiled a single database of the JetBlue inventory that contained 43,798 line items after exclusions.

6150/24 Oct 06	Page 9

The inventory was grouped by aircraft type and part type. Each grouping was sorted by descending unit cost value and then divided into separate strata of approximately equal total value based on JetBlue's reported cost for each line item. An additional stratum was created to provide consideration for parts with a reported zero acquisition cost. Parts listed with zero cost were further researched and valued separately.

A detailed pricing survey was performed on all manufacturer part numbers using SH&E's internal resources containing over six million price records from independent third parties, airlines, and spare part suppliers. SH&E was successful in determining market prices for approximately 36,013 individual line items representing approximately 82% of total line items and 91% of the historic cost. SH&E determined market prices for the parts based on an assumption that each part would be purchased separately, as a single unit in new condition. Values were then adjusted to reflect each part's reported condition as appropriate (overhauled, serviceable or unserviceable).

For those parts that had been successfully matched and priced, SH&E calculated the ratio between the researched price and the unit cost. The weighted average ratio of priced parts in each stratum was applied to the entire population of parts in that group. Parts listed at very low cost were valued by applying a market ratio and parts with zero cost were further researched and valued individually.

JetBlue operates the largest fleet of Embraer 190 (‘‘EMB 190’’) aircraft and, as the launch customer, owns probably the largest inventory of EMB 190 parts. SH&E compared JetBlue's acquisition cost to the manufacturer's catalog price for EMB 190 parts and discovered that, on average, JetBlue's reported cost was lower than the manufacturer's list price. The secondary market for EMB 190 parts is practically non-existent and the only source for this material is directly from the Original Equipment Manufacturer. As a launch customer, JetBlue may have received preferential pricing, and SH&E is of the opinion that the Aggregate Current Market Value of JetBlue's EMB 190 inventory is higher than the Airline's reported cost.

Due to the very limited aftermarket supply of EMB 190 aircraft parts, SH&E believes that in the secondary market individual parts would trade very close to list price. Therefore, market value ratios for each stratum of EMB 190 airframe and CF34 engine parts were determined by comparing JetBlue's reported acquisition cost to the manufacturer's list price.

6150/24 Oct 06	Page 10

3.4	VALUE ADJUSTMENTS

SH&E adjusted the value of each individual part based on the reported condition of each part. The CMV of unserviceable parts was calculated using ratios of serviceable to unserviceable values obtained from prior parts appraisals.

SH&E conducted a limited physical inspection to validate the reported quantities and condition of the Subject Assets. For this appraisal, SH&E visited JetBlue's warehouse facilities at New York, Boston, Long Beach, Orlando and Fort Lauderdale.

The results of SH&E's audit indicated that JetBlue's inventory accuracy is well above industry standards and within SH&E's tolerance for value adjustments for inventory accuracy. Audit discrepancies represented an average variance of less than 1% of audited value.

6150/24 Oct 06	Page 11

4	QUALIFICATIONS

Founded in 1963 and with offices in New York, Boston, Washington and London, SH&E is the world's largest consulting firm specializing in commercial aviation. Its staff of over 90 personnel encompasses expertise in all disciplines of the industry and the firm has provided appraisal, consulting, strategic planning, and technical services to airlines, leasing companies, government agencies, airframe and engine manufacturers, and financial institutions.

A related service that SH&E offers its clients is Asset Management. Over the last few years, SH&E has been the principal Asset Manager responsible for the recovery and subsequent re-marketing of a number of individual aircraft and some significant portfolios. In addition, we have been the advisors and re-marketing agents to such financial institutions as Bank of New York, Wachovia Bank, Wilmington Trust, NationsCredit, and NationsBank. In the course of those and other similar assignments we have sold, leased or parted-out over 180 aircraft, a like number of engines and approximately $30 million worth of spare parts.

In addition to the above aircraft valuations, SH&E annually values in excess of $3 billion worth of aircraft spare parts and spare engines. We have developed a statistically based methodology for the appraisal of spare parts that provides accurate valuations with known confidence levels. SH&E has also valued a number of portfolios of ground equipment, the valuations of which have been assisted by our recent acquisition, on behalf of a client, of sufficient ground equipment for the start-up of an eight-aircraft airline.

This active participation in the marketplace provides SH&E with practical and first hand knowledge of aircraft values and lease rates. SH&R annually appraises aviation equipment worth over $15 billion. The major U.S. bond rating agencies have used SH&E's Residual Value model to validate their own depreciation schedules.

6150/24 Oct 06	Page 12

5	LIMITATIONS

SH&E used information supplied by the Client together with in-house data accumulated through other recent studies of aircraft parts transactions.

SH&E's opinions are based upon historical relationships and expectations that it believes are reasonable.

Some of the underlying assumptions, including those described above or detailed explicitly or implicitly elsewhere in this report, may not materialize because of unanticipated events and circumstances. SH&E's opinions could, and would, vary materially, should any of the above assumptions prove to be inaccurate.

The opinions expressed herein are not given for, or as an inducement or endorsement for, any financial transaction. They are prepared for the exclusive use of the addressee. SH&E accepts no responsibility for damages, if any, that result from decisions made or actions taken based on this report.

This report does not address the validity of title or ownership of the items discussed herein.

This report reflects SH&E's expert opinion and best judgment based upon the information available to it at the time of its preparation. SH&E does not have, and does not expect to have, any financial interest in the appraised property.

For SH&E:

Clive G. Medland, FRAeS

Senior Vice President
Senior Appraiser

International Society of
Transport Aircraft Trading

24 October 2006

6150/24 Oct 06	Page 13

SH&E    International Air Transport Consultancy

APPENDIX A
SUMMARY OF PART EXCLUSIONS

Appendix A — Summary of Part Exclusions

Exclusion	Lines	Qty	Cost
EXCLUDED LOCATIONS	808	3,994	$5,870,455
TOOLING	8,737	83,446	$7,956,699
PARTS AT FOREIGN VENDORS	243	243	$2,591,685
ENGINE	2	2	$1,959,163
BRANDED AND NON-AIRCRAFT PARTS	4,051	153,255	$1,928,770
QEC KIT	1	1	$1,632,838
LIVE TV PARTS	1,274	592,843	$298,477
NON A/C PARTS	30	30	$206,947
OBSOLETE PARTS	121	277	$121,612
SCRAPPED PARTS	2	2	$1,957
PARTS NOT OWNED	2	2	$0
Grand Total	15,271	834,095	$22,568,603

Source: JetBlue Airways & SH&E
______________________________________________________________

Note: Inventory dated September 27, 2006

6150/24 Oct 06

SH&E    International Air Transport Consultancy

APPENDIX B
CURRENT MARKET VALUE SUMMARY

Appendix B — Current Market Value Summary
Inventory dated September 27, 2006

Aircraft	Part Type	Lines	Qty	Ext Cost	Unadj Ext CMV	Unadj Ext CMV (Condition Adj)	Integrity Factor	Final CMV
A320	EXP	11,853	203,320	$7,722,721	$9,124,621	$9,124,621	99%	$9,033,374
	REP	5,554	5,562	$23,680,900	$30,542,838	$22,098,891	99%	$21,877,902
	ROT	2,793	2,793	$68,951,406	$82,582,553	$52,792,793	99%	$52,264,865
A320 Total		20,200	211,675	$100,355,026	$122,250,011	$84,016,304	99%	$83,176,141

CF34-10	EXP	1,138	8,668	$1,321,433	$1,604,673	$1,604,673	99%	$1,588,626
	ROT/REP	411	411	$4,778,416	$5,689,872	$4,673,998	99%	$4,627,258
CF34-10 Total		1,549	9,079	$6,099,849	$7,294,545	$6,278,670	99%	$6,215,884

E190	EXP	8,166	64,215	$5,261,072	$6,546,989	$6,546,989	99%	$6,481,520
	REP	2,536	2,536	$11,322,880	$14,807,437	$12,156,692	99%	$12,035,125
	ROT	867	867	$31,054,589	$37,292,273	$29,839,827	99%	$29,541,428
E190 Total		11,569	67,618	$47,638,541	$58,646,699	$48,543,508	99%	$48,058,073

INT	EXP	6,439	631,121	$1,658,290	$1,640,920	$1,640,920	99%	$1,624,511
	ROT/REP	979	979	$907,067	$1,177,637	$758,354	99%	$750,770
INT Total		7,418	632,100	$2,565,358	$2,818,556	$2,399,273	99%	$2,375,281

V2527	EXP	2,456	49,751	$2,160,622	$2,299,255	$2,299,255	99%	$2,276,263
	ROT/REP	741	741	$26,593,026	$33,692,941	$22,853,843	99%	$22,625,304
V2527 Total		3,197	50,492	$28,753,648	$35,992,197	$25,153,098	99%	$24,901,567
Grand Total		43,933	970,964	$185,412,422	$227,002,008	$166,390,854	99%	$164,726,946

Aircraft	Part Type	Lines Priced	Qty Priced	Ext Cost Priced	% Lines Priced	% Qty Priced	% Cost Priced
A320	EXP	8,709	152,306	$5,388,418	73%	75%	70%
	REP	5,112	5,120	$21,838,535	92%	92%	92%
	ROT	2,372	2,372	$63,962,964	85%	85%	93%
A320 Total		16,193	159,798	$91,189,917	80%	75%	91%

CF34-10	EXP	843	3,711	$922,388	74%	43%	70%
	ROT/REP	280	280	$3,529,471	68%	68%	74%
CF34-10 Total		1,123	3,991	$4,451,859	72%	44%	73%

E190	EXP	6,766	48,601	$4,367,496	83%	76%	83%
	REP	2,314	2,314	$9,971,812	91%	91%	88%
	ROT	781	781	$29,166,600	90%	90%	94%
E190 Total		9,861	51,696	$43,505,908	85%	76%	91%

INT	EXP	5,675	559,536	$847,690	88%	89%	51%
	ROT/REP	406	406	$793,731	41%	41%	88%
INT Total		6,081	559,942	$1,641,420	82%	89%	64%

V2527	EXP	2,216	41,286	$1,877,658	90%	83%	87%
	ROT/REP	673	673	$25,296,046	91%	91%	95%
V2527 Total		2,889	41,959	$27,173,704	90%	83%	95%

Grand Total		36,147	817,386	$167,962,808	82%	84%	91%

SIMAT, HELLIESEN & EICHNER

www.sh-e.com

NEW YORK	BOSTON
Tel: +1.212.656.9200	Tel: +1.617.218.3500
Fax: +1.212.986.1825	Fax: +1.617.218.3600
E-mail: newyork@sh-e.com	E-mail: boston @sh-e.com

LONDON	WASHINGTON, DC
Tel: +44.20.7242.9333	Tel: +1.202.572.9400
Fax: +44.20.7242.9334	Fax: +1.202.572.9500
E-mall: london@sh-e.com	E-mail: washington@sh-e.com

PROSPECTUS

JETBLUE AIRWAYS CORPORATION

PASS THROUGH CERTIFICATES

Pass through trusts formed by JetBlue Airways Corporation may offer for sale pass through certificates from time to time under this prospectus and one or more prospectus supplements. Each pass through certificate will represent an interest in a pass through trust. The property of the pass through trust will include equipment notes issued by:

•	one or more owner trustees, on a non-recourse basis, to finance or refinance a portion of the purchase price of aircraft that have been or will be leased to us as part of a leveraged lease transaction; or

•	JetBlue to finance or refinance all or a portion of the purchase price of aircraft owned or to be purchased by us.

The pass through certificates will not represent interests in or obligations of JetBlue or any of our affiliates.

Equipment notes issued by any owner trustee will be without recourse to us. For each aircraft, we or the owner trustee will issue one or more equipment notes with an interest rate, final maturity date and ranking of priority of payment described in a prospectus supplement.

The pass through trustee will distribute to the holders of pass through certificates the interest paid on the equipment notes held in the related pass through trust on the dates and at the rates indicated in a prospectus supplement. Holders of pass through certificates will also receive distributions of the principal paid on the equipment notes in scheduled amounts and on dates specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, we will not list the pass through certificates on any national securities exchange.

We will describe the specific terms of a particular series of pass through certificates in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest. THIS PROSPECTUS MAY NOT BE USED TO SELL PASS THROUGH CERTIFICATES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is June 30, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the ‘‘shelf’’ registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time pass through certificates in one or more offerings. Each time that we offer pass through certificates under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under ‘‘Where You Can Find More Information’’ before making an investment in the pass through certificates.

The prospectus supplement will describe: the terms of the series of pass through certificates offered, pricing information, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of these pass through certificates. The prospectus supplement may also contain information about material United States federal income tax considerations relating to the pass through certificates.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. We are not making an offer to sell these pass through certificates in any jurisdiction where the offer or sale of these pass through certificates is not permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our pass through certificates occurs. Our business, financial condition and results of operations may have changed since then.

In this prospectus, we use the terms ‘‘JetBlue,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ to refer to JetBlue Airways Corporation and our consolidated subsidiaries.

JETBLUE and JETBLUE AIRWAYS are registered service marks of JetBlue Airways Corporation in the United States and other countries. This prospectus also contains trademarks and tradenames of other companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at    http://www.sec.gov , which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been ‘‘furnished’’ but not ‘‘filed’’ for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 14, 2006, as amended by Amendment No. 1 on Form 10-K/A filed on May 19, 2006.

•	portions of our Proxy Statement on Schedule 14A filed on April 21, 2006 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	our Current Report on Form 8-K, filed on March 24, 2006.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on April 25, 2006.

•	our Current Report on Form 8-K, filed on April 25, 2006.

•	our Current Report on Form 8-K, filed on May 9, 2006.

•	our Current Report on Form 8-K, filed on May 12, 2006.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the pass through certificates offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: Legal Department
(718) 286-7900

Documents may also be available on our website at http://investor.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our management's beliefs and assumptions concerning future events. When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words ‘‘expects’’, ‘‘anticipates’’, ‘‘intends’’, ‘‘believes’’:, ‘‘plans’’ or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Although these expectations may change, we may not inform you if they do. Our policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this prospectus under ‘‘Risk Factors.’’ In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.

RISK FACTORS

An investment in our pass through certificates involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks, including those that relate to the particular pass through certificates that we will offer, as well as updates or changes to the risks described below, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our pass through certificates could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read ‘‘Special Note About Forward-Looking Statements’’ in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to JetBlue

We operate in an extremely competitive industry.

The domestic airline industry is characterized by low profit margins, high fixed costs and significant price competition. We currently compete with other airlines on all of our routes and, in the future, may face greater competition on our existing as well as our new routes. Many of our competitors are larger and have greater financial resources and name recognition than we do. Following our entry into new markets or expansion of existing markets, some of our competitors have chosen to add service or engage in extensive price competition. Unanticipated shortfalls in expected revenues as a result of price competition or in the number of passengers carried would negatively impact our financial results and harm our business. As we continue to grow, the extremely competitive nature of the airline industry could prevent us from attaining the level of passenger traffic or maintaining the level of fares required to maintain profitable operations in new and existing markets and could impede our growth strategy, which would harm our business.

Continued high fuel costs or a fuel supply shortage would harm our business.

Fuel costs, which have been at unprecedented high levels, comprise a substantial portion of our total operating expenses and, in 2005, became our single largest operating expense. Our average fuel price increased 52.0% in 2005 and has continued to increase in 2006, which has adversely affected our operating results. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. The availability of fuel is dependent on oil refining capacity. When even a small amount of the domestic or global oil refining capacity becomes unavailable, as was experienced during the 2005 hurricane season, supply shortages can result for extended periods of time. Availability is also affected by demand for home heating oil, gasoline and other petroleum products. Because of the effect of these factors on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty.

Our aircraft fuel purchase agreements do not protect us against price increases or guarantee the availability of fuel. Additionally, some of our competitors may have more leverage than we do in obtaining fuel. To partially protect against significant increases in fuel prices, we utilize a fuel hedging program under which we enter into crude oil and heating oil option contracts and swap agreements; however, our fuel hedging program does not completely protect us against price increases and is limited in fuel volume and duration.

Due to the competitive nature of the domestic airline industry, we have not been able to increase our fares substantially when fuel prices have risen and we may not be able to do so in the future. Continued high fuel costs or further price increases or fuel supply shortages may result in a curtailment of scheduled services and would harm our financial condition and results of operations.

If we fail to successfully implement our growth strategy, our business could be harmed.

Our growth strategy involves increasing the frequency of flights to markets we currently serve, expanding the number of markets served and increasing flight connection opportunities. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to sustain or increase our profitability. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We will also need to obtain additional gates at some of our existing destinations. Any condition that would deny, limit or delay our access to airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities.

An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. In addition, our competitors have often chosen to add service, reduce their fares and/or offer special promotions following our entry into a new market. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets in this increased competitive environment, and if we fail to do so our business could be harmed.

Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management reporting systems and procedures to accommodate future growth. While we believe our current systems and procedures are adequate, we cannot assure you that we will be able to develop such additional systems or procedures to accommodate our future expansion on a timely basis, and the failure to do so could harm our business.

We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could harm our ability to meet our growth strategy and impair our ability to service our fixed obligations, including any debt securities issued pursuant to this prospectus.

As of March 31, 2006, our debt of $2.38 billion accounted for 73% of our total capitalization. Most of our long-term and short-term debt has floating interest rates. In addition to long-term debt, we have a significant amount of other fixed obligations under leases related to our aircraft, airport terminal space, other airport facilities and office space. As of March 31, 2006, future minimum payments under noncancelable leases and other financing obligations were approximately $734 million for 2006 through 2010 and an aggregate of $1.1 billion for the years thereafter. We have commenced construction of a new terminal at JFK under a 30-year lease with the Port Authority of New York and New Jersey, or PANYNJ. The minimum payments under this lease will be accounted for as a financing obligation and have been included above.

As of March 31, 2006, we had commitments of approximately $6.28 billion to purchase 185 additional aircraft and other flight equipment over the next seven years, including estimated amounts for contractual price escalations. We will incur additional debt and other fixed obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets. We typically finance our aircraft through either secured debt or lease financing. Although we believe that debt and/or lease financing should be available for our aircraft deliveries, we cannot assure you that we will be able to secure such financing on terms acceptable to us or at all.

Our high level of debt and other fixed obligations could:

•	impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

•	divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

•	require us to incur significantly more interest or rent expense than we currently do, since most of our debt has floating interest rates and five of our aircraft leases have variable-rate rent; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

Our ability to make scheduled payments on our debt and other fixed obligations, including any debt securities issued pursuant to this prospectus, will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We have no lines of credit, other than two short-term borrowing facilities for certain aircraft predelivery deposits. We are dependent upon our operating cash flows to fund our operations and to make scheduled payments on debt and other fixed obligations. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and other fixed obligations as they become due, and if we fail to do so our business could be harmed. If we are unable to make payments on our debt and other fixed obligations, including any debt securities issued pursuant to this prospectus, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our renegotiation efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

If we are unable to attract and retain qualified personnel at reasonable costs or fail to maintain our company culture, our business could be harmed.

Our business is labor intensive, with labor costs representing approximately one-third of our operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we compete against the major U.S. airlines for pilots, mechanics and other skilled labor and some of them offer wage and benefit packages that exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. One of our principal competitive strengths is our service-oriented company culture that emphasizes friendly, helpful, team-oriented and customer-focused employees. Our company culture is important to providing high quality customer service and having a productive workforce that helps keep our costs low. As we grow, we may be unable to identify, hire or retain enough people who meet the above criteria, including those in management or other key positions. Our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and our business may be harmed.

If we fail to successfully take delivery of, operate reliably and integrate into our operations the new EMBRAER 190 aircraft we agreed to purchase, our business could be harmed.

Acquisition of an all-new type of aircraft, such as the EMBRAER 190, involves a variety of risks relating to its ability to be successfully placed into service, including delays in meeting the agreed upon delivery schedule and the inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards. In addition, we also face risks in integrating a second type of aircraft into our existing infrastructure and operations, including, among other things, the additional costs, resources and time needed to hire and train new pilots, technicians and other skilled support personnel. If we fail to successfully take delivery of, operate reliably and integrate into our operations the new EMBRAER 190 aircraft, our business could be harmed.

We rely on maintaining a high daily aircraft utilization rate to keep our costs low, which makes us especially vulnerable to delays.

One of our key competitive strengths is to maintain a high daily aircraft utilization rate, which is the amount of time that our aircraft spend in the air carrying passengers. High daily aircraft utilization allows us to generate more revenue from our aircraft and is achieved in part by reducing turnaround times at airports so we can fly more hours on average in a day. The expansion of our business to include a new fleet type, new destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Our operations are concentrated in the Northeast and Florida, areas which have been vulnerable to delays in the past due to weather and congestion. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

Our business is highly dependent on the New York metropolitan market and increases in competition or a reduction in demand for air travel in this market would harm our business.

We maintain a large presence in the New York metropolitan market, with approximately 73% of our daily flights having JFK, LaGuardia or Newark as either their destination or origin. Our business would be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks or significant price increases linked to increases in airport access costs and fees imposed on passengers. Our business could also be harmed by an increase in the amount of direct competition we face at JFK, LaGuardia or Newark, or by an increase in congestion or delays. As a result, we remain highly dependent on the New York metropolitan market.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

We are increasingly dependent on automated systems and technology to operate our business, enhance customer service and achieve low operating costs, including our computerized airline reservation system, flight operations system, telecommunications systems, website, maintenance systems, check-in kiosks and in-flight entertainment systems. Since we only issue electronic tickets, our website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. During 2006, we plan to replace or upgrade several of these critical systems.

The performance and reliability of our automated systems is critical to our ability to operate our business and compete effectively. These systems cannot be completely protected against events that are beyond our control, including natural disasters, computer viruses or telecommunications failures. Substantial or sustained system failures could impact customer service and result in our customers purchasing tickets from another airline. We have implemented security measures and change control procedures and have disaster recovery plans; however, we cannot assure you that these measures are adequate to prevent disruptions, which, if they were to occur, could result in the loss of important data, increase our expenses, decrease our revenues and generally harm our business.

Our maintenance costs will increase as our fleet ages.

Because the average age of our aircraft is approximately 2.6 years, our aircraft require less maintenance now than they will in the future. We have incurred lower maintenance expenses because most of the parts on our aircraft are under multi-year warranties. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our operating expenses, as our fleet ages and these warranties expire.

We may be subject to unionization, work stoppages, slowdowns or increased labor costs.

Unlike most airlines, we have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Each of our different employee groups could unionize at any time and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.

Our results of operations will fluctuate.

We expect our quarterly operating results to fluctuate due to price changes in aircraft fuel as well as the timing and amount of maintenance and advertising expenditures. Seasonality also impacts our operations, with high vacation and leisure demand occurring on the Florida routes between October and April and on our western routes during the summer. Actions of our competitors may also contribute to fluctuations in our results. We are more susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast, than are some of our competitors. As we enter new markets, we could be subject to additional seasonal variations along with any competitive responses to our entry by other airlines. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding JetBlue. In that event, the price of our common stock could decline, perhaps substantially.

We are subject to the risks of having a limited number of suppliers for our aircraft, our engines and a key component of our in-flight entertainment system.

Our current dependence on two types of aircraft and engines for all of our flights makes us particularly vulnerable to any problems associated with the Airbus A320 aircraft or the IAE International Aero Engines V2527-A5 engine, and the EMBRAER 190 aircraft or the General Electric Engines CF-34-10 engine, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the Federal Aviation Administration, or FAA, resulting in an inability to operate our aircraft. Carriers that operate a more diversified fleet are better positioned than we are to manage such events.

One of the unique features of our fleet is that every seat in each of our aircraft is equipped with free LiveTV. An integral component of the system is the antenna, which is supplied to us by EMS

Technologies, Inc. If EMS were to stop supplying us with its antennas for any reason, we would have to incur significant costs to procure an alternate supplier.

Our business could be harmed if we lose the services of our key personnel.

Our business depends upon the efforts of our Chief Executive Officer, David Neeleman, and our President and Chief Operating Officer, David Barger. The loss of the services of either of these individuals could harm our business.

Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft.

An accident or incident involving one of our aircraft, or an aircraft containing LiveTV equipment, could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. We are required by the Department of Transportation, or DOT, to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

Risks Associated with the Airline Industry

The airline industry has incurred significant losses resulting in airline restructurings and bankruptcies, which could result in changes in our industry.

In 2005, the domestic airline industry reported its fifth consecutive year of losses, which is causing fundamental and permanent changes in the industry. These losses have resulted in airlines renegotiating or attempting to renegotiate labor contracts, reconfiguring flight schedules, furloughing or terminating employees, as well as consideration of other efficiency and cost-cutting measures. Despite these actions, several airlines, including Delta Air Lines and Northwest Airlines in September 2005, have sought reorganization under Chapter 11 of the U.S. Bankruptcy Code permitting them to reduce labor rates, restructure debt, terminate pension plans and generally reduce their cost structure. In the fall of 2005, US Airways, which had been in bankruptcy, and America West completed a merger, which may enable the combined entity to have lower costs and a more rationalized route structure and therefore be better able to compete. It is foreseeable that further airline reorganizations, bankruptcies or consolidations may occur, the effects of which we are unable to predict. We cannot assure you that the occurrence of these events, or potential changes resulting from these events, will not harm our business or the industry.

A future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could adversely affect our industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand. We cannot assure you that these actions, or consequences resulting from these actions, will not harm our business or the industry.

Changes in government regulations imposing additional requirements and restrictions on our operations or the U.S. government ceasing to provide adequate war risk insurance could increase our operating costs and result in service delays and disruptions.

Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the DOT, FAA and the Transportation Security Administration have issued regulations relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

The U.S. government currently provides insurance coverage for certain claims resulting from acts of terrorism, war or similar events. Should this coverage no longer be offered, the coverage that would be available to us through commercial aviation insurers may have substantially less desirable terms, result in higher costs and not be adequate to protect our risk, any of which could harm our business.

JETBLUE AIRWAYS CORPORATION

JetBlue Airways Corporation is a major low-cost passenger airline that provides high-quality customer service at low fares primarily on point-to-point routes. We focus on serving markets that previously were underserved and/or large metropolitan areas that have had high average fares. We have a geographically diversified flight schedule that includes both short-haul and long-haul routes. We intend to maintain a disciplined growth strategy by increasing frequency on our existing routes, connecting new city pairs and entering new markets.

We commenced service in February 2000 and established our primary base of operations at New York's John F. Kennedy International Airport, or JFK. In August 2001, we began service at our West Coast base of operations, Long Beach Municipal Airport, which serves the Los Angeles area. For the year ended December 31, 2005, JetBlue was the 9 th    largest passenger carrier in the United States based on revenue passenger miles.

We have an experienced management team and a strong company culture with a productive and incentivized workforce that strives to offer high-quality customer service, while at the same time operating efficiently and keeping costs low. Our high daily aircraft utilization and low distribution costs also contribute to our low operating costs. Our widely available low fares are designed to stimulate demand, which we have demonstrated through our ability to increase passenger traffic in the markets we serve. In addition to our low fares, we offer our customers a differentiated product, including new aircraft, leather seats, reliable operating performance, 36 channels of free LiveTV (a satellite TV service with programming provided by DIRECTV® ) and movie selections from FOX InFlight at every seat. Beginning in 2006, we plan to add 100 channels of free XM Satellite Radio to our Airbus A320 fleet, a service which is already available on our EMBRAER 190 fleet.

JetBlue was incorporated in Delaware in August 1998. Our principal executive offices are located at 118-29 Queens Boulevard, Forest Hills, New York 11375 and our telephone number is (718) 286-7900. Our website address is    http://investor.jetblue.com . Information contained on our website is not a prospectus and does not constitute part of this prospectus.

USE OF PROCEEDS

The pass through trustee(s) will use proceeds from the sale of pass through certificates to purchase equipment notes issued by us or an owner trustee secured by aircraft. The equipment notes are or will be issued by:

•	one or more owner trustees on a non-recourse basis to finance or refinance a portion of the purchase price of aircraft that have been or will be leased to us, or

•	us to finance or refinance all or a portion of the purchase price of aircraft owned or to be purchased by us.

The pass through certificates will not represent interests in or obligations of JetBlue or any of our affiliates.

For each leased aircraft, the owner trustee will issue the related equipment notes, as nonrecourse obligations, and authenticated by a bank or trust company, as indenture trustee under either a separate supplement to an existing trust indenture and security agreement between the owner trustee and the indenture trustee or a separate trust indenture and security agreement. The owner trustee will also obtain a portion of the funding for the leased aircraft from an equity investment of one or more owner participants. A leased aircraft may also be subject to other financing arrangements that will be described in the applicable prospectus supplement. In connection with the refinancing of a leased aircraft, the owner trustee may refinance the existing equipment notes through the issuance of notes by a separate trust, which will be described in the applicable prospectus supplement.

We will issue the equipment notes relating to aircraft owned by us under either a separate supplement to an existing trust indenture and mortgage or a separate trust indenture and mortgage.

If the pass through trustee does not use the proceeds of any offering of pass through certificates to purchase equipment notes on the date of issuance of the pass through certificates, it will hold the proceeds for the benefit of the holders of the related pass through certificates under arrangements that we will describe in the applicable prospectus supplement. If the pass through trustee does not subsequently use any portion of the proceeds to purchase equipment notes by the date specified in the applicable prospectus supplement, it will return that portion of the proceeds to the holders of the related pass through certificates. In these circumstances, the prospectus supplement will describe how the proceeds of the pass through certificates will be held or applied including any depositary or escrow arrangements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense and the portion of rent expense representative of the interest factor.

Year Ended December 31,					Three Months Ended March 31, 2006
2001	2002	2003	2004	2005
1.9x	2.7x	3.1x	1.6x	—(1)	—(1)

(1)	Earnings were inadequate to cover fixed charges by $39 million and $52 million for the year ended December 31, 2005 and the quarter ended March 31, 2006, respectively.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the pass through certificates to be offered by this prospectus and certain federal income tax matters with respect to the pass through certificates will be passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., New York, New York and for any agents, underwriters or dealers by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of JetBlue Airways Corporation appearing in JetBlue Airways Corporation's Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and JetBlue Airways Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that JetBlue Airways Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of a material weakness described therein) included therein, and incorporated herein by reference. Such financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.